EXHIBIT T3E(3)

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

x
In re	:	Chapter 11
:
MPM Silicones, LLC, et al.,[1]	:	Case No. 14-22503 (RDD)
:
Debtors.	:	(Jointly Administered)
x

DISCLOSURE STATEMENT FOR JOINT CHAPTER

11 PLAN OF REORGANIZATION FOR MOMENTIVE

PERFORMANCE MATERIALS INC. AND ITS AFFILIATED DEBTORS

Dated: New York, New York

            June 23, 2014

WILLKIE FARR & GALLAGHER LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

Counsel for the Debtors and Debtors in Possession

[1]	The last four digits of the taxpayer identification numbers of the Debtors follow in parentheses: (i) Juniper Bond Holdings I LLC (9631); (ii) Juniper Bond Holdings II LLC (9692); (iii) Juniper Bond Holdings III LLC (9765); (iv) Juniper Bond Holdings IV LLC (9836); (v) Momentive Performance Materials China SPV Inc. (8469); (vi) Momentive Performance Materials Holdings Inc. (8246); (vii) Momentive Performance Materials Inc. (8297); (viii) Momentive Performance Materials Quartz, Inc. (9929); (ix) Momentive Performance Materials South America Inc. (4895); (x) Momentive Performance Materials USA Inc. (8388); (xi) Momentive Performance Materials Worldwide Inc. (8357); and (xii) MPM Silicones, LLC (5481). The Debtors’ executive headquarters are located at 260 Hudson River Road, Waterford, NY 12188.

IMPORTANT NOTICE

THIS DISCLOSURE STATEMENT AND ITS RELATED DOCUMENTS ARE THE ONLY DOCUMENTS AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES TO ACCEPT THE JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR MOMENTIVE PERFORMANCE MATERIALS INC. AND ITS AFFILIATED DEBTORS (THE “PLAN”). NO REPRESENTATIONS HAVE BEEN AUTHORIZED BY THE BANKRUPTCY COURT CONCERNING THE DEBTORS, THEIR BUSINESS OPERATIONS OR THE VALUE OF THEIR ASSETS, EXCEPT AS EXPLICITLY SET FORTH IN THIS DISCLOSURE STATEMENT.

THE DEBTORS URGE YOU TO READ THIS DISCLOSURE STATEMENT CAREFULLY FOR A DISCUSSION OF VOTING INSTRUCTIONS, RECOVERY INFORMATION, CLASSIFICATION OF CLAIMS, THE HISTORY OF THE DEBTORS AND THE REORGANIZATION CASES, THE DEBTORS’ BUSINESSES, PROPERTIES AND RESULTS OF OPERATIONS, HISTORICAL AND PROJECTED FINANCIAL RESULTS AND A SUMMARY AND ANALYSIS OF THE PLAN.

ALL CAPITALIZED TERMS IN THIS DISCLOSURE STATEMENT NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS GIVEN TO THEM IN THE PLAN, A COPY OF WHICH IS ATTACHED TO THIS DISCLOSURE STATEMENT AS EXHIBIT 1.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. THE DEBTORS RESERVE THE RIGHT, WITH THE CONSENT OF THE REQUISITE INVESTORS, TO FILE AN AMENDED PLAN AND RELATED DISCLOSURE STATEMENT FROM TIME TO TIME, SUBJECT TO THE TERMS OF THE PLAN. THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, NOR WILL THERE BE ANY DISTRIBUTION OF ANY OF THE SECURITIES DESCRIBED HEREIN UNTIL THE EFFECTIVE DATE OF THE PLAN.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016(c) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE. THE PLAN AND THIS DISCLOSURE STATEMENT WERE NOT REQUIRED TO BE PREPARED IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE NONBANKRUPTCY LAW. DISSEMINATION OF THIS DISCLOSURE STATEMENT IS CONTROLLED BY BANKRUPTCY RULE 3017. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS DISCLOSURE STATEMENT WAS PREPARED TO PROVIDE PARTIES IN INTEREST IN THESE CASES WITH “ADEQUATE INFORMATION” (AS DEFINED IN SECTION 1125 OF THE BANKRUPTCY CODE) SO THAT THOSE CREDITORS WHO ARE ENTITLED TO VOTE WITH RESPECT TO THE PLAN CAN MAKE AN INFORMED JUDGMENT REGARDING SUCH VOTE ON THE PLAN.

THIS DISCLOSURE STATEMENT CONTAINS ONLY A SUMMARY OF THE PLAN. THIS DISCLOSURE STATEMENT IS NOT INTENDED TO REPLACE A CAREFUL AND DETAILED REVIEW AND ANALYSIS OF THE PLAN; RATHER THIS DISCLOSURE STATEMENT IS INTENDED ONLY TO AID AND SUPPLEMENT SUCH REVIEW. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, THE PLAN SUPPLEMENT (WHICH WILL BE FILED NO LATER THAN 10 CALENDAR DAYS PRIOR TO THE VOTING DEADLINE (DEFINED BELOW)), AND THE EXHIBITS ATTACHED THERETO AND THE AGREEMENTS AND DOCUMENTS DESCRIBED THEREIN. IF THERE IS A CONFLICT BETWEEN THE PLAN AND THIS DISCLOSURE STATEMENT, THE PROVISIONS OF THE PLAN WILL GOVERN. YOU ARE ENCOURAGED TO REVIEW THE FULL TEXT OF THE PLAN AND PLAN SUPPLEMENT AND TO READ CAREFULLY THE ENTIRE DISCLOSURE STATEMENT, INCLUDING ALL EXHIBITS, BEFORE DECIDING HOW TO VOTE WITH RESPECT TO THE PLAN.

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 4:00 P.M. (PREVAILING EASTERN TIME) ON JULY 28, 2014, UNLESS EXTENDED BY THE DEBTORS (THE “VOTING DEADLINE”). TO BE COUNTED, BALLOTS MUST BE RECEIVED BY THE VOTING AGENT (AS DEFINED HEREIN) ON OR BEFORE THE VOTING DEADLINE.

THE EFFECTIVENESS OF THE PLAN IS SUBJECT TO MATERIAL CONDITIONS PRECEDENT. THERE IS NO ASSURANCE THAT THESE CONDITIONS WILL BE SATISFIED OR WAIVED.

IF THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS AGAINST, AND HOLDERS OF INTERESTS IN, THE DEBTORS (INCLUDING, WITHOUT LIMITATION, THOSE HOLDERS OF CLAIMS OR INTERESTS WHO DO NOT SUBMIT BALLOTS TO ACCEPT OR REJECT THE PLAN OR WHO ARE NOT ENTITLED TO VOTE ON THE PLAN) WILL BE BOUND BY THE TERMS OF THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

THIS DISCLOSURE STATEMENT HAS NOT BEEN FILED WITH OR REVIEWED BY, AND THE SECURITIES TO BE ISSUED ON OR AFTER THE EFFECTIVE DATE WILL NOT HAVE BEEN THE SUBJECT OF, OR REGISTERED PURSUANT TO, A REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR WITH ANY OTHER SECURITIES REGULATORY AUTHORITY OF ANY STATE UNDER ANY STATE SECURITIES OR “BLUE SKY” LAWS. THE PLAN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, ANY OTHER SECURITIES REGULATORY AUTHORITY, OR ANY STATE SECURITIES COMMISSION, AND NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

THE DEBTORS BELIEVE THAT THE SOLICITATION OF VOTES ON THE PLAN MADE BY THIS DISCLOSURE STATEMENT, AND THE OFFER OF CERTAIN NEW SECURITIES THAT MAY BE DEEMED TO BE MADE PURSUANT TO THE SOLICITATION, ARE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND RELATED STATE STATUTES BY REASON OF THE EXEMPTION PROVIDED BY SECTION 1145(a)(1) OF THE BANKRUPTCY CODE AND THAT CERTAIN OTHER NEW SECURITIES ARE EXEMPT PURSUANT TO SECTION 4(A)(2) OF THE SECURITIES ACT, AND EXPECT THAT THE OFFER AND ISSUANCE OF THE SECURITIES UNDER THE PLAN WILL BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND RELATED STATE STATUTES BY REASON OF THE APPLICABILITY OF SECTION 1145(a)(1) OF THE BANKRUPTCY CODE AND SECTION 4(A)(2) OF THE SECURITIES ACT.

EXCEPT AS OTHERWISE SET FORTH HEREIN, THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE BY THE DEBTORS AS OF THE DATE HEREOF, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT WILL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF OR CREATE ANY DUTY TO UPDATE SUCH INFORMATION.

NO PERSON HAS BEEN AUTHORIZED BY THE DEBTORS IN CONNECTION WITH THE PLAN OR THE SOLICITATION TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT, THE PLAN AND THE EXHIBITS, NOTICES AND SCHEDULES ATTACHED TO OR INCORPORATED BY REFERENCE OR REFERRED TO IN THIS DISCLOSURE STATEMENT AND/OR THE PLAN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE DEBTORS.

IT IS THE DEBTORS’ POSITION THAT THIS DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, AND NOTHING STATED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PERSON, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PERSON, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON THE DEBTORS OR HOLDERS OF CLAIMS OR INTERESTS.

EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

HOLDERS OF CLAIMS OR INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS,

FINANCIAL OR TAX ADVICE. EACH HOLDER SHOULD CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISOR(S) WITH RESPECT TO ANY SUCH MATTERS CONCERNING THIS DISCLOSURE STATEMENT, THE SOLICITATION OF VOTES TO ACCEPT THE PLAN, THE PLAN, THE PLAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

FORWARD-LOOKING STATEMENTS:

THIS DISCLOSURE STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS BASED PRIMARILY ON THE CURRENT EXPECTATIONS OF THE DEBTORS AND PROJECTIONS ABOUT FUTURE EVENTS AND FINANCIAL TRENDS AFFECTING THE FINANCIAL CONDITION OF THE DEBTORS’ AND THE REORGANIZED DEBTORS’ BUSINESSES. IN PARTICULAR, STATEMENTS USING WORDS SUCH AS “BELIEVE,” “MAY,” “ESTIMATE,” “CONTINUE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS IDENTIFY THESE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING THOSE DESCRIBED BELOW UNDER ARTICLE XI. IN LIGHT OF THESE RISKS AND UNCERTAINTIES, THE FORWARD-LOOKING EVENTS AND CIRCUMSTANCES DISCUSSED IN THE DISCLOSURE STATEMENT MAY NOT OCCUR, AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS. CONSEQUENTLY, THE PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS CONTAINED HEREIN SHOULD NOT BE REGARDED AS REPRESENTATIONS BY ANY OF THE DEBTORS, THE REORGANIZED DEBTORS, THEIR ADVISORS OR ANY OTHER PERSON THAT THE PROJECTED FINANCIAL CONDITIONS OR RESULTS OF OPERATIONS CAN OR WILL BE ACHIEVED. EXCEPT AS OTHERWISE REQUIRED BY LAW, NEITHER THE DEBTORS NOR THE REORGANIZED DEBTORS UNDERTAKE ANY OBLIGATION TO UPDATE OR REVISE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE FOLLOWING APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT.

THE DEBTORS AND THE PLAN SUPPORT PARTIES SUPPORT CONFIRMATION OF THE PLAN, AND URGE ALL HOLDERS OF CLAIMS WHOSE VOTES ARE BEING SOLICITED TO ACCEPT THE PLAN.

i

ARTICLE VII.	CONFIRMATION OF THE PLAN OF REORGANIZATION	64

7.1.	Confirmation Hearing	64
7.2.	Confirmation	65
7.3.	Standards Applicable to Releases	70
7.4.	Classification of Claims and Interests	72
7.5.	Consummation	72
7.6.	Exemption from Certain Transfer Taxes	72
7.7.	Retiree Benefits	73
7.8.	Defined Benefit Pension Plan	73
7.9.	Dissolution of Creditors’ Committee	73
7.10.	Termination of Professionals	74
7.11.	Amendments	74
7.12.	Revocation or Withdrawal of the Plan	74
7.13.	Post-Confirmation Jurisdiction of the Bankruptcy Court	74

ARTICLE VIII.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN	76

8.1.	Liquidation Under Chapter 7 of the Bankruptcy Code	76
8.2.	Alternative Plan(s) of Reorganization	76
8.3.	Dismissal of the Reorganization Cases	77

ARTICLE IX.	SUMMARY OF VOTING PROCEDURES	78

ARTICLE X.	DESCRIPTION AND HISTORY OF CHAPTER 11 CASES	78

10.1.	General Case Background	78
10.2.	Retention of Professionals	79
10.3.	Employment Obligations	79
10.4.	Continuing Supplier and Customer Relations	80
10.5.	Motion for Authorization to Pay Prepetition Common Carrier, Warehouse Provider, Freight Forwarder and Related Obligations	80
10.6.	Cash Management System	80
10.7.	Utilities	81
10.8.	Insurance Obligations	81
10.9.	Tax Motion	81
10.10.	Schedules and Statements	81
10.11.	Bar Dates	81
10.12.	The DIP Facilities	82
10.13.	Restructuring Support Agreement and Backstop Commitment Agreement	82
10.14.	Appointment of a Creditors’ Committee	82
10.15.	Adversary Proceedings	83

ARTICLE XI.	CERTAIN RISK FACTORS TO BE CONSIDERED	85

11.1.	Certain Bankruptcy Considerations	85
11.2.	Risks Relating to the Capital Structure of the Reorganized Debtors	89
11.3.	Risks Relating to Tax and Accounting Consequences of the Plan	93
11.4.	Risks Associated with the Company’s Businesses	93

ARTICLE XII.	RIGHTS OFFERING PROCEDURES	100

12.1.	Overview of Rights Offerings	100
12.2.	The Rights Offering Procedures	101
12.3.	Calculation of Total Outstanding Shares	102

ARTICLE XIII.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN	104

13.1.	Introduction	104
13.2.	Federal Income Tax Consequences to the Debtors	105
13.3.	Federal Income Tax Consequences to Holders of Certain Claims	107

ARTICLE XIV.	SECURITIES LAW MATTERS	110

14.1.	Rights to Purchase in the Rights Offering	110
14.2.	Section 1145 Securities	111
14.3.	4(a)(2) Securities	113

ARTICLE XV.	PROCEDURES FOR DISTRIBUTIONS UNDER THE PLAN	115

15.1.	Distributions	115
15.2.	No Postpetition Interest on Claims	115
15.3.	Date of Distributions	116
15.4.	Distribution Record Date	116
15.5.	Disbursing Agent	116
15.6.	Delivery of Distribution	117
15.7.	Unclaimed Property	118
15.8.	Satisfaction of Claims	118
15.9.	Manner of Payment Under Plan	118
15.10.	Fractional Shares/De Minimis Cash Distributions	118
15.11.	No Distribution in Excess of Amount of Allowed Claim	119
15.12.	Exemption From Securities Laws	119
15.13.	Setoffs and Recoupments	119
15.14.	Withholding and Reporting Requirements	120
15.15.	Hart-Scott Rodino Antitrust Improvements Act	120

ARTICLE XVI.	PROCEDURES FOR RESOLVING CLAIMS	120

16.1.	Objections to Claims	120
16.2.	Amendment to Claims	121
16.3.	Disputed Claims	121
16.4.	Estimation of Claims	121
16.5.	Expenses Incurred On or After the Effective Date	122

Annexed as exhibits (the “Exhibits”) to this Disclosure Statement are copies of the following documents:

•	Plan (Exhibit 1)

•	Liquidation Analysis (Exhibit 2)

•	Reorganized Debtors’ Projected Financial Information (Exhibit 3)

•	Disclosure Statement Order (without exhibits) (Exhibit 4)

•	Section 1145 Rights Offering Procedures, Subscription Agreement and Beneficial Holder Subscription Form (Exhibit 5-A)

•	4(a)(2) Rights Offering Procedures, Subscription Agreement and Beneficial Holder Subscription Form (Exhibit 5-B)

•	Valuation Analysis (Exhibit 6)

•	Replacement First Lien Notes Term Sheet (Exhibit 7)

•	Replacement 1.5 Lien Notes Term Sheet (Exhibit 8)

•	Illustrative Pro Forma Capital Structure (Exhibit 9)

ARTICLE I.

INTRODUCTION

1.1.	General.

Momentive Performance Materials Inc. and certain of its affiliates as debtors and debtors in possession (collectively, the “Debtors”),2 in chapter 11 cases pending before the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), hereby transmit this disclosure statement (as may be amended, supplemented or otherwise modified from time to time, the “Disclosure Statement”), pursuant to section 1125 of title 11 of the United States Code (the “Bankruptcy Code”), in connection with the Debtors’ solicitation of votes to confirm the Joint Chapter 11 Plan of Reorganization for Momentive Performance Materials Inc. and its Affiliated Debtors, dated as of June 23, 2014 (the “Plan”). All Plan Documents are subject to revision and modification from time to time prior to the Effective Date (subject to the terms of the Plan and with the consent of the Requisite Investors), which may result in material changes to the terms of the Plan Documents. On the Effective Date, the Plan, all Plan Documents and all other agreements entered into or instruments issued in connection with the Plan and any Plan Document, shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto and shall be deemed to become effective simultaneously.

The purpose of this Disclosure Statement is to set forth information: (i) regarding the history of the Debtors and their businesses; (ii) describing the Reorganization Cases; (iii) concerning the Plan; (iv) advising the holders of Claims and Interests of their rights under the Plan; (v) providing information regarding eligibility and participation in the Rights Offerings for New Common Stock; and (vi) assisting the holders of Claims entitled to vote on the Plan in making an informed judgment regarding whether they should vote to accept or reject the Plan.

On June 23, 2014, after notice and a hearing, the Bankruptcy Court entered an order [Docket No. 508] (the “Disclosure Statement Order”), which, among other things: (i) approved this Disclosure Statement as containing “adequate information” to enable a hypothetical, reasonable investor typical of holders of Claims against or Interests in the Debtors to make an informed judgment as to whether to accept or reject the Plan; and (ii) authorized the Debtors to use this Disclosure Statement in connection with the solicitation of votes to accept or reject the Plan. The Disclosure Statement Order establishes July 28, 2014 at 4:00 p.m. (prevailing Eastern Time) as the voting deadline for the return of Ballots accepting or rejecting the Plan (the “Voting Deadline”). APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

[2]	This Disclosure Statement and the proposed Joint Plan of Reorganization for MPM Silicones, LLC and Its Affiliated Debtors relate to the following debtors and debtors-in-possession: (i) Juniper Bond Holdings I LLC; (ii) Juniper Bond Holdings II LLC; (iii) Juniper Bond Holdings III LLC; (iv) Juniper Bond Holdings IV LLC; (v) Momentive Performance Materials China SPV Inc.; (vi) Momentive Performance Materials Holdings Inc.; (vii) Momentive Performance Materials Inc.; (viii) Momentive Performance Materials Quartz, Inc.; (ix) Momentive Performance Materials South America Inc.; (x) Momentive Performance Materials USA Inc.; (xi) Momentive Performance Materials Worldwide Inc.; and (xii) MPM Silicones, LLC.

The Disclosure Statement Order sets forth in detail the deadlines, procedures and instructions for voting to accept or reject the Plan and participating in the Rights Offerings, and for filing objections to confirmation of the Plan, the record date for voting purposes and the applicable standards for tabulating Ballots. In addition, detailed voting instructions accompany each Ballot. Each holder of a Claim entitled to vote on the Plan should read this Disclosure Statement and the Exhibits hereto, including the Plan and the Disclosure Statement Order, as well as the instructions accompanying the Ballot in their entirety before voting on the Plan. These documents contain important information concerning the classification of Claims and Interests for voting purposes and the tabulation of votes. No solicitation of votes may be made except pursuant to this Disclosure Statement and section 1125 of the Bankruptcy Code. In voting on the Plan, holders of Claims entitled to vote should not rely on any information relating to the Debtors and their businesses other than the information contained in this Disclosure Statement, the Plan and all Exhibits hereto and thereto.

PURSUANT TO THE RSA, THE PLAN SUPPORT PARTIES, REPRESENTING APPROXIMATELY 90% IN DOLLAR AMOUNT OF CLASS 6 CLAIMS, HAVE AGREED TO SUPPORT AND VOTE TO ACCEPT THE PLAN AFTER THE ENTRY OF AN ORDER APPROVING THIS DISCLOSURE STATEMENT AND THE SOLICITATION OF VOTES ON THE PLAN.

THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS IN CLASSES 4, 5, 6 AND 9 VOTE TO ACCEPT THE PLAN.

Additional copies of this Disclosure Statement (including Exhibits) are available upon request to the Debtors’ claims and voting agent, Kurtzman Carson Consultants LLC (“KCC”), at the following address:

Momentive Performance Materials Ballot Processing Center

c/o Kurtzman Carson Consultants LLC

2335 Alaska Avenue

El Segundo, CA 90245

They may also be obtained by contacting KCC via telephone at (888) 249-2792 or for international calls at (310) 751-2607. Additional copies of this Disclosure Statement (including Exhibits) can also be accessed free of charge from the following website: www.kccllc.net/mpm.

A Ballot for voting to accept or reject the Plan is enclosed with this Disclosure Statement for the holders of Claims that are entitled to vote to accept or reject the Plan. If you are a holder of a Claim entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the procedures for voting on the Plan, please contact KCC at the address above.

In addition, holders of Class 6 Claims will also receive a subscription form with accompanying instructions for participating in the Rights Offerings. Detailed procedures with respect to the Rights Offerings are attached as Exhibits 5-A and 5-B to this Disclosure Statement and will also be provided separately to parties entitled to participate in the Rights Offerings. The deadline to participate in the Rights Offerings is August 1, 2014 at 5:00 p.m. (prevailing Eastern time).

Each holder of a Claim entitled to vote on the Plan should read this Disclosure Statement, the Plan, the other Exhibits attached hereto and the instructions accompanying the Ballots in their entirety before voting on the Plan. These documents contain important information concerning the classification of Claims and Interests for voting purposes and the tabulation of votes.

1.2.	The Confirmation Hearing.

In accordance with the Disclosure Statement Order and section 1128 of the Bankruptcy Code, a hearing will be held before the Honorable Robert D. Drain, United States Bankruptcy Judge for the Southern District of New York, United States Bankruptcy Court, 300 Quarropas Street, White Plains, New York 10601-4140 on August 18, 2014 at 10:00 a.m. (prevailing Eastern Time), to consider confirmation of the Plan. The Debtors will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code, and they have reserved the right to modify the Plan to the extent, if any, that confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, subject to the terms of the Plan and the consent of the Requisite Investors. Objections, if any, to confirmation of the Plan must be served and filed so that they are received on or before July 28, 2014 at 4:00 p.m. (prevailing Eastern Time), in the manner set forth in the Disclosure Statement Order. The hearing on confirmation of the Plan may be adjourned from time to time without further notice except for the announcement of the adjourned date and time at the hearing on confirmation or any adjournment thereof or an appropriate filing with the Bankruptcy Court.

At the Confirmation Hearing, the Bankruptcy Court will, among other things:

•	determine whether sufficient majorities in number and amount from each Class entitled to vote have delivered properly executed votes accepting the Plan to approve the Plan;

•	hear and determine objections, if any, to the Plan and to confirmation of the Plan that have not been previously disposed of;

•	determine whether the Plan meets the confirmation requirements of the Bankruptcy Code; and

•	determine whether to confirm the Plan.

1.3.	Classification of Claims and Interests.

The following table designates the Classes of Claims against and Interests in the Debtors, and specifies which Classes are: (a) impaired or unimpaired by the Plan, (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (c) deemed to accept or reject the Plan.

Class	Designation	Impairment	Entitled to Vote
Class 1	Priority Non-Tax Claims	No	No (Deemed to accept)
Class 2	Other Secured Claims	No	No (Deemed to accept)
Class 3	Cash Flow Facility Claims	No	No (Deemed to accept)
Class 4	First Lien Note Claims	Yes[3]	Yes
Class 5	1.5 Lien Note Claims	Yes[4]	Yes
Class 6	Second Lien Note Claims	Yes	Yes
Class 7	General Unsecured Claims	No	No (Deemed to accept)
Class 8	Senior Subordinated Note Claims	Yes	No (Deemed to reject)
Class 9	Holdings PIK Note Claims	Yes	Yes
Class 10	Existing Securities Law Claims	Yes	No (Deemed to reject)
Class 11	Existing Interests	Yes	No (Deemed to reject)

1.4.	Voting; Holders of Claims Entitled to Vote.

(a)	General Voting Procedures.

Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are “impaired” and that are not deemed to have rejected a chapter 11 plan are entitled to vote to accept or reject such proposed plan. Generally, a claim or interest is “impaired” under a plan if the holder’s legal, equitable or contractual rights are altered under such plan. Classes of claims or equity interests under a chapter 11 plan in which the holders of claims or equity interests are unimpaired are deemed to have accepted such plan and are not entitled to vote to accept or reject the proposed plan. In addition, classes of claims or equity interests in which the holders of claims or equity interests will not receive or retain any property on account of their claims or equity interests are deemed to have rejected the chapter 11 plan and are not entitled to vote to accept or reject such plan.

[3]	The Debtors reserve the right to assert that the treatment provided to holders of First Lien Note Claims and 1.5 Lien Note Claims pursuant to Sections 5.4 and 5.5 of the Plan renders such holders unimpaired.
[4]	See footnote 3.

Under the Plan:

•	Claims in Classes 4, 5, 6 and 9 are impaired, will receive a distribution on account of such Claims to the extent provided in the Plan and are entitled to vote to accept or reject the Plan; provided, however, that the Debtors reserve the right to assert that the treatment provided to holders of Claims in Classes 4 or 5 renders such Claims unimpaired;

•	Claims in Classes 1, 2, 3 and 7 are unimpaired and, as a result, holders of such Claims are deemed to have accepted the Plan and are not entitled to vote to accept or reject the Plan; and

•	Claims and Interests in Classes 8, 10 and 11 are impaired and the holders of such Claims and Interests will not receive any distribution on account of such Claims and Interests. As a result, the holders of Claims and Interests in those Classes are deemed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.

The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the claims that cast ballots for acceptance or rejection of the chapter 11 plan. Your vote on the Plan is important. The Bankruptcy Code requires as a condition to confirmation of a chapter 11 plan that each class that is impaired and entitled to vote under a plan vote to accept such plan, unless the requirements of section 1129(b) of the Bankruptcy Code are satisfied.

If a Class of Claims entitled to vote on the Plan rejects the Plan, the Debtors reserve the right, with the consent of the Requisite Investors, to amend the Plan and/or to request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to such Class. Section 1129(b) of the Bankruptcy Code permits the confirmation of a chapter 11 plan notwithstanding the non-acceptance of such plan by one or more impaired classes of claims or equity interests, so long as at least one impaired class of claims or interests votes to accept such plan (excluding any votes of insiders). Under that section, a chapter 11 plan may be confirmed by a bankruptcy court if it does not “discriminate unfairly” and is “fair and equitable” with respect to each non-accepting class.

If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. This Disclosure Statement, the Exhibits attached hereto, the Plan and the related documents are the only materials the Debtors are providing to creditors for their use in determining whether to vote to accept or reject the Plan, and it is the Debtors’ position that such materials may not be relied upon or used for any purpose other than to vote to accept or reject the Plan.

Please complete and sign your Ballot(s) and, unless you are sending your Ballot to an Intermediary (as defined below) for inclusion in a master Ballot, return such Ballot to the Debtors’ claims and voting agent (the “Voting Agent”) at the applicable address below:

Momentive Performance Materials Ballot Processing Center

c/o Kurtzman Carson Consultants

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

TO BE COUNTED, YOUR ORIGINAL BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE ACTUALLY RECEIVED BY THE VOTING AGENT NO LATER THAN 4:00 P.M., PREVAILING EASTERN TIME, ON JULY 28, 2014, UNLESS EXTENDED BY THE DEBTORS. YOUR BALLOT MAY BE SENT VIA MAIL, OVERNIGHT COURIER OR MESSENGER. FAXED COPIES AND VOTES SENT ON OTHER FORMS WILL NOT BE ACCEPTED EXCEPT IN THE DEBTORS’ SOLE DISCRETION. ALL BALLOTS MUST BE SIGNED. IF YOU ARE SENDING YOUR BALLOT TO AN INTERMEDIARY FOR INCLUSION IN A MASTER BALLOT, THE INTERMEDIARY MUST RECEIVE YOUR PROPERLY COMPLETED BALLOT BY SUCH TIME AND DATE AS SPECIFIED BY THE INTERMEDIARY THAT ALLOWS THE INTERMEDIARY SUFFICIENT TIME TO PROCESS THE BALLOTS.

The Ballots have been specifically designed for the purpose of soliciting votes on the Plan from the Classes entitled to vote thereon. Accordingly, in voting on the Plan, please use only the Ballots sent to you with this Disclosure Statement or provided by the Voting Agent.

The Debtors have fixed 5:00 p.m. (prevailing Eastern time) on June 19, 2014 (the “Voting Record Date”) as the time and date for the determination of the Persons who are entitled to receive a copy of this Disclosure Statement and all of the related materials and to vote whether to accept or reject the Plan. Accordingly, only holders of Claims of record as of the Voting Record Date that are entitled to vote on the Plan will receive a Ballot and may vote on the Plan.

All properly completed Ballots received prior to the Voting Deadline will be counted for purposes of determining whether a voting Class of impaired Claims has accepted the Plan. Under the Bankruptcy Code, for the Plan to be “accepted,” a specified majority vote is required for each Class of impaired Claims entitled to vote on the Plan. If no votes are received with respect to any Class of impaired Claims entitled to vote on the Plan, then such Class shall be deemed to have accepted the Plan. If any impaired Class fails to have any Allowed Claims or Claims temporarily Allowed by the Court as of the date of the Confirmation Hearing, such Class or Classes will be deemed eliminated from the Plan for all purposes. The Voting Agent will prepare and file with the Bankruptcy Court a certification of the results of the balloting with respect to the Classes entitled to vote.

(b)	Voting Through Intermediaries.

In accordance with Bankruptcy Rule 3017(e), the Debtors will send Ballots to transfer agents, registrars, servicing agents or other intermediaries for, or acting on behalf of,

beneficial holders of certain Claims (collectively, the “Intermediaries”). Specifically, the Debtors will send Ballots to Intermediaries for the holders of Claims in Classes 4 (First Lien Note Claims), 5 (1.5 Lien Note Claims) and 6 (Second Lien Note Claims). Each Intermediary will be entitled to receive, upon request to the Debtors, a sufficient number of Ballots to distribute to the beneficial owners of the Claims for which it is an Intermediary. Each Intermediary who will be tabulating votes of beneficial holders in a summary “master” ballot in the form approved by the Bankruptcy Court (the “Master Ballot”) will tabulate only those votes of its beneficial holders that are received by such Intermediary by such time and date (as specified by the Intermediary) that would allow it to tabulate and return the results to the Voting Agent by the Voting Deadline. Any Intermediaries submitting Master Ballots must certify that none of its beneficial holders has cast more than one vote with respect to any given Claim, even if such holder holds securities of the same type in more than one account. However, persons who hold Claims in more than one voting Class will be entitled to vote their Claims in each such Class, subject to the applicable voting rules. For more information on voting procedures, please see Article IX of this Disclosure Statement.

IMPORTANT - Voting by Intermediary

Timing: If your vote is being processed by an Intermediary, please allow sufficient time for transmission of your ballot to your Intermediary for preparation and delivery to the Voting Agent of a Master Ballot reflecting your vote and the votes of the holders of other Claims tabulated by the Intermediary.

To be counted, your vote must be received either (a) directly by the Voting Agent on or before the Voting Deadline, or (b) if your vote is processed by an Intermediary, by your Intermediary by such time and date as specified by such Intermediary that allows such Intermediary sufficient time to process your Ballot.

Receipt of your Ballot by the Intermediary on or close to the Voting Deadline may not allow sufficient time for the Intermediary to include your vote in the Master Ballot that it must deliver to the Voting Agent by the Voting Deadline.

Questions on Voting Procedures: If you have a question concerning the voting procedures, please contact your Intermediary or the Voting Agent.

(c)	Rights Offerings.

The Plan provides for two rights offerings, the Section 1145 Rights Offering and the 4(a)(2) Rights Offering, to raise an aggregate of $600 million through the issuance of Rights Offering Stock.

(i)	Section 1145 Rights Offering. In accordance with the Section 1145 Rights Offering Procedures and the Backstop Commitment Agreement, each Section 1145 Eligible Holder shall receive

Section 1145 Subscription Rights to acquire its respective Pro Rata Share of Section 1145 Rights Offering Stock pursuant to the terms set forth in the Plan and in the Section 1145 Rights Offering Procedures. Each Section 1145 Subscription Right shall represent the right to acquire one share of Section 1145 Rights Offering Stock for the Rights Exercise Price. The total number of shares of Section 1145 Rights Offering Stock to be issued in connection with the Section 1145 Rights Offering will be 7,656,521. For more details on the Section 1145 Rights Offering, please see the Section 1145 Rights Offering Procedures, and the corresponding subscription agreement and subscription form, which are annexed hereto as Exhibit 5-A.

(ii)	Section 4(a)(2) Rights Offering. In accordance with the 4(a)(2) Rights Offering Procedures and the Backstop Commitment Agreement, each 4(a)(2) Eligible Holder shall receive 4(a)(2) Subscription Rights to acquire its respective Pro Rata Share of 4(a)(2) Rights Offering Stock pursuant to the terms set forth in the Plan and in the 4(a)(2) Rights Offering Procedures. Each 4(a)(2) Subscription Right shall represent the right to acquire one share of 4(a)(2) Rights Offering Stock for the Rights Exercise Price. The total number of shares of 4(a)(2) Rights Offering Stock to be issued in connection with the 4(a)(2) Rights Offering will be 27,065,701. Only 4(a)(2) Eligible Holders who have certified to being an “accredited investor” as defined in Rule 501(a) promulgated under Regulation D of the Securities Act may participate in the 4(a)(2) Rights Offering. For more details on the 4(a)(2) Rights Offering, please see the 4(a)(2) Rights Offering Procedures, and the corresponding subscription agreement and subscription form, which are annexed hereto as Exhibit 5-B.

IMPORTANT INFORMATION REGARDING THE RIGHTS OFFERING AND CALCULATION OF THE TOTAL SHARES OF NEW COMMON STOCK ISSUED UNDER THE PLAN IS SET FORTH IN ARTICLE XII OF THIS DISCLOSURE STATEMENT.

1.5.	Important Matters.

This Disclosure Statement contains projected financial information and certain other forward-looking statements, all of which are based on various estimates and assumptions and will not be updated to reflect events occurring after the date hereof. Such information and statements are subject to inherent uncertainties and to a wide variety of significant business, economic and competitive risks, including, among others, those described herein. Consequently, actual events, circumstances, effects and results may vary significantly from those included in or contemplated by such projected financial information and such other forward-looking statements. The projected financial information contained herein and in the exhibits annexed hereto, therefore, is not necessarily indicative of the future financial condition or results of operations of the Debtors, which in each case may vary significantly from those set forth in such projected financial information. Consequently, the projected financial information and other forward-looking statements contained herein should not be regarded as representations by any of the Debtors, the Reorganized Debtors, their advisors, or any other Person that the projected financial conditions or results of operations can or will be achieved.

ARTICLE II.

SUMMARY OF PLAN AND CLASSIFICATION AND

TREATMENT OF CLAIMS AND INTERESTS THEREUNDER

2.1.	General.

The overall purpose of the Plan is to provide for the restructuring of the Debtors’ liabilities in a manner designed to maximize recovery to stakeholders and to enhance the financial viability of the Reorganized Debtors. Generally, the Plan provides for:

(a)	payment in full in Cash to the Debtors’ general unsecured creditors (including trade creditors) and holders of claims arising from the Cash Flow Facility, First Lien Notes, and 1.5 Lien Notes (in each case, including accrued interest, but with regard to First Lien Notes and 1.5 Lien Notes, not including any premium or “make-whole” amount);[5]

(b)	conversion of the Second Lien Notes into the new equity of Reorganized MPM, pursuant to the terms of the Plan and as described herein, subject to dilution by a management incentive plan and the Rights Offering Stock;

(c)	subscription rights to holders of Second Lien Notes in the $600 million Rights Offerings, giving such holders the opportunity to purchase a percentage of the new Rights Offering Stock at a price per share determined by using the pro forma capital structure and an enterprise value of $2.2 billion and applying a 15% discount to the equity value thereto;

(d)	a recovery to holders of the Holdings PIK Note in the amount of the Cash available at Holdings as of the effective date of the Plan, after taking into account administrative expenses; and

(e)	no recovery to the holders of Senior Subordinated Notes on account of the subordination provisions set forth in the Senior Subordinated Indenture.

Pursuant to the Backstop Commitment Agreement, the Backstop Parties6 have agreed to backstop the Rights Offerings in exchange for a fee, payable in Rights Offering Stock (or, if the Backstop Commitment Agreement is terminated under certain circumstances, in Cash), of an additional 5% of the Rights Offering Amount.

[5]	As described further herein and in the Plan, if Classes 4 (First Lien Note Claims) and 5 (1.5 Lien Note Claims) vote to reject the Plan, holders of Allowed First Lien Note Claims and holders of Allowed 1.5 Lien Note Claims will receive Replacement First Lien Notes and Replacement 1.5 Lien Notes.
[6]	The Backstop Parties consist of holders of approximately 90% of the Second Lien Note Claims, including Apollo and the members of the Ad Hoc Committee of Second Lien Noteholders.

2.2.	Summary of Treatment of Claims and Interests Under the Plan.

The following table classifies Claims against, and Interests in, the Debtors into separate Classes and summarizes the treatment of each Class under the Plan. The table also identifies which Classes are entitled to vote on the Plan based on the provisions of the Bankruptcy Code. Finally, the table indicates the estimated recovery for each Class. The summaries in this table are qualified in their entirety by the description and the treatment of such Claims and Interests in the Plan. As described in Article XI below, the Debtors’ businesses are subject to a number of risks. The uncertainties and risks related to the Reorganized Debtors make it difficult to determine a precise value of the New Common Stock distributed under the Plan. The recoveries and estimates described in the table represent the Debtors’ best estimates given the information available on the date of this Disclosure Statement. All statements relating to the aggregate amount of Claims and Interests in each Class are only estimates based on information known to the Debtors as of the date hereof, and the final amounts of Allowed Claims in any particular Class may vary significantly from these estimates.

In accordance with section 1123(a)(1) of the Bankruptcy Code, DIP Claims, Administrative Expense Claims, Fee Claims, U.S. Trustee Fees and Priority Tax Claims have not been classified. Except as specifically noted therein, the Plan does not provide for payment of postpetition interest on any Allowed Claims.

Important Note on Estimates

The estimates in the tables and summaries in this Disclosure Statement may differ from actual distributions because of variations in the asserted or estimated amounts of Allowed Claims, the existence of Disputed Claims and other factors. Statements regarding projected amounts of Claims or distributions (or the value of such distributions) are estimates by the Debtors based on current information and are not representations as to the accuracy of these amounts. Except as otherwise indicated, these statements are made as of the date of this Disclosure Statement, and the delivery of this Disclosure Statement will not, under any circumstances, imply that the information contained in this Disclosure Statement is correct at any other time. Any estimates of Claims or Interests in this Disclosure Statement may vary from the final amounts of Claims or Interests allowed by the Bankruptcy Court.

Class	Description	Treatment	Entitled to Vote	Estimated Amount of Claims in Class[7]	Estimated Recovery
N/A (unclassified)	DIP Claims	On the Effective Date, All Allowed DIP Term Loan Claims shall be paid in full in Cash. The DIP ABL Claims shall be satisfied in full by either: (a) the conversion on the Effective Date of the DIP ABL Facility into the New ABL Facility in accordance with the terms and conditions of the DIP ABL Credit Agreement; or (b) the termination of all commitments, payment in full in Cash of all outstanding obligations and cash collateralization, return or backstopping of all letters of credit issued thereunder in a manner satisfactory to the DIP Agent.	N/A	$373 million	100%
N/A (unclassified)	Administrative Expense Claims	Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a different treatment, on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date an Administrative Expense Claim becomes an Allowed Claim, the holder of such Allowed Administrative Expense Claim shall receive from the applicable Reorganized Debtor Cash in an amount equal to such Allowed Claim.	N/A	$32 million	100%
N/A (unclassified)	Fee Claims	All Professional Persons seeking allowance by the Bankruptcy Court of a Fee Claim shall be paid in full in Cash in such amounts as are approved by the Bankruptcy Court: (i) upon the later of (x) the Effective Date, and (y) fourteen (14) calendar days after the date upon which the order relating to the allowance of any such Fee Claim is entered, or (ii) upon such other terms as may be mutually agreed upon between the holder of such Fee Claim and the Reorganized Debtors.	N/A	$21.2 million	100%

[7]	The amounts set forth in this chart reflect the Debtors’ most current estimates of projected claim amounts, which reflect changes to the Debtors’ assumptions subsequent to the filing of the Debtors’ Schedules and Statements. The Debtors’ Liquidation Analysis and Financial Projections reflect slightly different estimates due to the fact that they were prepared based on assumptions made by the Debtors prior to the completion of their Schedules and Statements.

Class	Description	Treatment	Entitled to Vote	Estimated Amount of Claims in Class[7]	Estimated Recovery
N/A (unclassified)	U.S. Trustee Fees	The Debtors or Reorganized Debtors, as applicable, shall pay all outstanding U.S. Trustee Fees of a Debtor, including any accrued interest arising under 31 U.S.C. § 3717, on an ongoing basis on the date such U.S. Trustee Fees become due.	N/A	$85,000	100%
N/A (unclassified)	Priority Tax Claims	Except to the extent that a holder of an Allowed Priority Tax Claim agrees to different treatment, each holder of an Allowed Priority Tax Claim shall receive, with the consent of the Requisite Investors, in the Debtors’ or Reorganized Debtors’ discretion, either: (a) on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date a Priority Tax Claim becomes an Allowed Claim, Cash in an amount equal to such Claim; or (b) deferred Cash payments following the Effective Date, over a period ending not later than five (5) years after the Petition Date, in an aggregate amount equal to the Allowed amount of such Priority Tax Claim (with any interest to which the holder of such Priority Tax Claim may be entitled calculated in accordance with section 511 of the Bankruptcy Code).	N/A	$0.00	100%
Class 1	Priority Non-Tax Claims	Claims in this Class are not impaired. Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to a different treatment, on the applicable Distribution Date, each holder of an Allowed Priority Non-Tax Claim shall receive Cash from the applicable Reorganized Debtor in an amount equal to such Allowed Claim.	No (Deemed to accept)	$0.00	100%
Class 2	Other Secured Claims	Claims in this Class are not impaired. Except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, on the applicable Distribution Date each holder of an Allowed Other Secured Claim shall receive, at the election of the Reorganized Debtors: (i) Cash in an amount equal to	No (Deemed to accept)	$2.25 million (not including accrued interest)	100%

Class	Description	Treatment	Entitled to Vote	Estimated Amount of Claims in Class[7]	Estimated Recovery
		such Allowed Claim; or (ii) such other treatment that will render such Other Secured Claim unimpaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Other Secured Claims incurred by a Debtor in the ordinary course of business may be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto, in the discretion of the applicable Debtor or Reorganized Debtor, without further notice to or order of the Bankruptcy Court.
Class 3	Cash Flow Facility Claims	Claims in this Class are not impaired. On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed Cash Flow Facility Claim shall receive, subject to the terms of the Plan, in full satisfaction, settlement, release and discharge of, and in exchange for, such Claim, its Pro Rata Share of Cash in an aggregate amount equal to the Allowed Cash Flow Facility Claims.	No (Deemed to accept)	$20.7 million (not including accrued interest)	100%
Class 4	First Lien Note Claims	Claims in this Class are impaired. On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed First Lien Note Claim shall receive, subject to the terms of the Plan, in full satisfaction, settlement, release and discharge of, and in exchange for, such Claim, its Pro Rata Share of: (i) if Class 4 votes to accept the Plan or is presumed to have accepted the Plan: Cash in an aggregate amount equal to such holder’s Pro Rata portion of the First Lien Cash Pool, or (ii) if Class 4 votes to reject the Plan: Replacement First Lien Notes with a present value equal to the Allowed amount of such holder’s First Lien Note Claim (which may include, in addition to	Yes[8]	$1.1 billion (not including accrued interest)	100%

[8]	The Debtors reserve the right to assert that the treatment provided to holders of First Lien Note Claims pursuant to Sections 5.4 of the Plan renders such holders unimpaired.

Class	Description	Treatment	Entitled to Vote	Estimated Amount of Claims in Class[7]	Estimated Recovery
		the First Lien Note Claims Allowed pursuant to Section 5.4(a) of the Plan, any applicable make-whole claim, prepayment penalty, or Applicable Premium to the extent Allowed by the Bankruptcy Court.
Class 5	1.5 Lien Note Claims	Claims in this Class are impaired. On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed 1.5 Lien Note Claim shall receive, subject to the terms of the Plan, in full satisfaction, settlement, release and discharge of, and in exchange for, such Claim, its Pro Rata Share of: (i) if Class 5 votes to accept the Plan or is presumed to have accepted the Plan: Cash in an aggregate amount equal to such holder’s Pro Rata portion of the 1.5 Lien Cash Pool, or (ii) if Class 5 votes to reject the Plan: Replacement 1.5 Lien Notes with a present value equal to the Allowed amount of such holder’s 1.5 Lien Note Claim (which may include, in addition to the 1.5 Lien Note Claims Allowed pursuant to Section 5.5(a) of the Plan, any applicable make-whole claim, prepayment penalty, or Applicable Premium to the extent Allowed by the Bankruptcy Court.	Yes[9]	$250 million (not including accrued interest)	100%
Class 6	Second Lien Note Claims	Claims in this Class are impaired. On the Effective Date, or as soon thereafter as reasonably practicable, each holder of an Allowed Second Lien Note Claim shall receive, subject to the terms of the Plan and in full satisfaction, settlement, release, and discharge of, and in exchange for, such Claim its Pro Rata Share of (i) the Second Lien Notes Equity	Yes	$1.161 billion plus €133 million (not including accrued interest)	12.8% - 28.1%[10]

[9]	The Debtors reserve the right to assert that the treatment provided to holders of 1.5 Lien Note Claims pursuant to Section 5.5 of the Plan renders such holders unimpaired.
[10]	The total recovery percentage in connection with the Class 6 Second Lien Note Claims will vary based on the total number of shares of New Common Stock that will be issued on the Effective Date, which will, in turn, depend upon the projected amount of net debt of the Reorganized Debtors and their subsidiaries as of the Effective Date. For additional details on the risks associated with the calculation of the total shares of New Common Stock issued under the Plan, please see Article XI of this Disclosure Statement.

Class	Description	Treatment	Entitled to Vote	Estimated Amount of Claims in Class[7]	Estimated Recovery
		Distribution; and (ii) the Subscription Rights; provided that only 4(a)(2) Eligible Holders shall be entitled to participate in the 4(a)(2) Rights Offering.
Class 7	General Unsecured Claims	Claims in this Class are not impaired. Each Allowed General Unsecured Claim shall, at the discretion of the Reorganized Debtors, and to the extent that such Allowed General Unsecured Claim was not previously paid pursuant to an order of the Bankruptcy Court, be: (i) Reinstated as of the Effective Date as an obligation of the applicable Reorganized Debtor, and paid in accordance with the ordinary course terms for such Claim; (ii) paid in full in Cash on the applicable Distribution Date, plus postpetition interest at the rate of (x) the Federal Judgment Rate, computed daily from the Petition Date through the applicable Distribution Date and compounded annually, or (y) to the extent the holder of the General Unsecured Claim notifies the Debtors within five (5) business days prior to the Effective Date, and the Debtors agree, or in the absence of agreement, the Bankruptcy Court determines, that such holder is contractually entitled to an alternate interest rate, then such alternate rate, computed from the Petition Date through the applicable Distribution Date and compounded (if at all) in accordance with the applicable contract; or (iii) receive such other treatment as may be agreed between such holder and the Reorganized Debtors.	No (Deemed to accept)	$23.5 million[11]	100%
Class 8	Senior Subordinated Note Claims	Claims in this Class are impaired. Pursuant to section 510 of the Bankruptcy Code and the provisions of the Senior	No (Deemed to reject)	$382 million (not including accrued interest)	0%

[11]	As of the date of this Disclosure Statement, the deadlines for filing proof of certain claims against the Debtors that arose on or prior to the Petition Date has not yet expired. Therefore, the amount of General Unsecured Claims ultimately Allowed against the Debtors may be greater than the amount set forth herein.

Class	Description	Treatment	Entitled to Vote	Estimated Amount of Claims in Class[7]	Estimated Recovery
		Subordinated Indenture, holders of Senior Subordinated Note Claims shall not receive any Plan Distributions on account of such Claims and any Plan Distribution to which they would have otherwise been entitled on account of such Claims, if any, shall constitute a portion of the recovery of holders of Second Lien Note Claims, and be retained by the Reorganized Debtors, in order to augment the value of the New Common Stock to be received by holders of Second Lien Note Claims.
Class 9	Holdings PIK Note Claims	Claims in this Class are impaired. On the Effective Date, or as soon thereafter as reasonably practicable, each holder of an Allowed Holdings PIK Note Claim shall receive, subject to the terms of the Plan and in full satisfaction, settlement, release, and discharge of, and in exchange for, such Claim its Pro Rata Share of $8.938 million, minus any amounts attributable to Holdings’ share of Administrative Expense Claims or U.S. Trustee Fees; which amounts shall include 100% of amounts owed by Holdings to advisors of the holders of the Holdings PIK Note Claims (as such amount may be agreed upon by such advisors and the applicable holders of the Holdings PIK Note Claims).	Yes	$877 million	Less than 1%
Class 10	Existing Securities Law Claims	Claims in this Class are impaired. Holders of Existing Securities Law Claims shall not receive or retain any distribution under the Plan on account of such Existing Securities Law Claims.	No (Deemed to reject)	$0	0%
Class 11	Existing Interests	Interests in this Class are impaired. Existing Interests shall be cancelled and holders thereof shall not receive or retain any distribution under the Plan on account of such Existing Interests.	No (Deemed to reject)	N/A	0%

The recoveries set forth above are estimates and are contingent upon approval of the Plan as proposed.

2.3.	Timing of Distributions to Holders of General Unsecured Claims

Holders of General Unsecured Claims should expect to receive payment on unpaid Allowed General Unsecured Claims that arose prior to April 13, 2014, either (i) within 15 days following the Effective Date, or (ii) if such claim is due on a later date under ordinary trade terms, then on such later date following the Effective Date. The Debtors cannot predict with certainty when the Effective Date will take place, though they are currently projecting an Effective Date of September 30, 2014 for the purposes of the Financial Projections.

If the Debtors or Reorganized Debtors dispute the validity of a particular claim asserted against them, then such claim will not be considered an “Allowed Claim,” and payment on such claim will be delayed pending the resolution of the dispute. In such a case, the Reorganized Debtors will have one hundred and eighty (180) days following the Effective Date to file an objection to a disputed claim (which time period can be later extended by the Bankruptcy Court). Payment on such disputed claims will not be made until the Bankruptcy Court can resolve the dispute, or such dispute is resolved consensually among the parties.

ARTICLE III.

BUSINESS DESCRIPTION; HISTORICAL INFORMATION

3.1.	The Debtors’ Businesses.

(a)	The Debtors.

Momentive Performance Materials Inc. (“MPM”), together with its Debtor and non-Debtor subsidiaries (collectively, the “Company”), is one of the world’s largest producers of silicones and silicone derivatives, and is a global leader in the development and manufacture of products derived from quartz and specialty ceramics.

The Company manufactures products that are used in thousands of applications and are sold into diverse markets, such as industrial, building and construction, transportation, agriculture, electronics, healthcare and personal care, as well as higher growth markets, such as semiconductor and fiber optics. Silicone products are generally used as additives in a wide variety of end products to provide or enhance certain attributes of such products, such as resistance to heat, ultraviolet light or chemicals, or to add or enhance lubrication, adhesion or viscosity. The Company’s silicone products are used in applications as varied as in the production of tires, hair care products, foam mattresses and adhesive labels, to name a few. The Company’s quartz and specialty ceramics products are used in high-technology industries such as semiconductor manufacturing and in lamp lenses for video projectors. The Company currently maintains 22 production sites located around the world, which allows the Company to produce key products in the Americas, Europe and Asia, and efficiently deliver products to more than 4500 customers in over 100 countries. In 2013, approximately 68% of the Company’s net sales originated outside the United States.

(b)	Company History.

The Company has a 70-year history, with its origins as the Advanced Materials business of General Electric Company (“GE”). In 2006, investment funds affiliated with Apollo Global Management, LLC and certain of its affiliated funds (collectively “Apollo”) acquired the Company from GE. MPM was incorporated in 2006, as a wholly-owned subsidiary of Momentive Performance Holdings Inc. (“Holdings”), for the purpose of acquiring the assets and stock of certain subsidiaries of GE that comprised GE’s Advanced Materials business. The acquisition was completed in December 2006, which led to the majority of the Company’s equity being ultimately held by affiliates of Apollo. On October 1, 2010, Holdings became a subsidiary of a new holding company, Momentive Performance Materials Holdings LLC (“MPM Holdings LLC”), in combination with the acquisition of Momentive Specialty Chemicals Holdings LLC (formerly known as Hexion Specialty Chemicals, Inc.) (“MSC”) by MPM Holdings LLC. Apollo is the majority shareholder of MPM Holdings LLC. In addition, representatives of Apollo comprise a majority of the directors of MPM and Holdings. Neither MPM Holdings LLC nor MSC or any subsidiaries of MSC, are Debtors in these cases.

(c)	Facilities.

The Company maintains twenty-two (22) production facilities and five (5) research and development facilities in the Americas, Europe and Asia, including production facilities in Waterford, New York; Sistersville, West Virginia; Leverkusen, Germany; Ohta, Japan; Termoli, Italy; and Nantong, China. The Company’s research and development facilities are located in Tarrytown, New York; Bangalore, India; Shanghai, China; Kobe, Japan; and Seoul, South Korea.

(d)	Key Product Lines and Applications.

(1)	Silicones.

In 2013, the Company had approximately $2,197 million in worldwide net silicone sales. Product families within the Company’s silicones business include fluids (used in applications relating to textiles, personal care, home care, agriculture and oil and gas), silanes and resins (used in tires, additives for coatings, masonry water repellents and protective coatings for plastics and rubber), elastomers (used in healthcare and automotive applications), intermediates, specialty coatings, room temperature vulcanizers, urethane additives (polyurethane foam additives) and consumer and construction sealants.

Silicones are used in product formulations primarily due to two distinguishing factors: (i) their high degree of inertness (i.e., resistance to heat, electricity and chemical reactions); and (ii) their ability during manufacturing to greatly modify their viscosity, enabling production of end-products with a significant variation in levels of lubricity or adhesion. The Company’s various silicones products are developed using separate finishing processes to generate a wide variety of different performance characteristics and are typically used in applications where traditional materials cannot perform under required conditions. Entirely new applications for silicones continue to emerge as a result of their versatility and broad range of properties.

The primary raw materials used in the production of silicones include silicon metal, siloxane and methanol. Silicon metal is an inorganic material that is not derived from petrochemicals. The Company purchases silicon metal from suppliers around the world under multi-year, one-year or short-term contracts and in the spot market. Siloxane is a key intermediate product which is required to produce the silicones polymer used in the Company’s products. The Company meets the substantial majority of its siloxane requirements through the production of siloxane for its internal use in the Company’s production plants located in Waterford, New York; Leverkusen, Germany and Ohta, Japan and from a joint venture in Jiande, China. The Company also sources a portion of its siloxane needs from third parties. Methanol, a key raw material needed for the production of chlorosilanes, is purchased by the Company from methanol suppliers pursuant to annual or quarterly contracts.

The Company’s silicones product portfolio primarily consists of (i) fluids, (ii) silanes and resins, (iii) intermediates, (iv) silicone elastomers, (v) specialty coatings, (vi) room temperature vulcanizers, (vii) urethrane additives, and (viii) consumer and construction sealants.

(i)	Silicone Fluids

The Company’s silicone fluids products are used primarily in the personal care, home care, auto care, textiles, oil and gas, agriculture and industrial end-markets and are sold under the MPM-owned Magnasoft, Sagtex, Formasil, Silwet, Silsoft, Silshine, Tospearl and Velvesil brands. The addition of the Company’s silicone fluids to end use products, such as shower and bath products, provides benefits such as increasing the richness and creaminess of the lather in shower gels and soaps or enhancing the longevity of fragrances on the skin. Certain of the Company’s silicone fluid can be used as textile enhancers, providing protective coatings to textile and leather. Certain other products may be added to laundry detergents and kitchen and bath cleaners, as well as polishes, waxes and automotive cleaning products in order to enhance properties such as fabric softening, shine and gloss enhancements and improved anti-soil properties. Still others are used as additives for agrochemicals to improve spreading and lower surface tension of spray solutions. Certain other silicone fluids may be added to products such as shampoos, conditioners, antiperspirants, sunscreens, skin lotions, lipsticks and other cosmetics to enhance shine, softening and conditioning, consistent spreading, and silkiness.

(ii)	Silane and Resin

Silane and resin products are used as components in a variety of specialty applications. Resins are used as binders in the production of formulated products such as adhesives, laminates, paints and coatings, and sealants and caulks. They are often used when characteristics such as paintability, high-temperature or harsh environmental resistance are beyond the scope of traditional materials. The Company’s Tospearl resins are also used as light diffusion aids in LCD/LED screens, and as slip agents in plastic packaging materials and paints and coatings. Silanes are used as high-performance coupling agents, adhesion promoters or as reactive intermediates. Silane and resin products are sold into a diverse range of end-markets, including aerospace, construction, coatings and inks, paint, adhesives, electronics, motor vehicles, sealants, rubber and plastics. The Company sells silane and specialty resins under MPM-owned brands including: Silblock, A-Link, Wetlink, Silquest, NXT, Pearlene, SPUR, Tospearl and CoatOSil.

(iii)	Intermediates

Intermediate products are a broad set of by-product materials produced in chemical operation, which are primarily used as inputs for other product portfolios.

(iv)	Silicone Elastomers

Silicone elastomers are blends of silicone polymers and various fillers. Characteristics of silicone elastomers include a broad temperature range, excellent resistance to weathering, low toxicity, good electrical insulation properties and acoustical damping qualities. Silicone elastomers are used in the production of a variety of goods, including gaskets, seals, hoses and tubing, as well as numerous consumer items. Elastomers products are used primarily in the healthcare, consumer products, energy and automotive end-markets and are sold under the MPM-owned brand names Tufel, Ultra Tufel, Silplus, LSR / LIM, Silopren, and Addisil.

(v)	Specialty Coatings

Attributes of Specialty Coatings products include high-temperature resistance, abrasion resistance, pressure sensitive adhesion or release and weatherability. End-markets for Specialty Coatings products include the construction, tape and label, adhesives, electronics and automotive markets. Specialty Coatings products are sold under the MPM-owned brands SilForce, Silgrip, Silblock, and Anchorsil, as well as the Baysilone brand that the Company uses under license from BayerAG.

(vi)	Room Temperature Vulcanizers

Room Temperature Vulcanization (“RTV”) products include highly engineered gels, greases, adhesives, encapsulants and sealants. RTV products are used primarily in micro- and macro-electronics assembly, consumer electronics, automotive, aerospace, consumer goods and industrial sealing applications. The Company’s RTV products are sold under the MPM-owned brand names TSE, SilCool, InvisiSil and SnapSil. Certain of these products are used, for instance in various components of LED lights, including in the fabrication of optical lenses, as LED encapsulants, and as LED die attach, which offer high heat and UV resistant properties.

(vii)	Urethane Additives

Urethane Additive products are used essentially for stabilizing polyurethane foam. Polyurethane applications include furniture, bedding, auto interior, appliances, construction, carpet backing, footwear and synthetic leather. Urethane additive products are sold under the MPM-owned Niax and Geolite brands. For example, Niax additives are used in the production of polyurethane foam in a variety of products, including the slab foam in furniture and bedding, rigid foam used in appliances, and molded foam for automotive interior uses, among others. Application of the Company’s products by foam manufacturers can enhance products by, for example, increasing softness or improving dimensional stability.

(viii)	Consumer and Construction Sealants

Consumer sealants are used by homeowners, builders and contractors for a variety of projects throughout the home including increasing energy efficiency, reducing damaging effects of moisture and protecting the home from pollen, pollution and pests. Construction sealants are used in structural glazing, weather-sealing, and insulated glass applications in new and remedial large-scale commercial building projects. The Company has an exclusive right to use the GE brand for these products pursuant to a licensing arrangement with GE. The Company’s consumer and construction sealant products are also sold under various private labels for a number of hardware and paint retailers.

(2)	Quartz and Specialty Ceramics.

With 2013 worldwide net sales of $201 million, the Company’s Quartz and Specialty Ceramics business is a global leader in the development and manufacturing of fused quartz and ceramic materials. Fused quartz, a man-made glass manufactured principally from quartz sand, is used in processes requiring extreme temperature, high purity and other specific characteristics. Fused quartz and ceramic materials are used in a wide range of industries, including semiconductor, lamp tubing, manufacturing, packaging, cosmetics and fiber optics. The Company is a leading global producer of quartz tubing, ingots and crucibles and high-performance, non-oxide ceramic powders, coatings and solids.

The Company’s Quartz products are used as a superior substitute for glass. On a microscopic level, normal glass is filled with impurities, bubbles and other flaws. For this reason, applications that require transparency and a high level of purity or stress-resistance (such as process equipment for semiconductor manufacturing or lamp lenses for video projectors) require the use of quartz. A significant driver of the Company’s Quartz volumes derives from microchip makers adding to or adjusting their manufacturing lines for newly developed products. The manufacture of quartz products for use in the production of semiconductors generated approximately 45% of the Company’s Quartz business’ revenue for the fiscal year ended December 31, 2013 compared to 41% in 2012 and 48% in 2011.

Naturally occurring quartz sand is the key raw material for many of the products manufactured by the Quartz business, which is currently available from a limited number of suppliers. A single major producer of natural quartz sand controls a significant portion of the market for this key raw material. As a result, such producer exercises significant control over quartz sand prices, which have been steadily increasing. In recent years, these increases have averaged approximately 3-5% per year. The Company is currently negotiating the terms of a new long term supply agreement with such supplier, which the Company expects to enter into in 2014. Other than Quartz sand, the majority of raw materials used to manufacture Quartz products are readily available in the open market.

(e)	Customers.

Through the Company’s worldwide network of production facilities, it serves more than 4,500 customers in over 100 countries. The Company markets an extensive product line to meet a wide variety of customer needs. The Company focuses on customers who are, or have the potential to be, leaders in their industries and have growth objectives that support the Company’s own growth objectives. Many of the Company’s customers are expanding internationally to serve developing areas in Asia, Eastern Europe, Latin America, India and Russia. Maintaining close proximity to international customers allows the Company to serve them more quickly and efficiently and thus build strong relationships. The Company’s customers include leading companies in their respective industries, such as Procter & Gamble, Avery, Continental Tire, Saint Gobain, Unilever, BASF, The Home Depot and Lowe’s.

The Company takes a service-oriented approach to its customers, providing high-quality, reliable products backed by local sales support and technical expertise. An important component of the Company’s strategy is to utilize its broad product capabilities to win high-end specialty business from customers, allowing the Company to become a supplier of choice, utilizing its ability to develop solutions to meet its customers precise needs. In 2013, the Company’s largest customer accounted for less than 3% of its net sales, and the Company’s top twenty customers accounted for approximately 22% of net sales.

As part of agreements with certain customers of the Debtors, and as a benefit to and at the request of such customers, the Debtors from time to time enter into accounts receivable sales whereby the Debtors sell the receivables relating to such customers to certain third-party financial institutions which provide extended payment terms to the Debtors’ customers. These transactions are beneficial both to the Debtors — because they receive payment on receivables sooner than they otherwise would — and the Debtors’ customers, who receive extended payment terms from the financial institutions. The Debtors expect to continue such transactions in the ordinary course pursuant to the relevant underlying documentation following the Petition Date.

(f)	Research and Development.

A key aspect of the Company’s success relies on the continued development of new applications for its existing products and additional technologic advances leading to new products, allowing the Company to provide leading edge technology to their customers. The Company maintains its own research and development facilities, and employees engineers and chemists to develop the Company’s products in in-house laboratories. For the year ended December 31, 2013, the Company spent $70 million on research and development, equaling approximately 3% of revenues.

(g)	Intellectual Property.

The Company owns, licenses or has rights to over 3,600 patents, approximately 100 trademarks and various patent and trademark applications and technology licenses around the world. The Company’s current patents will expire between 2014 and 2031. The Company’s rights under such patents and licenses, particularly those relating to the Company’s Velvesil, Silwet, Silsoft, SPUR+, and NXT brands, technologies and products, are material assets of the Company. The Company also relies on unpatented proprietary manufacturing expertise, continuing technological innovation and other trade secrets to develop and maintain its competitive position.

(h)	Industry Regulatory Matters.

Domestic and international laws regulate the production and marketing of chemical substances. Although almost every country has its own legal procedure for registration and import, laws and regulations in the European Union, the United States, and China are the most significant to the Company’s business. These laws typically prohibit the import or manufacture of chemical substances unless the substances are registered or are on the country’s chemical inventory list, such as the European inventory of existing commercial chemical substances and the U.S. Toxic Substances Control Act inventory. Chemicals that are on one or more of these lists can usually be registered and imported without requiring additional testing in countries that do not have such lists, although additional administrative hurdles may exist. Under such laws, countries may also require toxicity testing to be conducted on chemicals in order to register them or may place restrictions on the import, manufacture and/or use of a chemical.

(i)	Environmental Regulations.

The Company’s operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials, and are therefore subject to extensive environmental regulation at the federal, state and international level. In 2013, the Company incurred capital expenditures of $18 million on an aggregate basis to comply with environmental laws and regulations and to make other environmental improvements. The Company estimates that its capital expenditures in 2014 for environmental controls at its facilities will be approximately $31 million.

3.2.	Employees.

As of December 31, 2013, the Company had approximately 4,500 employees worldwide, including employees of the Debtors’ foreign non-Debtor subsidiaries. Approximately 46% of the Company’s employees are members of a labor union or are represented by workers’ councils that have collective bargaining agreements.

Further, the Company sponsors various pension and similar benefit plans worldwide for its employees. The Debtors’ U.S. defined benefit pension plans were underfunded in the aggregate by $59 million as of December 31, 2013, and certain pension plans sponsored by the Debtors’ foreign non-Debtor affiliates are also underfunded. Annually, the Debtors make certain required contributions on a quarterly basis to their U.S. defined benefit pension plans. The Debtors are required to make contributions of $18.3 million in 2014. In addition to the Debtors’ quarterly contributions to the pension plans, the Debtors make, on an annual basis, a “true-up” payment relating to the previous fiscal year. For fiscal year 2013, the Debtors are required to make a “true-up” payment in the amount of approximately $8 million by September 2014. The Company also maintains unfunded post-retirement benefit plans for retired employees. As of December 31, 2013, the aggregate post-retirement benefit obligation with respect to these plans was $81 million.

The Company also maintains various other benefit plans and bonus programs for its employees. Bonus programs for the Company’s U.S. employees include annual performance bonuses and individual project level bonuses.

3.3.	Related Party Transactions.

(a)	Shared Services Agreement.

In an effort to minimize costs and take advantage of synergies, the Company entered into a Shared Services Agreement with MSC, as amended and restated on March 17, 2011, pursuant to which the Company provides to MSC and MSC provides to the Company, certain services, including, but not limited to, (i) executive and senior management, (ii) administrative support, (iii) human resources, (iv) information technology support, (v) accounting, (vi) finance, (vii) technology development, (viii) legal and (ix) procurement services. The Company has achieved significant cost savings under the Shared Services Agreement with MSC, including savings related to shared services and logistics optimization, best-of-source contractual terms, procurement savings, regional site rationalization, administrative and overhead savings. The Shared Services Agreement establishes certain criteria upon which the costs of such services are allocated between the Company and MSC and requires that a steering committee formed under the Shared Services Agreement meet no less than annually to evaluate and determine an equitable allocation percentage of costs among the Company and MSC. At the origination of the Shared Services Agreement, the allocation percentage was established at 49% for the Company and 51% for MSC. This allocation percentage was further modified in 2013 to 43% for the Company and 57% for MSC. Pursuant to the terms of the Shared Services Agreement, MPM pays to MSC, on a monthly basis, estimated invoices for MPM’s portion of amounts expected to be incurred by MSC on MPM’s behalf. On a quarterly basis, MPM pays to MSC a “true-up” payment, if necessary, reconciling the amounts paid pursuant to the estimated monthly invoices for such quarter with the allocation percentages agreed under the Shared Services Agreement. As of the Petition Date, MPM estimates that it owes MSC approximately $10.5 million for prepetition amounts due under the Shared Services Agreement. As of December 31, 2013, the Company’s total realized savings under the Shared Services Agreement was approximately $64 million.

Certain members of the Company’s senior management team who provide substantial services to the Company, act in the same or similar capacities for MSC, and were historically employed by MSC prior to its acquisition by MPM Holdings LLC. Costs related to employees who provide substantial services to both MPM and MSC are allocated among MPM and MSC in accordance with the allocation mechanic described above. The Shared Services Agreement is subject to termination by either MPM or MSC, without cause, on not less than 30 days prior written notice subject to a 180-day transition assistance period, and expires in October 2015 (subject to one-year renewals every year thereafter, absent contrary notice from either party). The Plan contemplates that on the Effective Date, Reorganized MPM and MSC will enter into the Amended Shared Services Agreement pursuant to its terms. For additional details on the Amended Shared Services Agreement, please see Section 6.7(e) of this Disclosure Statement.

(b)	Additional Transactions with Domestic Non-Debtor Affiliates.

Prior to the Petition Date, the Company entered into certain additional transactions with its non-Debtor affiliates, including MPM Holdings LLC and MSC in arm’s-length transactions which were beneficial to the Company. For example, as part of the Company’s strategy to manage its declining liquidity immediately prior to the Petition Date, the Company entered into a transaction involving the sale of the receivables of certain Debtor entities to a non-Debtor subsidiary of MPM Holdings LLC. In the transaction, certain receivables of Debtors Momentive Performance Materials USA Inc. and Momentive Performance Materials Quartz, Inc. were sold to Superholdco Finance Corp., a non-Debtor affiliate and subsidiary of MPM Holdings LLC. The Company believes that this transaction and all relevant agreements were negotiated in an arm’s-length manner, with the Company and MSC each represented by separate advisors.

In addition, as part of a cost-savings opportunity and to monetize an asset that would otherwise be unsalable in connection with the wind down of the Company’s Canadian operations, in an all Cash transaction, Momentive Performance Materials Worldwide Inc., a Debtor, sold the stock of one of its Canadian subsidiaries to Momentive Specialty Chemicals Holdings B.V., a subsidiary of MSC. In connection with this transaction, an MSC subsidiary will act as a distributor for certain of the Company’s products in Canada. The Company believes that this transaction and all relevant agreements were negotiated in an arm’s-length manner, with the Company and MSC each represented by separate advisors.

Also, MSC and the Company are embarking on a project in Brazil, whereby an MSC entity will co-locate an epoxy manufacturing operation on a site in Itabiba, Brazil owned by a non-Debtor indirect subsidiary of MPM. The project involves a lease of property and a site services agreement between subsidiaries of the Company and MSC. The Company believes that this transaction and all relevant agreements were negotiated in an arm’s-length manner, with the Company and MSC each represented by separate legal counsel.

In addition, the Company is subject to a management consulting and advisory services agreement with Apollo for the provision of management and advisory services for an initial term of up to 12 years. Apollo waived the annual management fee provided for by this agreement for 2013. The Plan contemplates that the advisory services agreement will be terminated effective as of the Petition Date.

The Company also sells products to, and purchases products from, MSC pursuant to a Master Buy/Sell Agreement dated as of September 6, 2012 (the “Master Buy/Sell Agreement”). Prices under the agreement are determined by a formula based upon certain third party sales of the applicable product, or in the event that no qualifying third party sales have taken place, based upon the average contribution margin generated by certain third party sales of products in the same or a similar industry. A subsidiary of MPM also acts as a non-exclusive distributor in India for certain of MSC’s subsidiaries pursuant to Distribution Agreements dated as of September 6, 2012 (the “Distribution Agreements”). Prices under the Distribution Agreements are determined by a formula based on the weighted average sales price of the applicable product less a margin. The Master Buy/Sell Agreement and Distribution Agreements have initial terms of 3 years and may be terminated for convenience by either party thereunder upon 30 days’ prior notice in the case of the Master/Buy Sell Agreement and upon 90 days’ prior notice in the case of the Distribution Agreements. Pursuant to these agreements and other purchase orders, during the years ended December 31, 2013 and 2012, the Company sold $9 million and $3 million, respectively, of products to MSC and purchased less than $1 million of products from MSC. As of December 31, 2013 and 2012, the Company had $1 million and less than $1 million, respectively, of accounts receivable from MSC and less than $1 million of accounts payable to MSC related to these agreements.

(c)	Transactions with Foreign Subsidiaries.

As discussed above, the Company is a global business with an extensive foreign manufacturing footprint. The Debtors’ foreign operations are conducted by non-Debtor subsidiaries incorporated in a variety of jurisdictions in Canada, Europe, Asia and South America. The Company’s foreign and domestic operations are highly interdependent, making the Company’s foreign operations essential to the Company’s overall strategy. The foreign operations allow the Company to provide products to its customers in many locations globally. Further, certain foreign operations provide vital products to the Company’s domestic facilities. In the ordinary course of the Company’s businesses prior to the Petition Date, the Company’s domestic Debtor entities and its foreign non-Debtor entities maintained significant business and financial relationships which resulted in intercompany trade receivables and payables arising from the purchase and sale of goods among the various Debtor and non-Debtor foreign entities. In addition, as part of the Company’s global management of Cash, the Company maintains a complex system of intercompany loans among Debtor and non-Debtor entities, allowing the Company to transfer liquidity to where it is needed in the Company’s global operations. The Company tracks each transaction and at any point in time can identify every amount due to and due from in connection with such transactions. In addition to such intercompany loans, $840 million in notes were issued to certain Debtors by their non-Debtor Japanese affiliate, Momentive Performance Materials Japan LLC, in connection with the acquisition of the Company by Apollo.

The Debtors also received authority, in connection with the Cash Management Motion (as defined below), from the Court to continue to provide financial support to their foreign subsidiaries during the course of these cases, including, as necessary, the provision of Cash support to foreign affiliates, as well as the discretion to refrain from seeking Cash payment from certain foreign affiliates on account of trade receivables or interest or principal payments due to the Debtors under intercompany loan facilities.

3.4.	Debtors’ Prepetition Capital Structure.

As of December 31, 2013, the Debtors had $4,114 million of consolidated outstanding indebtedness, including payments due within next twelve months and short-term borrowings. Had it not been for the Debtors’ filing for bankruptcy protection, the Company’s projected 2014 Cash interest expense on its fixed-rate obligations would have been $288 million. The components of the Debtors’ outstanding indebtedness are summarized below.

(a)	ABL Facility.

Certain of the Debtors and their non-Debtor foreign subsidiaries are borrowers under a revolving credit facility with maximum aggregate availability of $270 million (the “ABL Facility”) pursuant to that certain Asset-Based Revolving Credit Agreement, dated as of April 24, 2013, among Holdings, MPM, Momentive Performance Materials USA Inc., as U.S. Borrower, Momentive Performance Materials GMBH, as Germany Silicone Borrower, Momentive Performance Materials Quartz GMBH as Germany Quartz Borrower, Momentive Performance Materials Nova Scotia ULC, as Canadian Borrower, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent. Availability under the ABL Facility is subject to a borrowing base based on a specified percentage of eligible accounts receivable and inventory and, in certain foreign jurisdictions, machinery and equipment. As of the Petition Date, the borrowing base reflecting various reserves was determined to be approximately $270 million, and the Company had $71 million of issued and outstanding letters of credit and $166 million of revolver borrowings under the ABL Facility. Additionally, as of the Petition Date, 12.5% of the borrowing base, or $34 million, was unavailable because the Company did not meet the fixed charge coverage ratio required to borrow the full amount of the facility. The ABL Facility was amended and restated as the DIP ABL Facility subsequent to the Petition Date.

(b)	Cash Flow Facility.

Certain of the Debtors and their non-Debtor foreign subsidiaries are also borrowers under a revolving credit facility with maximum aggregate availability of $75 million (the “Cash Flow Facility”) pursuant to that certain Second Amended and Restated Credit Agreement, dated as of April 24, 2013, among Holdings, MPM, Momentive Performance Materials USA Inc., as U.S. Borrower, Momentive Performance Materials GMBH, as Germany Silicone Borrower, Momentive Performance Materials Nova Scotia ULC, as Canadian Borrower, General Electric Capital Corporation as Designated Lender, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent. As of the Petition Date, approximately $20.7 million was currently outstanding under the Cash Flow Facility.

(c)	First Lien Notes.

MPM is an issuer of $1.1 billion of 8.875% First-Priority Senior Secured Notes due 2020 (the “First Lien Notes”) issued pursuant to an Indenture dated as of October 25, 2012, with The Bank of New York Mellon Trust Company, N.A., as indenture trustee and the other Debtors, other than Holdings, as guarantors.

(d)	1.5 Lien Notes.

MPM is an issuer of $250 million of 10% Senior Secured Notes due 2020 (the “1.5 Lien Notes”) issued pursuant to an Indenture dated as of May 25, 2012, with the Bank of New York Mellon Trust Company, N.A., as indenture trustee and the other Debtors, other than Holdings, as guarantors.

(e)	Second Lien Notes.

MPM is an issuer of approximately $1.161 billion of 9% Second-Priority Springing Lien Notes due 2021 and €133 million 9.5% Second-Priority Springing Lien Notes due 2021 (collectively, the “Second Lien Notes”) issued pursuant to an Indenture dated as of November 5, 2010, with The Bank of New York Mellon Trust Company, N.A., as indenture trustee and the other Debtors, other than Holdings, as guarantors.

(f)	Senior Subordinated Notes.

MPM is an issuer of $382 million in aggregate principal amount of unsecured 11.5% Senior Subordinated Notes due 2016 (the “Subordinated Notes”) issued pursuant to an Indenture dated as of December 4, 2006, with Wells Fargo Bank, National Association, as indenture trustee and the other Debtors, other than Holdings, as guarantors.

(g)	MPM Holdings PIK Note.

In connection with the purchase of the Company from GE, on December 4, 2006, Holdings issued a pay-in-kind unsecured 11% Senior Discount Note, due June 4, 2017, with an original principal amount of $400 million (the “Holdings PIK Note”). As of December 31, 2013, the aggregate principal amount outstanding on the Holdings PIK Note was $854 million. No other Debtor or non-Debtor entity is a guarantor on the Holdings PIK Note.

(h)	Equity Ownership.

Apollo owns approximately 90.4% of the equity interests in MPM Holdings LLC, the ultimate parent of the Debtors. GE Capital Equity Investments, Inc. holds approximately 6.3% of the equity interests in MPM Holdings LLC, with the remainder held by current or former officers or directors of the Company, MPM Holdings LLC or MSC.

ARTICLE IV.

EVENTS LEADING TO CHAPTER 11 FILING

Before the commencement of these chapter 11 cases, the Debtors faced significant financial challenges. Specifically, the Debtors had substantial indebtedness, leaving them levered at approximately 16 times their 2013 EBITDA. The nearly $300 million in annual interest that the Debtors were required to pay on these obligations meant that the Debtors were free Cash flow negative in 2013 by over $200 million, rapidly draining the Cash available to the Debtors. Ultimately, due to a lack of available funds, the Debtors were unable to make interest payments totaling $62 million due April 14, 2014 on the First Lien Notes and 1.5 Lien Notes, absent additional liquidity from debtor-in-possession financing. Further, one additional potential source of liquidity, the Cash Flow Facility, was scheduled to mature at the end of 2014. The Debtors’ historic lack of available liquidity had already hampered the Debtors’ ability to fund needed capital expenditures and research and development costs for new products, with the potential to erode the Debtors’ position vis-a-vis its competitors. Further, volatility in the global markets, economic softness across the world, lack of consumer confidence and over-capacity in the silicones industry has continued to negatively impact the results of the Debtors’ businesses.

Because of these factors and the Debtors’ high amount of leverage, it became apparent to the management and directors of the Debtors that the Debtors’ balance sheet had to be significantly de-levered in order to create a competitive and sustainable Debtors going forward.

The Debtors’ business is also cyclical. It is impacted by general economic and industrial conditions, such as the robustness of general industrial production, automotive builds, housing starts, construction activity, consumer spending and semiconductor capital equipment investment. The continued slowdown of global economic growth and increasing over-capacity in the Debtors’ industry have negatively impacted the results of both the silicones and quartz businesses. To cope with these industry-specific and macro-economic trends, the Debtors and their management team have aggressively focused on increasing productivity efficiencies to reduce material costs and improve margins, as well as on managing liquidity and optimizing resources in the Debtors’ manufacturing footprint. In response to the uncertain economic outlook, the Debtors undertook organizational restructuring and cost reduction programs, and continue to evaluate additional actions, as well as productivity measures, that could lead to further cost savings.

With this in mind, and facing an impending liquidity crisis, the Debtors retained Moelis & Company (“Moelis”) as investment banker in November 2013, and Willkie Farr & Gallagher LLP (“Willkie”) as restructuring counsel in December 2013. When it became clear that an out-of-court restructuring was not feasible, the Debtors determined that seeking a reorganization of their operations under chapter 11 protection might be in the best long-term interests of the Debtors and their stakeholders and in February 2014, the Debtors authorized Moelis to initiate the process of securing debtor-in-possession financing to fund a potential chapter 11 filing. The Debtors and Moelis reached out to three parties who were viewed as qualified to provide the Debtors with fully-committed DIP financing (the “Potential Financing Parties”). The Potential Financing Parties included institutions familiar with the Debtors and institutions that regularly provide financing in distressed situations. In addition to the Potential Financing Parties, the Debtors requested and obtained an initial proposal for DIP financing from Apollo and held discussions with other current holders of debt regarding DIP financing.

Following an extensive, multi-track negotiation process with each of the Potential Financing Parties, the Debtors ultimately determined that the terms proposed by JPMorgan Chase Bank, N.A. (“JPM”) provided the most beneficial DIP financing to the Debtors. Ultimately, the other two Potential Financing Parties, Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC (collectively with JPM, the “DIP Lenders”), agreed to each commit to provide one-third of the DIP financing on the terms initially negotiated with JPM. The negotiations with the DIP Lenders culminated in a commitment letter, dated April 7, 2014, to provide the proposed DIP facilities. The proposed DIP facilities comprise a $270 million asset-based revolving loan and a $300 million term loan. The DIP Lenders have also committed, subject to certain closing conditions, to convert the proposed DIP asset-based revolving loan into a $270 million exit asset-based revolving facility and to provide a new $1 billion exit term loan facility.

In addition to commencing a process to obtain debtor-in-possession financing, the Debtors and their advisors initiated a dialogue with certain significant holders of Second Lien Notes and their advisors beginning in January 2014, to negotiate a comprehensive financial restructuring of the Debtors. Certain holders of Second Lien Notes agreed to sign confidentiality agreements with the Debtors and receive material non-public information regarding the Debtors on February 18, 2014. Subsequently, the Debtors’ management, advisors and the advisors and principals of holders of Second Lien Notes, including the Debtors’ ultimate equity holder, Apollo, who owns a significant portion of Second Lien Notes, began negotiating the terms of a potential restructuring of the Debtors.

Those negotiations were fruitful, and the Debtors ultimately entered into that certain Restructuring Support Agreement dated April 13, 2014 (as amended, supplemented or otherwise modified, the “RSA”) with Apollo and other holders of Second Lien Notes (together, with the additional holders of Second Lien Notes who subsequently entered into the RSA, the “Plan Support Parties”), who together hold approximately 90% in dollar amount of Second Lien Notes. Pursuant to the RSA, which serves as the roadmap for the Debtors’ successful emergence from chapter 11, the Plan Support Parties are required to not only vote in favor of the Plan (subject to the requirements and restrictions of applicable law), but are also prohibited from, among other things, opposing confirmation of the Plan.

As contemplated by the RSA, on May 9, 2014, the Debtors and the Plan Support Parties entered into that certain Backstop Commitment Agreement, which provides that, subject to the terms therein, the Plan Support Parties will backstop the Rights Offerings contemplated by the Plan.

Since commencing these cases, the Debtors have engaged the Plan Support Parties and other key constituents in negotiating the terms of the Plan. The Plan is a product of good faith arm’s-length negotiations. If consummated, the restructuring transactions contemplated in the Plan will substantially de-lever the Debtors while providing additional needed liquidity. The Debtors believe the Plan represents their best option to maximize value for the estates, exit chapter 11 as expeditiously as possible, and provide their reorganized enterprise with the capital needed to implement their post-reorganization business plan. A summary of the terms of the Plan is contained in Article VI of this Disclosure Statement, and the Plan is attached hereto as Exhibit 1.

ARTICLE V.

REASONS FOR THE SOLICITATION; RECOMMENDATION

Chapter 11 of the Bankruptcy Code provides that unless the terms of section 1129(b) of the Bankruptcy Code are satisfied, for the Bankruptcy Court to confirm the Plan, the holders of Claims in each Class of impaired Claims entitled to vote on the Plan must accept the Plan by the requisite majorities set forth in the Bankruptcy Code. An impaired Class of Claims shall have accepted the Plan if (a) the holders of at least two-thirds (2/3) in amount of the Claims in such Class actually voting on the Plan have voted to accept it, and (b) more than one-half (1/2) in number of the holders of Claims in such Class actually voting on the Plan have voted to accept it (such votes, the “Requisite Acceptances”).

In light of the significant benefits to be attained by the Debtors and their creditors if the transactions contemplated by the Plan are consummated, the Debtors recommend that all holders of Claims entitled to vote to accept the Plan do so. The Debtors reached this decision after considering available alternatives to the Plan and their likely effect on the Debtors’ business operations, creditors, and shareholders. These alternatives included alternative restructuring options under chapter 11 of the Bankruptcy Code, and liquidation of the Debtors under chapter 7 of the Bankruptcy Code. The Debtors determined, after consulting with their legal and financial advisors, that the Plan, if consummated, will maximize the value of their estates for all stakeholders, as compared to any other chapter 11 reorganization strategy or a liquidation under chapter 7. For all of these reasons, the Debtors support the Plan and urge the holders of Claims entitled to vote on the Plan to accept and support it. The Plan Support Parties also support confirmation of the Plan and urge all holders of Claims in voting Classes to accept the Plan.

ARTICLE VI.

THE PLAN

6.1.	Overview of Chapter 11.

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to restructure its business for the benefit of itself, its creditors and its equity interest holders. In addition to permitting the rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated equity interest holders with respect to the distribution of a debtor’s assets.

The commencement of a chapter 11 case creates an estate that comprises of all of the legal and equitable interests of the debtor as of the bankruptcy filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

The consummation of a chapter 11 plan is the principal objective of a chapter 11 reorganization case. A chapter 11 plan sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a chapter 11 plan by the bankruptcy court makes that plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity interest holder of the debtor. Subject to certain limited exceptions, the order approving confirmation of a plan discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes them for the obligations specified under the confirmed plan.

In general, a chapter 11 plan of reorganization: (a) divides claims and equity interests into separate classes, (b) specifies the property, if any, that each class is to receive under the plan, and (c) contains other provisions necessary to the restructuring of the debtor that are required or permitted by the Bankruptcy Code.

Pursuant to section 1125 of the Bankruptcy Code, acceptance or rejection of a chapter 11 plan may not be solicited after the commencement of a chapter 11 case until such time as the court has approved the disclosure statement as containing adequate information. Pursuant to section 1125(a) of the Bankruptcy Code, “adequate information” is information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding the chapter 11 plan. To satisfy the applicable disclosure requirements, the Debtors submit this Disclosure Statement to holders of Claims that are impaired and not deemed to have rejected the Plan.

6.2.	Resolution of Certain Inter-Creditor and Inter-Debtor Issues.

(a)	Settlement of Certain Inter-Creditor Issues.

The treatment of Claims and Interests under the Plan represents, among other things, the settlement and compromise of certain potential inter-creditor disputes.

(b)	Formation of Debtor Groups for Convenience Purposes.

The Plan groups the Debtors together solely for purposes of describing treatment under the Plan, confirmation of the Plan and making Plan Distributions in respect of Claims against and Interests in the Debtors under the Plan. Such groupings shall not affect any Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal entities, nor cause the transfer of any assets; and, except as otherwise provided by or permitted in the Plan, all Debtors shall continue to exist as separate legal entities.

(c)	Intercompany Claims.

Notwithstanding anything to the contrary herein or in the Plan, on the Effective Date, with the consent of the Requisite Investors, or after the Effective Date, any and all Intercompany Claims will be reinstated, adjusted (including by contribution, distribution in exchange for new debt or equity, or otherwise), paid, continued, cancelled or discharged to the extent reasonably determined appropriate by the Reorganized Debtors, subject to the terms of the Exit Facilities. Any such transaction may be effected on the Effective Date, with the consent of the Requisite Investors, or subsequent to the Effective Date without any further action by the Bankruptcy Court or by the stockholders of any of the Reorganized Debtors. Notwithstanding the foregoing, any claims of Holdings against any other Debtors shall only be released, cancelled or discharged following payment by Holdings of all amounts required by Section 5.9 of the Plan.

6.3.	Overview of the Plan.

THE FOLLOWING IS A SUMMARY OF SOME OF THE SIGNIFICANT ELEMENTS OF THE PLAN. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE PLAN AND THE EXHIBITS AND SCHEDULES THERETO.

The Plan classifies Claims and Interests separately in accordance with the Bankruptcy Code and provides different treatment for different Classes of Claims and Interests. Claims and Interests shall be included in a particular Class only to the extent such Claims or Interests qualify for inclusion within such Class. The Plan separates the various Claims and Interests (other than those that do not need to be classified) into eleven (11) separate Classes. These Classes take into account the differing nature and priority of Claims against, and Interests in, the Debtors. Unless otherwise indicated, the characteristics and amounts of the Claims or Interests in the following Classes are based on the books and records of the Debtors.

This section summarizes the treatment of each of the Classes of Claims and Interests under the Plan and describes other provisions of the Plan. Only holders of Allowed Claims — Claims that are not in dispute, contingent, or unliquidated in amount and are not subject to an objection or an estimation request — are entitled to receive distributions under the Plan. For a more detailed description of the definition of “Allowed,” see Article I of the Plan. Until a Disputed Claim becomes Allowed, no distributions of New Common Stock, Cash or otherwise will be made.

The Plan is intended to enable the Debtors to continue present operations without the likelihood of a subsequent liquidation or the need for further financial reorganization. The Debtors believe that they will be able to perform their obligations under the Plan. The Debtors also believe that the Plan permits fair and equitable recoveries.

The Confirmation Date will be the date that the Confirmation Order is entered by the Clerk of the Bankruptcy Court. The Effective Date will be the first Business Day on or after the Confirmation Date on which all of the conditions to the Effective Date specified in Section 11.2 of the Plan have been satisfied or waived, including the consummation of the transactions contemplated by the Plan. Resolution of any challenges to the Plan may take time and, therefore, the actual Effective Date cannot be predicted with certainty.

Other than as specifically provided in the Plan, the treatment under the Plan of each Claim and Interest will be in full satisfaction, settlement, release and discharge of all Claims or Interests. The Debtors will make all payments and other distributions to be made under the Plan unless otherwise specified.

The Plan constitutes a joint plan of reorganization for all of the Debtors. All Claims and Interests, except DIP Claims, Administrative Expense Claims, Fee Claims, U.S. Trustee Fees and Priority Tax Claims, are placed in the Classes set forth in Article IV of the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, DIP Claims, Administrative Expense Claims, Fee Claims, U.S. Trustee Fees and Priority Tax Claims have not been classified, and the holders thereof are not entitled to vote on the Plan. A Claim or Interest is placed in a particular Class only to the extent that such Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes.

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation and distribution under the Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code. However, a Claim or Interest is placed in a particular Class for the purpose of receiving Plan Distributions only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest and has not been paid, released or otherwise settled prior to the Effective Date.

(a)	Unclassified Claims.

(i)	DIP Claims.

(1)	DIP Term Loan Claims.

The DIP Term Loan Claims shall be deemed to be Allowed Claims under the Plan. In full satisfaction, settlement, release and discharge of the Allowed DIP Term Loan Claims, on the Effective Date, all Allowed DIP Term Loan Claims shall be paid in full in Cash. Upon payment and satisfaction in full of all Allowed DIP Term Loan Claims, all Liens and security interests granted to secure such obligations, whether Claims in the Reorganization Cases or otherwise, shall be terminated and of no further force or effect. All of the Debtors’ contingent or unliquidated obligations under the DIP Term Loan Credit Agreement, including, without limitation, under Sections 2.15, 2.16, 2.17 and 9.05, to the extent any such obligation has not been paid in full in Cash on the Effective Date, shall survive the Effective Date and shall not be released or discharged pursuant to the Plan or Confirmation Order, notwithstanding any provision hereof or thereof to the contrary.

(2)	DIP ABL Claims.

The DIP ABL Claims shall be deemed to be Allowed Claims under the Plan. The DIP ABL Claims shall be satisfied in full by either: (a) the conversion on the Effective Date of the DIP ABL Facility into the New ABL Facility in accordance with the terms and conditions of the DIP ABL Credit Agreement; or (b) the termination of all commitments, payment in full in Cash of all outstanding obligations and cash collateralization, return or backstopping of all letters of credit issued thereunder in a manner satisfactory to the DIP Agent. If the DIP ABL Claims are satisfied in full pursuant to clause (b) of the immediately preceding sentence, (i) all Liens and security interests granted to secure such obligations, whether Claims in the Reorganization Cases or otherwise, shall be terminated and of no further force or effect and (ii) all of the Debtors’ contingent or unliquidated obligations under the DIP ABL Credit Agreement, including, without limitation, under Sections 2.15, 2.16, 2.17 and 9.05, to the extent any such obligation has not been paid in full in Cash on the Effective Date, shall survive the Effective Date and shall not be released or discharged pursuant to the Plan or Confirmation Order, notwithstanding any provision hereof or thereof to the contrary.

(ii)	Administrative Expense Claims.

Time for Filing Administrative Expense Claims: The holder of an Administrative Expense Claim, other than the holder of: (A) a DIP Claim; (B) a Fee Claim; (C) a 503(b)(9) Claim; (D) an Administrative Expense Claim that has been Allowed on or before the Effective Date; (E) an Administrative Expense Claim for an expense or liability incurred and payable in the ordinary course of business by a Debtor; (F) an Administrative Expense Claim on account of fees and expenses incurred on or after the Petition Date by ordinary course professionals retained by the Debtors pursuant to an order of the Bankruptcy Court; (G) an Administrative Expense Claim arising, in the ordinary course of business, out of the employment by one or more Debtors of an individual from and after the Petition Date, but only to the extent that such Administrative Expense Claim is solely for outstanding wages, commissions, accrued benefits, or reimbursement of business expenses; (H) a claim for adequate protection arising under the Final DIP Order; or (I) an Indenture Trustee Claim, must file with the Bankruptcy Court and serve on the Debtors or Reorganized Debtors (as the case may be), the Claims Agent, and the Office of the U.S. Trustee, proof of such Administrative Expense Claim within thirty (30) days after the Effective Date (the “Administrative Bar Date”). Such proof of Administrative Expense Claim must include at a minimum: (A) the name of the applicable Debtor that is purported to be liable for the Administrative Expense Claim and if the Administrative Expense Claim is asserted against more than one Debtor, the exact amount asserted to be owed by each such Debtor; (B) the name of the holder of the Administrative Expense Claim; (C) the asserted amount of the Administrative Expense Claim; (D) the basis of the Administrative Expense Claim; and (E) supporting documentation for the Administrative Expense Claim.

FAILURE TO FILE AND SERVE SUCH PROOF OF ADMINISTRATIVE EXPENSE CLAIM TIMELY AND PROPERLY SHALL RESULT IN SUCH CLAIM BEING FOREVER BARRED AND DISCHARGED.

Treatment of Administrative Expense Claims:

Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a different treatment, on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date an Administrative Expense Claim becomes an Allowed Claim, the holder of such Allowed Administrative Expense Claim shall receive from the applicable Reorganized Debtor Cash in an amount equal to such Allowed Claim; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by any of the Debtors, as debtors in possession, shall be paid by the applicable Debtor or Reorganized Debtor, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents relating to, such liabilities.

Any Claim related to fees and expenses, contribution or indemnification obligations, payable or owing by the Debtors to Apollo or the Ad Hoc Committee of Second Lien Noteholders, its members or the Backstop Parties under the RSA and Backstop Commitment Agreement shall constitute an Allowed Administrative Expense Claim and shall be paid in Cash on the Effective Date without the need to file a proof of such Claim with the Bankruptcy Court in accordance with Section 3.2(a) of the Plan and without further order of the Bankruptcy Court.

In the case of Indenture Trustee Claims, such Claims will be paid in the ordinary course of business (subject to the Debtors’ prior receipt of invoices and reasonable documentation in connection therewith and without the requirement to file a fee application with the Bankruptcy Court, with copies to be provided to the Backstop Parties) but no later than the Effective Date; provided, that such fees, costs and expenses must be reimbursable under the terms of the applicable indenture; and provided, further, that the applicable indenture trustee will receive payment in the ordinary course of business (subject to the Reorganized Debtors’ prior receipt of invoices and reasonable documentation in connection therewith) for all reasonable fees, costs, and expenses incurred after the Effective Date in connection with the implementation of any provisions of the Plan. In the event of a dispute with respect to all or a portion of an Indenture Trustee Claim, the Debtors shall pay the undisputed amount of such Indenture Trustee Claim, and segregate Cash in the amount of the remaining portion of such Claim until such dispute is resolved by the parties or by the Bankruptcy Court.

(iii)	Fee Claims.

Time for Filing Fee Claims: Any Professional Person seeking allowance of a Fee Claim shall file, with the Bankruptcy Court, its final application for allowance of compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date and in connection with the preparation and prosecution of such final application no later than forty-five (45) calendar days after the Effective Date. Objections to such Fee Claims, if any, must be filed and served pursuant to the procedures set forth in the Confirmation Order no later than sixty-five (65) calendar days after the Effective Date or such other date as established by the Bankruptcy Court.

Treatment of Fee Claims: All Professional Persons seeking allowance by the Bankruptcy Court of a Fee Claim shall be paid in full in Cash in such amounts as are approved by the Bankruptcy Court: (i) upon the later of (x) the Effective Date, and (y) fourteen (14) calendar days after the date upon which the order relating to the allowance of any such Fee Claim is entered, or (ii) upon such other terms as may be mutually agreed upon between the holder of such Fee Claim and the Reorganized Debtors. On the Effective Date, to the extent known, the Reorganized Debtors shall reserve and hold in a segregated account Cash in an amount equal to all accrued but unpaid Fee Claims as of the Effective Date, which Cash shall be disbursed solely to the holders of Allowed Fee Claims with the remainder to be reserved until all Fee Claims have been either Allowed and paid in full or Disallowed by Final Order, at which time any remaining Cash in the segregated account shall become the sole and exclusive property of the Reorganized Debtors.

(iv)	U.S. Trustee Fees.

The Debtors or Reorganized Debtors, as applicable, shall pay all outstanding U.S. Trustee Fees of a Debtor, including any accrued interest arising under 31 U.S.C. § 3717, on an ongoing basis on the date such U.S. Trustee Fees become due, until such time as a final decree is entered closing the applicable Reorganization Case, the applicable Reorganization Case is converted or dismissed, or the Bankruptcy Court orders otherwise.

(v)	Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to different treatment, each holder of an Allowed Priority Tax Claim shall receive, with the consent of the Requisite Investors, in the Debtors’ or Reorganized Debtors’ discretion, either: (a) on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date a Priority Tax Claim becomes an Allowed Claim, Cash in an amount equal to such Claim; or (b) deferred Cash payments following the Effective Date, over a period ending not later than five (5) years after the Petition Date, in an aggregate amount equal to the Allowed amount of such Priority Tax Claim

(with any interest to which the holder of such Priority Tax Claim may be entitled calculated in accordance with section 511 of the Bankruptcy Code); provided, however, that all Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business as they become due.

(b)	Classification and Treatment of Claims and Interests.

(i)	Priority Non-Tax Claims (Class 1).

Treatment: The legal, equitable and contractual rights of the holders of Priority Non-Tax Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to a different treatment, on the applicable Distribution Date, each holder of an Allowed Priority Non-Tax Claim shall receive Cash from the applicable Reorganized Debtor in an amount equal to such Allowed Claim.

Voting: The Priority Non-Tax Claims are not impaired Claims. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Priority Non-Tax Claims are conclusively presumed to accept the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Allowed Priority Non-Tax Claims.

(ii)	Other Secured Claims (Class 2).

Treatment: The legal, equitable and contractual rights of the holders of Other Secured Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, on the applicable Distribution Date each holder of an Allowed Other Secured Claim shall receive, at the election of the Reorganized Debtors: (i) Cash in an amount equal to such Allowed Claim; or (ii) such other treatment that will render such Other Secured Claim unimpaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Other Secured Claims incurred by a Debtor in the ordinary course of business may be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto, in the discretion of the applicable Debtor or Reorganized Debtor, without further notice to or order of the Bankruptcy Court. Each holder of an Allowed Other Secured Claim shall retain the Liens securing its Allowed Other Secured Claim as of the Effective Date until full and final satisfaction of such Allowed Other Secured Claim is made as provided under the Plan. On the full payment or other satisfaction of each Allowed Other Secured Claim in accordance with the Plan, the Liens securing such Allowed Other Secured Claim shall be deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Person.

Voting: The Other Secured Claims are not impaired Claims. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Other Secured Claims are conclusively presumed to accept the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Allowed Other Secured Claims.

Deficiency Claims: To the extent that the value of the Collateral securing any Other Secured Claim is less than the Allowed amount of such Other Secured Claim, the undersecured portion of such Allowed Claim shall be treated for all purposes under the Plan as an Allowed General Unsecured Claim and shall be classified in Class 7.

(iii)	Cash Flow Facility Claims (Class 3).

Allowance: On the Effective Date, the Cash Flow Facility Claims shall be deemed Allowed Claims in the amount of $20,700,000, plus any accrued and unpaid counsel or advisors’ fees or accrued and unpaid interest from the Petition Date through the Effective Date at the non-default interest rate provided under the Cash Flow Credit Agreement, and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any Person.

Treatment: On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed Cash Flow Facility Claim shall receive, subject to the terms of the Plan, in full satisfaction, settlement, release and discharge of, and in exchange for, such Claim, its Pro Rata Share of Cash in an aggregate amount equal to the Allowed Cash Flow Facility Claims.

Voting: The Cash Flow Facility Claims are unimpaired Claims. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Cash Flow Facility Claims are conclusively presumed to accept the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Allowed Cash Flow Facility Claims.

(iv)	First Lien Note Claims (Class 4).

Allowance: On the Effective Date, the First Lien Note Claims shall be deemed Allowed Claims in the amount of $1,100,000,000, plus any accrued and unpaid interest from the Petition Date through the Effective Date at the non-default interest rate provided under the First Lien Indenture, and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any Person. No Applicable Premium, prepayment penalty, “make-whole” or similar claim shall be Allowed with respect to the First Lien Note Claims pursuant to Section 5.4(a) of the Plan.

Treatment: On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed First Lien Note Claim shall receive, subject to the terms of the Plan, in full satisfaction, settlement, release and discharge of, and in exchange for, such Claim, its Pro Rata Share of:

(1)	If Class 4 votes to accept the Plan or is presumed to have accepted the Plan: Cash in an aggregate amount equal to such holder’s Pro Rata portion of the First Lien Cash Pool.

(2)	If Class 4 votes to reject the Plan: Replacement First Lien Notes with a present value equal to the Allowed amount of such holder’s First Lien

Note Claim (which may include, in addition to the First Lien Note Claims Allowed pursuant to Section 5.4(a) of the Plan, any applicable make-whole claim, prepayment penalty, or Applicable Premium to the extent Allowed by the Bankruptcy Court.

Voting: The First Lien Note Claims are impaired Claims. Holders of such Claims are entitled to vote to accept or reject the Plan, and the votes of such holders will be solicited with respect to such Allowed First Lien Note Claims; provided that the Debtors reserve the right to assert that the treatment provided to the First Lien Note Claims pursuant to this Section 5.4 renders such Claims unimpaired.

(v)	1.5 Lien Note Claims (Class 5).

Allowance: On the Effective Date, the 1.5 Lien Note Claims shall be deemed Allowed Claims in the amount of $250,000,000, plus any accrued and unpaid interest from the Petition Date through the Effective Date at the non-default interest rate provided under the 1.5 Lien Indenture, and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any Person. No Applicable Premium, prepayment penalty, “make-whole” or similar claim shall be Allowed with respect to the 1.5 Lien Note Claims pursuant to this Section 5.5(a) of the Plan.

Treatment: On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed 1.5 Lien Note Claim shall receive, subject to the terms of the Plan, in full satisfaction, settlement, release and discharge of, and in exchange for, such Claim, its Pro Rata Share of:

(i)	If Class 5 votes to accept the Plan or is presumed to have accepted the Plan: Cash in an aggregate amount equal to such holder’s Pro Rata portion of the 1.5 Lien Cash Pool.

(ii)	If Class 5 votes to reject the Plan: Replacement 1.5 Lien Notes with a present value equal to the Allowed amount of such holder’s 1.5 Lien Note Claim (which may include, in addition to the 1.5 Lien Note Claims Allowed pursuant to Section 5.5(a) of the Plan, any applicable, make-whole claim, prepayment penalty, or Applicable Premium to the extent Allowed by the Bankruptcy Court.

Voting: The 1.5 Lien Note Claims are impaired Claims. Holders of such Claims are entitled to vote to accept or reject the Plan, and the votes of such holders will be solicited with respect to such Allowed 1.5 Lien Note Claims; provided that the Debtors reserve the right to assert that the treatment provided to the 1.5 Lien Note Claims pursuant to Section 5.5 of the Plan renders such Claims unimpaired.

(vi)	Second Lien Note Claims (Class 6).

Allowance: On the Effective Date, the Second Lien Note Claims shall be deemed Allowed Claims for all purposes in an amount of no less than $1,161,000,000 plus €133,000,000 (plus any accrued an unpaid interest arising prior to the Petition Date), and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any Person.

Treatment: On the Effective Date, or as soon thereafter as reasonably practicable, each holder of an Allowed Second Lien Note Claim shall receive, subject to the terms of the Plan and in full satisfaction, settlement, release, and discharge of, and in exchange for, such Claim its Pro Rata Share of (i) the Second Lien Notes Equity Distribution; and (ii) the Subscription Rights; provided, that only 4(a)(2) Eligible Holders shall be entitled to participate in the 4(a)(2) Rights Offering.

Voting: The Second Lien Note Claims are impaired Claims. Holders of such Claims are entitled to vote to accept or reject the Plan, and the votes of such holders will be solicited with respect to such Allowed Second Lien Note Claims.

Unsecured Amount of Second Lien Note Claims and Turnover: As part of the settlements and compromises set forth in the Plan, the holders of Second Lien Note Claims shall forgo receiving certain value with respect to the unsecured amount of their Second Lien Note Claims, which unsecured amount shall be no less than $991 million. Notwithstanding the foregoing and for the avoidance of doubt, the Plan shall effect, and the holders of Second Lien Note Claims shall not waive, the benefits of any and all subordination and “pay over” provisions set forth in the Senior Subordinated Indenture. In addition, the holders of Second Lien Notes shall retain their right to receive Plan Consideration payable or otherwise distributable as a result of any such subordination and “pay over” provisions and shall retain the right to be paid in full in Cash or otherwise prior to holders of Senior Subordinated Note Claims receiving any payments or distributions from the Debtors or Reorganized Debtors.

(vii)	General Unsecured Claims (Class 7).

Treatment: Each Allowed General Unsecured Claim shall, at the discretion of the Reorganized Debtors, and to the extent that such Allowed General Unsecured Claim was not previously paid pursuant to an order of the Bankruptcy Court, be: (i) Reinstated as of the Effective Date as an obligation of the applicable Reorganized Debtor, and paid in accordance with the ordinary course terms for such Claim; (ii) paid in full in Cash on the applicable Distribution Date, plus postpetition interest at the rate of (x) the Federal Judgment Rate, computed daily from the Petition Date through the applicable Distribution Date and compounded annually, or (y) to the extent the holder of the General Unsecured Claim notifies the Debtors within five (5) business days prior to the Effective Date, and the Debtors agree or, in the absence of agreement, the Bankruptcy Court determines, that such holder is contractually entitled to an alternate interest rate, then such alternate rate, computed from the Petition Date through the applicable Distribution Date and compounded (if at all) in accordance with the applicable contract; or (iii) receive such other treatment as may be agreed between such holder and the Reorganized Debtors.

Voting: The General Unsecured Claims are unimpaired Claims. In accordance with section 1126(f) of the Bankruptcy Code, the holders of General Unsecured Claims are conclusively presumed to accept the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Allowed General Unsecured Claims.

Preference Waiver: Notwithstanding any other provision of the Plan, neither the Debtors, the Reorganized Debtors, nor any other representative of or successor to the Debtors’ Estates shall retain, and each of them is hereby deemed to waive and release, any and all claims, causes of action and other rights against the holders of Class 7 Claims based on section 547 of the Bankruptcy Code or any similar law providing for the avoidance and/or recovery of preferences.

(viii)	Senior Subordinated Note Claims (Class 8).

Treatment: Pursuant to section 510 of the Bankruptcy Code and the provisions of the Senior Subordinated Indenture, holders of Senior Subordinated Note Claims shall not receive any Plan Distributions on account of such Claims and any Plan Distribution to which they would have otherwise been entitled on account of such Claims, if any, shall constitute a portion of the recovery of holders of Second Lien Note Claims, and be retained by the Reorganized Debtors, in order to augment the value of the New Common Stock to be received by holders of Second Lien Note Claims.

Voting: The Senior Subordinated Note Claims are impaired Claims. In accordance with section 1126(g) of the Bankruptcy Code, the holders of Senior Subordinated Note Claims are conclusively presumed to reject the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Senior Subordinated Note Claims.

(ix)	Holdings PIK Note Claims (Class 9).

Treatment: On the Effective Date, or as soon thereafter as reasonably practicable, each holder of an Allowed Holdings PIK Note Claim shall receive, subject to the terms of the Plan and in full satisfaction, settlement, release, and discharge of, and in exchange for, such Claim its Pro Rata Share of $8.938 million, minus any amounts attributable to Holdings’ share of Administrative Expense Claims or U.S. Trustee Fees; which amounts shall include 100% of amounts owed by Holdings to advisors of the holders of the Holdings PIK Note Claims (as such amount may be agreed upon by such advisors and the applicable holders of the Holdings PIK Note Claims).

Voting: The Holdings PIK Note Claims are impaired Claims. Holders of such Claims are entitled to vote to accept or reject the Plan, and the votes of such holders will be solicited with respect to such Allowed Holdings PIK Note Claims.

(x)	Existing Securities Law Claims (Class 10).

Treatment: Holders of Existing Securities Law Claims shall not receive or retain any distribution under the Plan on account of such Existing Securities Law Claims.

Voting: The Existing Securities Law Claims are impaired Claims. In accordance with section 1126(g) of the Bankruptcy Code, the holders of Existing Securities Law Claims are conclusively presumed to reject the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Existing Securities Law Claims.

(xi)	Existing Interests (Class 11).

Treatment: Existing Interests shall be cancelled and holders thereof shall not receive or retain any distribution under the Plan on account of such Existing Interests.

Voting: The Existing Interests are impaired Interests. In accordance with section 1126(g) of the Bankruptcy Code, the holders of Existing Interests are conclusively presumed to reject the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Existing Interests.

6.4.	Acceptance or Rejection of the Plan; Effect of Rejection by One or More Classes of Claims or Interests.

(a)	Class Acceptance Requirement.

A Class of Claims shall have accepted the Plan if it is accepted by at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of holders of the Allowed Claims in such Class that have voted on the Plan.

(b)	Tabulation of Votes on a Non-Consolidated Basis.

All votes on the Plan shall be tabulated on a non-consolidated basis by Class and by Debtor for the purpose of determining whether the Plan satisfies sections 1129(a)(8) and/or (10) of the Bankruptcy Code. Notwithstanding the foregoing, the Debtors, with the consent of the Requisite Investors, reserve the right to seek to substantively consolidate any two or more Debtors, provided that such substantive consolidation does not materially and adversely impact the amount of the Plan Distributions to any Person.

(c)	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code or “Cramdown.”

Because certain Classes are deemed to have rejected the Plan, the Debtors will request confirmation of the Plan, as it may be modified and amended from time to time, under section 1129(b) of the Bankruptcy Code with respect to such Classes. Subject to Section 14.5 of the Plan, the Debtors, with the consent of the Requisite Investors, reserve the right to alter, amend, modify, revoke or withdraw the Plan or any Plan Document in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary. Subject to Sections 14.5 and 14.6 of the Plan (including the consent of the Requisite Investors), the Debtors also reserve the right to request confirmation of the Plan, as it may be modified, supplemented or amended from time to time, with respect to any Class that affirmatively votes to reject the Plan.

(d)	Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan pursuant to section 1129(a)(8) of the Bankruptcy Code.

(e)	Voting Classes; Deemed Acceptance by Non-Voting Classes.

If a Class contains Claims or Interests eligible to vote and no holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be deemed accepted by such Class.

(f)	Confirmation of All Cases.

Except as otherwise specified in the Plan, the Plan shall not be deemed to have been confirmed unless and until the Plan has been confirmed as to each of the Debtors; provided, however, that, the Debtors may at any time waive Section 6.6 of the Plan with the consent of the Requisite Investors.

6.5.	Optional Redemption Premium Adversary Proceedings.

The Debtors have instituted adversary proceedings in the Bankruptcy Court against the First Lien and 1.5 Lien Trustees regarding whether “make-whole” premiums are due under the First Lien Indenture (“First Lien Optional Redemption Premium Adversary Proceeding”) and the 1.5 Lien Indenture (the “1.5 Lien Optional Redemption Premium Adversary Proceeding, and combined with the First Lien Optional Redemption Premium Adversary Proceeding, the “Optional Redemption Premium Adversary Proceedings”). See Momentive Performance Materials Inc. v. The Bank of New York Mellon Trust Co., N.A. (In re MPM Silicones, LLC), Adv. Proc. No. 14-08227 (RDD) (Bankr. S.D.N.Y. May 9, 2014) [Docket No. 1]; Momentive Performance Materials Inc. v. Wilmington Trust, N.A. (In re MPM Silicones, LLC), Adv. Proc. No. 14-08228 (RDD) (Bankr. S.D.N.Y. May 9, 2014) [Docket No. 1].

The Debtors anticipate that the Optional Redemption Premium Adversary Proceedings will be heard by the Bankruptcy Court contemporaneously with the hearing regarding the confirmation of the Plan, and in no event prior to such confirmation hearing. Therefore, the deadline for holders of First Lien Note Claims and 1.5 Lien Note Claims to vote to accept or reject the Plan will occur prior to the resolution of the Optional Redemption Premium Adversary Proceedings. The Debtors believe that they will be successful in the Optional Redemption Premium Adversary Proceedings and that no make-whole premiums will be due under the First Lien and 1.5 Lien Indentures. In the event that the Debtors are unsuccessful in the Optional Redemption Premium Adversary Proceedings, the make-whole premiums that will be due under the First Lien and 1.5 Lien Indentures are estimated to be approximately $170 million and $40 million, respectively.

6.6.	Summary of Capital Structure of Reorganized Debtors.

(a)	Post-Emergence Capital Structure.

The following table summarizes the capital structure of the Reorganized Debtors, including the post-Effective Date financing arrangements the Reorganized Debtors expect to enter into to fund their obligations under the Plan and provide for, among other things, their post-Effective Date working capital needs. The summary of the Reorganized Debtors’ capital structure is qualified in its entirety by reference to the Plan and the applicable Plan Documents.

Instrument	Description
New ABL Facility

On the Effective Date, the Reorganized Debtors will have the option to convert the DIP ABL Facility into the New ABL Facility in the aggregate principal amount of $270,000,000 with the New ABL Lenders and the New ABL Agent, pursuant to the New ABL Credit Agreement. The commitments under the New ABL Facility will consist of a $200 million last-in, first-out tranche (“Tranche A Commitments”) and a $70 million first in, last-out tranche (“Tranche B Commitments”). The New ABL Facility will mature five years after the DIP ABL Facility converts into the New ABL Facility.

The interest rates under the New ABL Facility will be, at the option of the Reorganized Debtors, (a) Adjusted LIBOR (as such term is defined in the New ABL Credit Agreement) plus 2.00% or Alternate Base Rate (as such term is defined in the New ABL Credit Agreement) plus 1.00% for the Tranche A Commitments and (b) Adjusted LIBOR plus 2.75% or Alternate Base Rate plus 1.75% for the Tranche B Commitments.

The effectiveness of the conversion of the DIP ABL Facility into the New ABL Facility is subject to certain conditions, including, but not limited to, the following: (a) the Bankruptcy Court will have entered a final non-appealable order confirming the Plan; (b) the New ABL Agent will have received a customary solvency certificate; (c) all outstanding fees and expenses then due and payable under the DIP ABL Facility will have been paid; and (d) no default will have occurred under the DIP ABL Facility.

Instrument	Description
The proceeds of the New ABL Facility will be used to (a) provide for working capital, (b) fund Plan Distributions, and (c) for fees and expenses and for general corporate purposes.

New First Lien Term Loan Facility

On the Effective Date, each of the Reorganized Debtors will be authorized to enter into the New First Lien Term Loan Facility in the original principal amount of $1,000,000,000 with the New First Lien Lenders and the New First Lien Agent, pursuant to the New Firm Lien Term Loan Agreement.

The New First Lien Term Loan Facility will mature on the date that is seven years after the date of incurrence of the New First Lien Term Loan (the “New First Lien Closing Date”), and will amortize in equal quarterly installments (commencing with the end of the first full fiscal quarter ending after the New First Lien Closing Date) in an aggregate amount equal to 1.0% of the original principal amount of the New First Lien Term Loan Facility with the balance payable on the maturity date of the New First Lien Term Loan Facility.

The interest rates under the New First Lien Term Loan Facility will be, at the option of the Reorganized Debtors, Adjusted LIBOR (as such term is defined in the New First Lien Term Loan Agreement) plus 4.00% or Alternate Base Rate (as such term is defined in the New First Lien Term Loan Agreement) plus 3.00%.

Entry into the New First Lien Term Loan Facility is subject to certain conditions, including, but not limited to, the following: (a) the Bankruptcy Court will have entered a final non-appealable order confirming the Plan; (b) the New First Lien Agent will have received a customary solvency certificate; (c) all outstanding fees and expenses then due and payable under the DIP Credit Facilities will have been paid; and (d) no default will have occurred under the DIP Credit Facilities.

The proceeds of the New First Lien Term Loan Facility will be used to (a) repay amounts outstanding under the DIP ABL Facility, (b) refinance the DIP Term Loan Facility, (c) fund Plan Distributions, (d) provide for working capital, and (e) pay fee fees and expenses and for general corporate purposes.

Instrument	Description
OR

Replacement First Lien Notes	In the event that Class 4 (First Lien Note Claims) votes to reject the Plan, in lieu of the New First Lien Term Loan Facility, the Reorganized Debtors, on the Effective Date, will issue Replacement First Lien Notes to holders of Allowed First Lien Note Claims with a present value equal to the Allowed amount of such holder’s First Lien Note Claim (which may include any make-whole claim, prepayment penalty, or Applicable Premium Allowed by the Bankruptcy Court, if any). The Replacement First Lien Notes will mature on the date that is seven years after the Effective Date, but shall not include any call protection provisions (either in the form of prepayment premiums or “no-call” provisions). The interest rate under the Replacement First Lien Notes will be the Treasury Rate plus 1.50%, or such greater rate determined by the Bankruptcy Court is necessary to satisfy the provisions of the Bankruptcy Code. Such Replacement First Lien Notes will have the same collateral and priority as provided for under the First Lien Notes. For the avoidance of doubt, the Replacement First Lien Notes will not provide for any additional collateral. A term sheet further summarizing the principal terms of the Replacement First Lien Notes is annexed hereto as Exhibit 7.

Incremental Facility

On the Effective Date, the Reorganized Debtors will be authorized to either (a) enter into a new second lien secured bridge loan facility in the aggregate principal amount of $250,000,000, or (b) issue senior second-priority secured notes issued by Reorganized MPM in a Rule 144A or other private placement yielding $250,000,000 in aggregate cash proceeds, to the extent that the 1.5 Lien Note Claims are paid in Cash pursuant to Section 5.5(b)(i) of the Plan.

Interest for the first three month period commencing on the date on which the Plan is consummated (the “Closing Date”) shall be payable at Adjusted LIBOR (as such term is defined in the commitment letter for the Incremental Facility entered into by the applicable lenders and the Debtors on June 13, 2014 (the “Incremental Facility Commitment Letter”)) plus 600 basis points per annum (the “Spread”). At the end of the three-month period commencing on the Closing Date, and at the end of each three-month period thereafter, the Spread shall increase by an additional 50 basis points. Interest on the Incremental Facility will be payable in cash, quarterly in arrears.

Instrument	Description

On the first anniversary of the Closing Date (the “Conversion Date”), any second lien bridge loan that has not been previously repaid in full will be automatically converted into a senior second-priority secured term loan (each, a “Second Lien Term Loan”) due on the date that is eight years after the Closing Date. At any time on or after the Conversion Date, at the option of the applicable lender, such Second Lien Term Loans may be exchanged in whole or in part for senior second-priority secured exchange notes (the “Second Lien Exchange Notes”) having an equal principal amount; provided, however, that the Reorganized Debtors may defer the first issuance of Second Lien Exchange Notes until such time as they shall have received requests to issue an aggregate of at least $100 million in principal amount of Second Lien Exchange Notes. The Second Lien Exchange Notes will mature on the date that is eight years after the Closing Date.

The proceeds of the Incremental Facility will be used to (a) repay amounts outstanding in connection with the 1.5 Lien Notes and (b) to pay for fees and expenses and for general corporate purposes.

The Debtors expect to file the Incremental Facility Commitment Letter and related term sheets with this Court prior to the Confirmation Hearing.

OR Replacement 1.5 Lien Notes	In the event that Class 5 (1.5 Lien Note Claims) votes to reject the Plan, in lieu of the Incremental Facility, the Reorganized Debtors, on the Effective Date, will issue Replacement 1.5 Lien Notes to holders of Allowed 1.5 Lien Note Claims with a present value equal to the Allowed amount of such holder’s 1.5 Lien Note Claim (which may include any make-whole claim, prepayment penalty, or Applicable Premium Allowed by the Bankruptcy Court, if any). The Replacement 1.5 Lien Notes will mature on the date that is seven years and six months after the Effective Date, but shall not include any call protection provisions (either in the form of prepayment premiums or “no-call” provisions). The interest rate under the Replacement 1.5 Lien Notes will be the Treasury Rate plus 2.00%, or such greater rate determined by the Bankruptcy Court is

Instrument	Description
necessary to satisfy the provisions of the Bankruptcy Code. Such Replacement 1.5 Lien Notes will have the same collateral and priority as provided for under the 1.5 Lien Notes. For the avoidance of doubt, the Replacement 1.5 Lien Notes will not provide for any additional collateral. A term sheet further summarizing the principal terms of the Replacement 1.5 Lien Notes is annexed hereto as Exhibit 8.

New Common Stock and Top HoldCo Common Stock	On the Effective Date, Reorganized MPM is authorized to issue or cause to be issued the New Common Stock for distribution in accordance with the terms of the Plan and the Amended Certificate of Incorporation of Reorganized MPM, without the need for any further corporate or shareholder action. As soon as reasonably practicable following the Effective Date, but effective as of the Effective Date, and without any further action or consent required by any holder of New Common Stock or any other Person (i) each share of New Common Stock will automatically be exchanged for one share of Top HoldCo Common Stock, and (ii) Top HoldCo, as the resulting holder of the shares of New Common Stock will contribute such shares of New Common Stock to Intermediate HoldCo for Intermediate HoldCo Common Stock.

6.7.	Means for Implementation.

(a)	Continued Corporate Existence and Vesting of Assets in Reorganized Debtors.

Except as otherwise provided in the Plan, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the Amended Certificates of Incorporation and Amended By-Laws, for the purposes of satisfying their obligations under the Plan and the continuation of their businesses. On or after the Effective Date, each Reorganized Debtor, in its discretion, may take such action as permitted by applicable law and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate, including, but not limited to, causing: (i) a Reorganized Debtor to be merged into another Reorganized Debtor, or its Subsidiary and/or affiliate; (ii) a Reorganized Debtor to be dissolved; (iii) the legal name of a Reorganized Debtor to be changed; or (iv) the closure of a Reorganized Debtor’s case on the Effective Date or any time thereafter. For the avoidance of doubt, the Amended Certificates of Incorporation, Intermediate HoldCo Certificate of Incorporation and Top HoldCo Certificate of Incorporation shall, among other things, prohibit the issuance of non-voting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code.

Except as otherwise provided in the Plan, on and after the Effective Date, all property of the Estates, including all claims, rights and Causes of Action and any property acquired by the Debtors under or in connection with the Plan, shall vest in each respective Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances and Interests. Subject to Section 7.1(a) of the Plan, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and prosecute, compromise or settle any Claims (including any Administrative Expense Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for Professional Persons’ fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors may take all actions that may be necessary or appropriate to effectuate any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law and any other terms to which the applicable entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion or dissolution pursuant to applicable state law; and (4) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

(b)	Plan Funding.

The Plan Distributions to be made in Cash under the terms of the Plan shall be funded from: (a) the Debtors’ Cash on hand as of the Effective Date; (b) the proceeds of the New First Lien Term Loan Facility; (c) the proceeds of the Rights Offerings; (d) the proceeds of the New ABL Facility and (e) the proceeds of the Incremental Facility, to the extent necessary.

(c)	Cancellation of Existing Securities and Agreements.

Except for the purpose of evidencing a right to distribution under the Plan, including the enforcement of any subordination and “pay over” provisions in the Senior Subordinated Notes Indenture, and except as otherwise set forth in the Plan, on the Effective Date all agreements, instruments, and other documents evidencing, related to or connected with any Claim or Interest (including the Second Lien Notes Intercreditor Agreement), other than Intercompany Interests, and any rights of any holder in respect thereof, shall be deemed cancelled, discharged and of no force or effect. The holders of or parties to such cancelled instruments, securities and other documentation will have no rights arising from or relating to such instruments, securities and other documentation or the cancellation thereof, except the rights provided for pursuant to the Plan. Notwithstanding anything to the contrary herein, each of the First Lien Indenture, 1.5 Lien Indenture, Second Lien Indenture and the Senior Subordinated Indenture shall continue in effect solely to the extent necessary to: (a) permit holders of Allowed First Lien Note Claims, Allowed 1.5 Lien Note Claims and Allowed Second Lien Note Claims, respectively, to receive Plan Distributions in accordance with the terms of this Plan; (b) effectuate and preserve any subordination and “pay over” provisions set forth in the Senior Subordinated Indenture; (b) permit the Reorganized Debtors, the First Lien Indenture Trustee, the 1.5 Lien Indenture Trustee and the Second Lien Indenture Trustee to make Plan Distributions on account of the Allowed First Lien Note Claims, Allowed 1.5 Lien Note Claims and Allowed Second Lien Note Claims, respectively, and deduct therefrom such compensation, fees, and expenses due thereunder or incurred in making such distributions, including by effectuating any charging liens permitted under the First Lien Indenture, 1.5 Lien Indenture and the Second Lien Indenture, respectively; and (c) permit the First Lien Indenture Trustee, the 1.5 Lien Indenture Trustee, and the Second Lien Indenture Trustee, respectively, to seek compensation and/or reimbursement of fees and expenses in accordance with the terms of the Plan. Except as provided pursuant to the Plan, upon the satisfaction of the Allowed First Lien Note Claims, Allowed 1.5 Lien Note Claims and Allowed Second Lien Note Claims, each of the First Lien Indenture Trustee, 1.5 Lien Indenture Trustee, the Second Lien Indenture Trustee and the Senior Subordinated Indenture Trustee and their respective agents, successors and assigns shall be discharged of all of their obligations associated with the First Lien Notes, 1.5 Lien Notes, Second Lien Notes and Senior Subordinated Notes, respectively. For the avoidance of doubt and notwithstanding any provision of the Plan to the contrary, nothing in the Plan shall be deemed to impair or negatively impact any charging lien permitted under the Indentures.

(d)	Boards of Directors.

On the Effective Date, the initial board of directors of each of the Reorganized Debtors, Intermediate HoldCo and Top HoldCo shall consist of those individuals identified in the Plan Supplement, selected in accordance with the terms set forth in the RSA.

Unless reappointed pursuant to Section 7.4(a) of the Plan, the members of the board of directors of each Debtor prior to the Effective Date shall have no continuing obligations to the Reorganized Debtors in their capacities as such on and after the Effective Date and each such member shall be deemed to have resigned or shall otherwise cease to be a director of the applicable Debtor on the Effective Date. Commencing on the Effective Date, each of the directors of each of the Reorganized Debtors shall serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

(e)	Management.

New Management: As of the Effective Date, the Chief Executive Officer, Chief Financial Officer, General Counsel and other management positions, if any, to be determined with the consent of the Requisite Investors, of the Reorganized Debtors shall consist of those individuals selected by and acceptable to the Requisite Investors, as set forth in the Plan Supplement. The compensation arrangement for any insider of the Debtors that shall become an officer of a Reorganized Debtor shall be in form and substance acceptable to the Requisite Investors and disclosed in the Plan Supplement to be filed with the Bankruptcy Court on or before the date of the Confirmation Hearing.

Management Incentive Plan: The board of directors of Top HoldCo will adopt the Management Incentive Plan as of the Effective Date. The Management Incentive Plan Securities shall dilute all other Top HoldCo Common Stock to be issued pursuant to the Plan.

Post-Emergence Incentive Plan: Top HoldCo and the Reorganized Debtors shall adopt the Post-Emergence Incentive Plan, effective as of the Effective Date.

(f)	Corporate Action.

The Reorganized Debtors shall serve on the U.S. Trustee quarterly reports of the disbursements made by each Reorganized Debtor on an entity-by-entity basis until such time as a final decree is entered closing the applicable Reorganization Case or the applicable Reorganization Case is converted or dismissed, or the Bankruptcy Court orders otherwise. Any deadline for filing Administrative Expense Claims shall not apply to U.S. Trustee Fees.

On the Effective Date, the Amended Certificates of Incorporation and Amended By-Laws, and any other applicable amended and restated corporate organizational documents of each of the Reorganized Debtors shall be deemed authorized in all respects.

On or prior to the Effective Date, the Debtors shall cause Intermediate HoldCo and Top HoldCo to be incorporated under the laws of Delaware.

Any action under the Plan to be taken by or required of the Debtors, the Reorganized Debtors, Intermediate HoldCo or Top HoldCo, including, without limitation, the adoption or amendment of certificates of incorporation and by-laws, the issuance of securities and instruments, the implementation of the Management Incentive Plan, or the selection of officers or directors, shall be authorized and approved in all respects, without any requirement of further action by any of the Debtors’, Reorganized Debtors’, Intermediate HoldCo’s or Top HoldCo’s stockholders, sole members, boards of directors or boards of managers, or similar body, as applicable.

The Debtors, the Reorganized Debtors, Intermediate HoldCo and Top HoldCo shall be authorized to execute, deliver, file, and record such documents (including the Plan Documents), contracts, instruments, releases and other agreements and take such other action as may be necessary to effectuate and further evidence the terms and conditions of the Plan, without the necessity of any further Bankruptcy Court, corporate, board or shareholder approval or action. In addition, the selection of the Persons who will serve as the initial directors, officers and managers of the Reorganized Debtors, Intermediate HoldCo and Top HoldCo as of the Effective Date shall be deemed to have occurred and be effective on and after the Effective Date without any requirement of further action by the board of directors, board of managers, or stockholders of the applicable Reorganized Debtor, Intermediate HoldCo or Top HoldCo.

(g)	Registration Rights Agreement.

On and as of the Effective Date, Top HoldCo shall enter into and deliver the Registration Rights Agreement to each entity that is intended to be a party thereto and such agreement shall be deemed to be valid, binding and enforceable in accordance with its terms, and each party thereto shall be bound thereby, in each case without the need for execution by any party thereto other than Top HoldCo.

(h)	Authorization, Issuance and Delivery of Top HoldCo Common Stock.

As soon as reasonably practicable following the Effective Date, but effective as of the Effective Date, and without any further action or consent required by any holder of New Common Stock of any other Person (i) each share of New Common Stock will automatically be exchanged for one share of Top HoldCo Common Stock, and (ii) Top HoldCo, as the resulting holder of the shares of New Common Stock will contribute such shares of New Common Stock to Intermediate HoldCo for Intermediate HoldCo Common Stock.

As of the Effective Date, after the automatic exchange of New Common Stock for Top HoldCo Common Stock, but subject to the terms of the Registration Rights Agreement, the Top HoldCo Common Stock shall not be registered under the Securities Act, and shall not be listed for public trading on any securities exchange. Distribution of Top HoldCo Common Stock may be made by delivery of one or more certificates representing such shares as described in the Plan, by means of book-entry registration on the books of the transfer agent for shares of Top HoldCo Common Stock or by means of book-entry exchange through the facilities of DTC in accordance with the customary practices of DTC, as and to the extent practicable, as provided in Section 8.5 of the Plan.

In the period following the Effective Date and pending distribution of the Top HoldCo Common Stock to any holder entitled pursuant to the Plan to receive Top HoldCo Common Stock, such holder shall be entitled to exercise any voting rights and receive any dividends or other distributions payable in respect of such holder’s Top HoldCo Common Stock (including receiving any proceeds of permitted transfers of such Top HoldCo Common Stock) and to exercise all other rights in respect of the Top HoldCo Common Stock (so that such holder shall be deemed for tax purposes to be the owner of the Top HoldCo Common Stock).

On the Effective Date, each of Reorganized MPM, Intermediate HoldCo and Top HoldCo is authorized to issue or cause to be issued the equity securities contemplated by the Plan, including the New Common Stock, the Top HoldCo Common Stock and any equity interests in Intermediate HoldCo, for distribution in accordance with the terms of the Plan and the Amended Certificate of Incorporation of Reorganized MPM, the Top HoldCo Certificate of Incorporation and the Intermediate HoldCo Certificate of Incorporation, as applicable, without the need for any further corporate, judicial or shareholder action.

As soon as reasonably practicable after the Effective Date and, in any event, within seventy-five (75) days of the Effective Date, Top HoldCo shall file, and shall use its reasonable best efforts to cause to be declared effective as promptly as practicable, a registration statement registering for resale all of the shares of Top HoldCo Common Stock issued to the Backstop Parties and holders of Second Lien Notes pursuant to the Plan and the Rights Offerings.

The receipt by holders of Second Lien Notes pursuant to the Plan of New Common Stock and the right to participate in the Rights Offerings is intended to be treated as a recapitalization pursuant to Section 368(a)(1)(E) of the Internal Revenue Code of 1986, and that the transfer of the New Common Stock to Top HoldCo in exchange for Top HoldCo Common Stock is intended to be treated as a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986. It is intended that the Plan be treated as a plan of reorganization within the meaning of United States Treasury Regulations sections 1.368-2(g) and 1.368-3 in respect of both transactions.

(i)	New First Lien Term Loan Facility, New ABL Facility and Incremental Facility.

On the Effective Date, without any requirement of further action by stockholders or directors of the Debtors, each of the Reorganized Debtors shall be authorized to enter into the New First Lien Term Loan Facility, the New ABL Facility, and, to the extent necessary, the Incremental Facility, as well as any notes, documents or agreements in connection therewith, including, without limitation, any documents required in connection with the creation or perfection of the Liens on any Collateral securing the New First Lien Term Loan Facility, New ABL Facility and the Incremental Facility.

(j)	Rights Offerings.

Purpose. The proceeds of the sale of the Rights Offering Stock shall be used to provide an aggregate of $600 million in capital to the Reorganized Debtors, which shall be available to fund payments required under the Plan and for ordinary course operations and general corporate purposes of the Reorganized Debtors. The Rights Offering Stock will be issued pursuant to the Section 1145 Rights Offering and the 4(a)(2) Rights Offering.

Section 1145 Rights Offering. In accordance with the Section 1145 Rights Offering Procedures and the Backstop Commitment Agreement, each Section 1145 Eligible Holder shall receive Section 1145 Subscription Rights to acquire its respective Pro Rata Share of Section 1145 Rights Offering Stock pursuant to the terms set forth in the Plan and in the Section 1145 Rights Offering Procedures. Each Section 1145 Subscription Right shall represent the right to acquire one share of Section 1145 Rights Offering Stock for the Rights Exercise Price. The total number of shares of Section 1145 Rights Offering Stock to be issued in connection with the Section 1145 Rights Offering (including shares issued to the Backstop Parties in the Section 1145 Rights Offering on account of the commitment of the Backstop Parties to fully subscribe for their portion of the Section 1145 Rights Offering) will be 7,656,521.

4(a)(2) Rights Offering. In accordance with the 4(a)(2) Rights Offering Procedures and the Backstop Commitment Agreement, each 4(a)(2) Eligible Holder shall receive 4(a)(2) Subscription Rights to acquire its respective Pro Rata Share of 4(a)(2) Rights Offering Stock pursuant to the terms set forth in the Plan and in the 4(a)(2) Rights Offering Procedures. Each 4(a)(2) Subscription Right shall represent the right to acquire one share of 4(a)(2) Rights

Offering Stock for the Rights Exercise Price. The total number of shares of 4(a)(2) Rights Offering Stock to be issued in connection with the 4(a)(2) Rights Offering (including shares issued to the Backstop Parties in the Section 4(a)(2) Rights Offering on account of the commitment of the Backstop Parties to fully subscribe for their portion of the Section 4(a)(2) Rights Offering) will be 27,065,701.

(k) Backstop Commitment. Subject to the terms, conditions and limitations set forth in the Backstop Commitment Agreement, and as further described below, upon exercise of its put option, Reorganized MPM will have the right to require the Backstop Parties, severally and not jointly, to purchase their applicable portion of the Unsubscribed Shares (as set forth in the Backstop Commitment Agreement). Notwithstanding anything to the contrary in the Plan or Confirmation Order, (i) the Debtors’ obligations under the Backstop Commitment Agreement shall remain unaffected and shall survive following the Effective Date in accordance with the terms thereof, (ii) any such obligations shall not be discharged under the Plan, and (iii) none of the Reorganized Debtors shall terminate any such obligations.

In the event that eligible holders have not subscribed to purchase Rights Offering Stock representing the entire Rights Offering Amount, upon exercise of its put option, Reorganized MPM will have the right to require to each Backstop Party to purchase up to the amount of Rights Offering Stock representing its Backstop Commitment, allocated pro rata among all Backstop Parties based upon their respective Backstop Commitments.

Commitment Premium. In consideration for the obligations described in Section 7.10(c) of the Plan, on the Effective Date, Reorganized MPM shall issue to the Backstop Parties the Commitment Premium Shares (without payment of any additional consideration therefor) pursuant to the terms of the Backstop Commitment Agreement. For the avoidance of doubt, the Commitment Premium shall be payable in Cash under certain circumstances set forth in Section 9.4 of the Backstop Commitment Agreement.

Securities Law. The Section 1145 Rights Offering Stock will be exempt from the registration requirements of the Securities Act pursuant to section 1145 of the Bankruptcy Code. The 4(a)(2) Rights Offering Stock will be exempt from the registration requirements of the Securities Act pursuant to section 4(a)(2) of the Securities Act. Only 4(a)(2) Eligible Holders that are “accredited investors” (as defined in Rule 501(a) promulgated under Regulation D under the Securities Act) will receive 4(a)(2) Subscription Rights and be eligible to participate in the 4(a)(2) Rights Offering. The 4(a)(2) Rights Offering Stock will be “restricted securities” (within the meaning of Rule 144 under the Securities Act), subject to the transfer restrictions applicable thereto.

(l)	Intercompany Interests.

No Intercompany Interests shall be cancelled pursuant to the Plan, and all Intercompany Interests shall be unaffected by the Plan and continue in place following the Effective Date, solely for the administrative convenience of maintaining the existing corporate structure of the Debtors and the Reorganized Debtors.

(m)	Insured Claims.

Notwithstanding anything to the contrary contained in the Plan, to the extent the Debtors have insurance with respect to any Allowed General Unsecured Claim or Allowed Existing Securities Law Claim, the holder of such Allowed Claim shall (a) have an Allowed Claim in its applicable Class for any SIR Claim, (b) be paid any amount in excess of any SIR Claim from the proceeds of insurance to the extent that the Claim is insured, and (c) to the extent not duplicative of (a), receive the treatment provided for in the Plan to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Claim.

Notwithstanding anything to the contrary in the Disclosure Statement, the Plan, the Plan Documents, the Plan Supplement, the Confirmation Order, any other document related to any of the foregoing or any other order of the Bankruptcy Court (including, without limitation, any other provision that purports to be preemptory or supervening or grants an injunction or release, including, but not limited to, the injunctions set forth in Article XII of the Plan): (i) on the Effective Date, the Reorganized Debtors shall assume all insurance policies issued at any time to the Debtors, their affiliates or predecessors of any of the foregoing and all agreements related thereto (collectively, the “Insurance Contracts”); (ii) nothing in the Disclosure Statement, the Plan, the Plan Documents, the Plan Supplement or the Confirmation Order alters, modifies or otherwise amends the terms and conditions of (or the coverage provided by) any of the Insurance Contracts, except that as of the Effective Date, the Reorganized Debtors shall become and remain liable for all of the Debtors’ obligations and liabilities thereunder regardless of whether such obligations and liabilities arise before or after the Effective Date; (iii) nothing in the Disclosure Statement, the Plan, the Plan Documents, Plan Supplement, the Confirmation Order, any prepetition or administrative claim bar date order (or notice) or claim objection order alters or modifies the duty, if any, that the insurers or third party administrators have to pay claims covered by the Insurance Contracts and their right to seek payment or reimbursement from the Debtors (or after the Effective Date, the Reorganized Debtors) or draw on any collateral or security therefor; (iv) insurers and third party administrators shall not need to nor be required to file or serve a Cure Dispute or a request, application, claim, proof of claim or motion for payment and shall not be subject to the any Bar Date or similar deadline governing Cure Amounts or Claims; and (v) the automatic stay of section 362(a) of the Bankruptcy Code and the injunctions set forth in Article XII of the Plan, if and to the extent applicable, shall be deemed lifted without further order of the Bankruptcy Court, solely to permit: (A) claimants with valid claims covered by any of the Insurance Contracts (“Insured Claims”) to proceed with their claims; (B) insurers and/or third party administrators to administer, handle, defend, settle, and/or pay, in the ordinary course of business and without further order of the Bankruptcy Court, (1) all Insured Claims, and (2) all costs in relation to each of the foregoing; (C) the insurers and/or third party administrators to draw against any or all of any collateral or security provided by or on behalf of the Debtors (or the Reorganized Debtors, as applicable) at any time and to hold the proceeds thereof as security for the obligations of the Debtors (and the Reorganized Debtors, as applicable) to the applicable insurers and/or third party administrators and/or apply such proceeds to the obligations of the Debtors (and the Reorganized Debtors, as applicable) under the Insurance Contracts, in such order as the applicable insurers and/or third party administrators may determine, but solely in accordance with the terms of such Insurance Contracts; and (D) the insurers and/or third party administrators to (1) cancel any policies under the Insurance Contracts, and (2) take other actions relating thereto, to the extent permissible under applicable non-bankruptcy law, each in accordance with the terms of the Insurance Contracts. For the avoidance of doubt, no holder of an Insured Claim that did not file a proof of claim prior to the applicable Bar Date (unless otherwise subject to an exception in the order governing Bar Dates) shall be deemed to have an Allowed Claim, including a SIR Claim, against the Debtors arising from this provision.

(n)	Comprehensive Settlement of Claims and Controversies.

Pursuant to Bankruptcy Rule 9019 and in consideration for the Plan Distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all Claims and controversies relating to the rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest or any Plan Distribution on account thereof. The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that all such compromises or settlements are: (i) in the best interest of the Debtors, the Estates, the Reorganized Debtors, and their respective property and stakeholders; and (ii) fair, equitable and reasonable.

6.8.	Treatment of Executory Contracts and Unexpired Leases.

(a)	General Treatment.

As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, all executory contracts and unexpired leases of the Debtors shall be deemed assumed, except that: (a) any executory contracts and unexpired leases that previously have been assumed or rejected pursuant to a Final Order of the Bankruptcy Court shall be treated as provided in such Final Order; (b) any executory contracts and unexpired leases listed on the Schedule of Rejected Contracts and Leases, shall be deemed rejected as of the Effective Date; and (c) all executory contracts and unexpired leases that are the subject of a separate motion to assume or reject under section 365 of the Bankruptcy Code pending on the Effective Date shall be treated as provided for in the Final Order resolving such motion. Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions and rejections described in Section 10.1 of the Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to Section 10.1 of the Plan shall revest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable federal law.

(b)	Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Except as otherwise explicitly set forth in the Plan, all Claims arising from the rejection of executory contracts or unexpired leases, if evidenced by a timely filed proof of claim, will be treated as General Unsecured Claims. Upon receipt of the Plan Distribution provided in Section 5.7 of the Plan, all such Claims shall be discharged as of the Effective Date, and shall not be enforceable against the Debtors, the Estates, the Reorganized Debtors or their respective properties or interests in property. In the event that the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not evidenced by a timely filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective properties or interests in property as agents, successors or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors and the Reorganized Debtors on or before the date that is thirty (30) days after the effective date of such rejection (which may be the Effective Date, the date on which the Debtors reject the applicable contract or lease as provided in Section 10.3(c) of the Plan, or pursuant to an order of the Bankruptcy Court).

(c)	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

Except to the extent that less favorable treatment has been agreed to by the non-Debtor party or parties to each such executory contract or unexpired lease to be assumed pursuant to the Plan, any monetary defaults arising under such executory contract or unexpired lease shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the appropriate amount (the “Cure Amount”) in full in Cash on the later of thirty (30) days after: (i) the Effective Date; or (ii) the date on which any Cure Dispute relating to such Cure Amount has been resolved (either consensually or through judicial decision).

No later than ten (10) calendar days prior to the commencement of the Confirmation Hearing, the Debtors shall file a schedule (the “Cure Schedule”) setting forth the Cure Amount, if any, for each executory contract and unexpired lease to be assumed pursuant to Section 10.1 of the Plan, and serve such Cure Schedule on each applicable counterparty. Any party that fails to object to the applicable Cure Amount listed on the Cure Schedule within fifteen (15) calendar days of the filing thereof, shall be forever barred, estopped and enjoined from disputing the Cure Amount set forth on the Cure Schedule (including a Cure Amount of $0.00) and/or from asserting any Claim against the applicable Debtor or Reorganized Debtor arising under section 365(b)(1) of the Bankruptcy Code except as set forth on the Cure Schedule.

In the event of a dispute (each, a “Cure Dispute”) regarding: (i) the Cure Amount; (ii) the ability of the applicable Reorganized Debtor to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (iii) any other matter pertaining to the proposed assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving such Cure Dispute and approving the assumption. To the extent a Cure Dispute relates solely to the Cure Amount, the applicable Debtor may assume and/or assume and assign the applicable contract or lease prior to the resolution of the Cure Dispute provided that such Debtor reserves Cash in an amount sufficient to pay the full amount asserted as the required cure payment by the non-Debtor party to such contract or lease (or such smaller amount as may be fixed or estimated by the Bankruptcy Court). To the extent the Cure Dispute is resolved or determined against the applicable Debtor or Reorganized Debtor, as applicable, such Debtor or Reorganized Debtor, as applicable, may reject the applicable executory contract or unexpired lease after such determination, and the counterparty may thereafter file a proof of claim in the manner set forth in Section 10.2 of the Plan.

(d)	Compensation and Benefit Programs.

Except as otherwise expressly provided hereunder, in a prior order of the Bankruptcy Court or to the extent subject to a motion pending before the Bankruptcy Court as of the Effective Date, with the consent of the Requisite Investors, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their respective employees, retirees and non-employee directors including, without limitation, all savings plans, unfunded retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life, accidental death and dismemberment insurance plans are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. Each of the Reorganized Debtors may, prior to the Effective Date and with the consent of the Requisite Investors, enter into employment agreements with employees that become effective on or prior to the Effective Date and survive consummation of the Plan. Any such agreements (or a summary of the material terms thereof) shall be in form and substance acceptable to the Requisite Investors and be included in the Plan Supplement or otherwise filed with the Bankruptcy Court on or before the date of the Confirmation Hearing. For the avoidance of doubt, all workers’ compensation policies issued at any time to the Debtors, their affiliates or predecessors of any of the foregoing and all agreements related thereto shall be treated in accordance with Section 7.12 of the Plan.

All collective bargaining agreements to which one or more of the Debtors is a party shall be treated as executory contracts under the Plan and on the Effective Date will be assumed by the applicable Reorganized Debtors pursuant to the provisions of section 365 of the Bankruptcy Code.

(e)	Amended Shared Services Agreement.

The Shared Services Agreement, as amended, shall be assumed pursuant to the Plan, with such assumption being deemed effective upon and contingent on the occurrence of the Effective Date. On the Effective Date, Reorganized MPM and MSC shall enter into the Amended Shared Services Agreement.

(f)	Existing Management Agreement.

The Existing Management Agreement shall be terminated as of the Petition Date or as soon thereafter as practicable by mutual agreement of the parties thereto. Any Claims thereunder shall be waived and no payments or distributions shall be made on account of such Claims.

(g)	Warranty Obligations.

All obligations of a Debtor to its customers pursuant to ordinary course written warranty agreements with such customers shall be expressly assumed by the applicable Reorganized Debtor as of the Effective Date, regardless of whether such customer filed a proof of claim form against the Debtors by the relevant Bar Date.

6.9.	Binding Effect.

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against, or Interest in, the Debtors and inure to the benefit of and be binding on such holder’s respective successors and assigns, whether or not the Claim or Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan.

6.10.	Discharge of Claims Against and Interests in the Debtors.

Upon the Effective Date and in consideration of the Plan Distributions, except as otherwise provided in the Plan or in the Confirmation Order, each Person that is a holder (as well as any trustees and agents on behalf of such Person) of a Claim or Interest shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date. Except as otherwise provided in the Plan, upon the Effective Date, all such holders of Claims and Interests shall be forever precluded and enjoined, pursuant to sections 105, 524, 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in any Debtor or any Reorganized Debtor.

6.11.	Term of Pre-Confirmation Injunctions or Stays.

Unless otherwise provided in the Plan, all injunctions or stays arising prior to the Confirmation Date in accordance with sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

6.12.	Injunction.

Except as otherwise provided in the Plan or the Confirmation Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Persons who have held, hold or may hold Claims against or Interests in the Debtors or the Estates are, with respect to any such Claims or Interests, permanently enjoined after the Confirmation Date from: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors, the Reorganized Debtors, the Estates or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the

Debtors, the Reorganized Debtors, or the Estates or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors, the Reorganized Debtors, or the Estates or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan to the full extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained in the Plan shall preclude such Persons from exercising their rights, or obtaining benefits, pursuant to and consistent with the terms of the Plan.

By accepting Plan Distributions, each holder of an Allowed Claim or Interest will be deemed to have specifically consented to the Injunctions set forth in Section 12.4 of the Plan.

6.13.	Releases.

(a)	Released Parties.

The Plan contains certain release and exculpation provisions applicable to certain Released Parties. As used herein and in the Plan, the term “Released Parties” means, collectively, and each solely in its capacity as such: (a) the Debtors and their respective non-Debtor subsidiaries; (b) the DIP Agent; (c) the DIP Lenders; (d) each of the Backstop Parties; (e) the Ad Hoc Committee of Second Lien Noteholders and each current and former member thereof, including without limitation those entities listed on Schedule 1 to the Plan, which Schedule 1 shall be supplemented with additional entities, if any, in the Plan Supplement or otherwise prior to the Effective Date; (f) each current and former Backstop Party, including without limitation those entities listed on Schedule 1 to the Plan, which Schedule 1 shall be supplemented with additional entities, if any, in the Plan Supplement or otherwise prior to the Effective Date; (g) Apollo; (h) MSC; (i) Momentive Performance Materials Holdings LLC; (i) the New ABL Facility Arrangers, the New ABL Agent and the New ABL Lenders; (k) the New First Lien Term Loan Facility Arrangers, the New First Lien Agent and the New First Lien Lenders; (l) the Second Lien Indenture Trustee; (m) the Creditors’ Committee Parties; (n) the Prepetition Administrative Agent and the Prepetition ABL Lenders; and (o) each of the foregoing parties’ current officers, affiliates, partners, directors, employees, agents, members, advisors and professionals (including any attorneys, consultants, financial advisors, investment bankers and other professionals retained by such Persons and, for the avoidance of doubt, the Ad Hoc Committee of Second Lien Noteholders Advisors), together with their respective successors and assigns; provided, however, that such attorneys and professional advisors shall only include those that provided services related to the Reorganization Cases and the transactions contemplated by the Plan; provided, further, that no Person shall be a Released Party if it objects to and/or opts out of the releases provided for in Article XII of the Plan.

(b)	Releases by the Debtors.

For good and valuable consideration, the adequacy of which is hereby confirmed, and except as otherwise provided in the Plan or the Confirmation Order, as of the Effective Date, the Debtors and Reorganized Debtors, in their individual capacities and as debtor in possession, shall be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action and liabilities (other than the rights of the Debtors or Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder) against the Released Parties, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the parties released pursuant to this Section 12.5, the Reorganization Cases, or the Plan or the Disclosure Statement, and that could have been asserted by or on behalf of the Debtors or their Estates or Reorganized Debtors, whether directly, indirectly, derivatively or in any representative or any other capacity, other than claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action and liabilities arising out of or relating to any act or omission of a Released Party or a former officer or director of the Debtors that constitutes gross negligence, fraud, willful misconduct or breach of fiduciary duty (if any).

(c)	Releases by Holders of Claims and Interests.

Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date: (i) each of the Released Parties; (ii) each holder of a Claim or Interest entitled to vote on the Plan that did not “opt out” of the releases provided in Section 12.5 of the Plan in a timely submitted Ballot; and (iii) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, all holders of Claims and Interests, in consideration for the obligations of the Debtors and Reorganized Debtors under the Plan, the Plan Consideration and other contracts, instruments, releases, agreements or documents executed and delivered in connection with the Plan, and each entity (other than the Debtors) that has held, holds or may hold a Claim or Interest, as applicable, will be deemed to have consented to the Plan for all purposes and the restructuring embodied in the Plan and deemed to forever release, waive and discharge all claims, demands, debts, rights, Causes of Action or liabilities (other than the right to enforce the obligations of any party under the Plan and the contracts, instruments, releases, agreements and documents delivered under or in connection with the Plan) against the Released Parties, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Reorganization Cases, or the Plan or the Disclosure Statement.

(d)	Inapplicability of Releases.

Notwithstanding anything to the contrary contained in the Plan: (i) except to the extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, the releases provided for in Section 12.5 of the Plan shall not release any non-Debtor entity from any liability arising under (x) the Internal Revenue Code or any state, city or municipal tax code, or (y) any criminal laws of the United States or any state, city or municipality; and (ii) the releases set forth in Section 12.5 of the Plan shall not release any (x) any claims against any Person to the extent such Person asserts a crossclaim, counterclaim and/or claim for setoff which seeks affirmative relief against a Debtor or any of its officers, directors, or representatives and (y) claims against any Person arising from or relating to such Person’s gross negligence, fraud, willful misconduct or breach of fiduciary duty (if any), each as determined by a Final Order of the Bankruptcy Court.

As to the United States of America, its agencies, departments, or agents (collectively, the “United States”), nothing in the Plan or Confirmation Order shall limit or expand the scope of discharge, release or injunction to which the Debtors or Reorganized Debtors are entitled under the Bankruptcy Code, if any. The discharge, release and injunction provisions contained in the Plan and Confirmation Order are not intended and shall not be construed to bar the United States from, subsequent to the Confirmation Order, pursuing any police or regulatory action, except to the extent those discharge and injunctive provisions bar a Governmental Unit (as defined by section 101(27) of the Bankruptcy Code) from pursuing Claims.

Accordingly, notwithstanding anything contained in the Plan or Confirmation Order to the contrary, nothing in the Plan or Confirmation Order shall discharge, release, impair or otherwise preclude: (1) any liability to the United States that is not a “claim” within the meaning of section 101(5) of the Bankruptcy Code; (2) any Claim of the United States arising on or after the Confirmation Date; (3) any valid right of setoff or recoupment of the United States against any of the Debtors; or (4) any liability of the Debtors or Reorganized Debtors under environmental law to any Governmental Unit (as defined by section 101(27) of the Bankruptcy Code) as the owner or operator of property that such entity owns or operates after the Confirmation Date, except those obligations to reimburse costs expended or paid by a Governmental Unit before the Petition Date or to pay penalties owing to a Governmental Unit for violations of environmental laws or regulations that occurred before the Petition Date. Nor shall anything in the Plan or Confirmation Order: (i) enjoin or otherwise bar the United States or any Governmental Unit from asserting or enforcing, outside the Bankruptcy Court, any liability described in the preceding sentence; or (ii) divest any court of jurisdiction to determine whether any liabilities asserted by the United States or any Governmental Unit are discharged or otherwise barred by the Plan, Confirmation Order, or the Bankruptcy Code.

Moreover, nothing in the Plan or Confirmation Order shall release or exculpate any non-debtor, including any Released Parties, from any liability to the United States, including but not limited to any liabilities arising under the Internal Revenue Code, the environmental laws, or the criminal laws against the Released Parties, nor shall anything in the Plan or Confirmation Order enjoin the United States from bringing any claim, suit, action or other proceeding against the Released Parties for any liability whatsoever; provided, however, that the foregoing sentence shall not limit the scope of discharge granted to the Debtors under sections 524 and 1141 of the Bankruptcy Code.

6.14.	Exculpation and Limitation of Liability.

To the extent permissible under applicable law, none of the Released Parties shall have or incur any liability to any holder of any Claim or Interest or any other Person for any act or omission in connection with, or arising out of the Debtors’ restructuring, including without limitation, the negotiation, implementation and execution of the Plan, the Reorganization Cases, the Disclosure Statement, the solicitation of votes for and the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, including, without limitation, all documents ancillary thereto, all decisions, actions, inactions and alleged negligence or misconduct relating thereto and all activities leading to the promulgation and confirmation of the Plan except for gross negligence or willful misconduct, each as determined by a Final Order of the Bankruptcy Court.

6.15.	Injunction Related to Releases and Exculpation.

The Confirmation Order shall permanently enjoin the commencement or prosecution by any Person or entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or liabilities released pursuant to the Plan, including but not limited to the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or liabilities released in Sections 12.5 and 12.6 of the Plan.

6.16.	Retention of Causes of Action/Reservation of Rights.

Subject to Section 12.5 of the Plan, except as expressly set forth in the Plan (including Section 5.7(c) of the Plan), nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims or Causes of Action, rights of setoff, or other legal or equitable defenses that the Debtors had immediately prior to the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff, or other legal or equitable defenses as fully as if the Reorganization Cases had not been commenced, and all of the Debtors’ legal and/or equitable rights respecting any Claim left unimpaired, as set forth in Section 4.2 of the Plan, may be asserted after the Confirmation Date to the same extent as if the Reorganization Cases had not been commenced.

6.17.	Indemnification Obligations.

Notwithstanding anything to the contrary contained in the Plan, including Section 10.1 of the Plan, subject to the occurrence of the Effective Date, the obligations of the Debtors to indemnify, defend, reimburse, exculpate, advance fees and expenses to, or limit the liability of directors or officers who were directors or officers of any of the Debtors at any time after the Petition Date, against any Causes of Action, remain unaffected thereby after the Effective Date and are not discharged. On and after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies in effect on the Petition Date, and all directors and officers of the Debtors at any time shall be entitled to the full benefits of any such policy for the full term of such policy, regardless of whether such directors and/or officers remain in such positions after the Effective Date.

ARTICLE VII.

CONFIRMATION OF THE PLAN OF REORGANIZATION

7.1.	Confirmation Hearing.

Section 1128(a) of the Bankruptcy Code requires the bankruptcy court, after appropriate notice, to hold a hearing on confirmation of a chapter 11 plan. The Confirmation Hearing with respect to the Plan is scheduled to commence on August 18, 2014 at 10:00 a.m. (prevailing Eastern Time). The hearing may be adjourned or continued from time to time by the Debtors or the Bankruptcy Court without further notice except for an announcement of the adjourned or continued date made at the Confirmation Hearing (or an appropriate filing with the Bankruptcy Court) or any subsequent adjourned or continued Confirmation Hearing.

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a chapter 11 plan of reorganization. Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules, must set forth the name of the objector, the nature and amount of Claims or Interests held or asserted by the objector against the particular Debtor or Debtors, the basis for the objection and the specific grounds therefor, and must be filed with the Clerk of the Bankruptcy Court electronically using the Bankruptcy Court’s Case Management/Electronic Case File (“CM/ECF”) System at https://ecf.nysb.uscourts.gov (a CM/ECF password will be required),12 and by mailing a hard copy of such objection to the chambers of the Honorable Robert D. Drain, United States Bankruptcy Judge for the Southern District of New York, United States Bankruptcy Court, 300 Quarropas Street, White Plains, New York 10601-4140, together with proof of service, and served upon: (i) Willkie Farr & Gallagher LLP, counsel for the Debtors, 787 Seventh Avenue, New York, NY 10019 (Attn: Matthew A. Feldman, Esq., Jennifer J. Hardy, Esq., and Ji Hun Kim, Esq.); (ii) Office of the United States Trustee for the Southern District of New York, 201 Varick Street, Suite 1006, New York, NY 10014 (Attn: Brian S. Matsumoto, Esq. and Richard W. Fox, Esq.); (iii) counsel to the official committee of unsecured creditors, Klee, Tuchin, Bogdanoff & Stern LLP, 1999 Avenue of the Stars, Los Angeles, CA 90067 (Attn: Lee R. Bogdanoff, Esq. and Whitman L. Holt, Esq.); (iv) counsel to the administrative agent under the Debtors’ postpetition credit agreement, Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017 (Attn: Steven M. Fuhrman, Esq. and Nicholas Baker, Esq.); (v) counsel to General Electric Capital Corporation, Bingham McCutchen LLP (Attn: Stephen M. Miklus, Esq. and Julia Frost-Davies, Esq.); (vi) counsel to the Ad Hoc Committee of Second Lien Noteholders, Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, NY 10005 (Attn: Dennis F. Dunne, Esq. and Samuel A. Khalil, Esq.); (vii) counsel to Apollo Global Management, LLC and certain affiliated funds, Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, NY 10036 (Attn: Ira S. Dizengoff, Esq. and Philip C. Dublin, Esq.); and (viii) counsel to Momentive Performance Materials Holdings LLC, Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of Americas, New York, NY 10019 (Attn: Alan W. Kornberg, Esq. and Elizabeth R. McColm, Esq.). Bankruptcy Rule 9014 governs

[12]	A CM/ECF password may be obtained via the Bankruptcy Court’s CM/ECF website at https://ecf.nysb.uscourts.gov.

objections to confirmation of the Plan. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

7.2.	Confirmation.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the requirements of section 1129(a) of the Bankruptcy Code have been satisfied with respect to the Plan.

(a)	Confirmation Requirements.

Confirmation of a chapter 11 plan under section 1129(a) of the Bankruptcy Code requires, among other things, that:

•	the plan complies with the applicable provisions of the Bankruptcy Code;

•	the proponent of the plan has complied with the applicable provisions of the Bankruptcy Code;

•	the plan has been proposed in good faith and not by any means forbidden by law;

•	any plan payment made or to be made by the proponent under the plan for services or for costs and expenses in, or in connection with, the chapter 11 case, or in connection with the plan and incident to the case, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable;

•	the proponent has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in the plan with the debtor, or a successor to the debtor under the plan. The appointment to, or continuance in, such office by such individual must be consistent with the interests of creditors and equity security holders and with public policy and the proponent must have disclosed the identity of any insider that the reorganized debtor will employ or retain, and the nature of any compensation for such insider;

•	with respect to each impaired class of claims or interests, either each holder of a claim or interest of such class has accepted the plan, or will receive or retain under the plan, on account of such claim or interest, property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated on such date under chapter 7 of the Bankruptcy Code;

•	subject to the “cramdown” provisions of section 1129(b) of the Bankruptcy Code, each class of claims or interests has either accepted the plan or is not impaired under the plan;

•	except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan provides that allowed administrative expenses and priority claims will be paid in full on the effective date (except that holders of priority tax claims may receive deferred Cash payments of a value, as of the effective date of the plan, equal to the allowed amounts of such claims and that holders of priority tax claims may receive on account of such claims deferred Cash payments, over a period not exceeding 5 years after the date of assessment of such claims, of a value, as of the effective date, equal to the allowed amount of such claims);

•	if a class of claims is impaired, at least one (1) impaired class of claims has accepted the plan, determined without including any acceptance of the plan by any insider holding a claim in such class; and

•	confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

The Debtors believe that:

•	the Plan satisfies all of the statutory requirements of chapter 11 of the Bankruptcy Code;

•	the Debtors, as the proponents of the Plan, have complied or will have complied with all of the requirements of chapter 11 of the Bankruptcy Code; and

•	the Plan has been proposed in good faith.

Set forth below is a summary of certain relevant statutory confirmation requirements.

(i)	Acceptance.

Claims in Classes 4, 5, 6 and 9 are impaired under the Plan and are entitled to vote to accept or reject the Plan; provided, however, that the Debtors reserve the right to assert that the treatment provided to holders of Claims in Classes 4 and 5 render such Claims unimpaired. Classes 1, 2, 3 and 7 are unimpaired and, therefore, are conclusively presumed to have voted to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code. Classes 8, 10 and 11 are impaired and not receiving any property under the Plan, and thus are deemed to have rejected the Plan.

Because certain Classes are deemed to have rejected the Plan, the Debtors will request confirmation of the Plan under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke or withdraw the Plan, any exhibit, or schedule thereto or any Plan Document, with the consent of the Requisite Investors, in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary. The Debtors believe that the Plan satisfies the “cramdown” requirements of section 1129(b) of the Bankruptcy Code with respect to Claims and Interests in Classes 8, 10 and 11.

The Debtors also will seek confirmation of the Plan over the objection of any individual holders of Claims who are members of an accepting Class. There can be no assurance, however, that the Bankruptcy Court will determine that the Plan meets the requirements of section 1129(b) of the Bankruptcy Code.

(ii)	Unfair Discrimination and Fair and Equitable Test.

To obtain nonconsensual confirmation of the Plan, it must be demonstrated to the Bankruptcy Court that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to each impaired, non-accepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase “fair and equitable” for, respectively, secured creditors, unsecured creditors and holders of equity interests. In general, section 1129(b) of the Bankruptcy Code permits confirmation notwithstanding non-acceptance by an impaired class if that class and all junior classes are treated in accordance with the “absolute priority” rule, which requires that the dissenting class be paid in full before a junior class may receive anything under the plan.

A chapter 11 plan does not “discriminate unfairly” with respect to a non-accepting class if the value of the Cash and/or securities to be distributed to the non-accepting class is equal to, or otherwise fair when compared to, the value of the distributions to other classes whose legal rights are the same as those of the non-accepting class. The Debtors believe the Plan will not discriminate unfairly against any non-accepting Class.

(iii)	Feasibility; Financial Projections.

The Bankruptcy Code permits a plan to be confirmed only if confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors, unless such liquidation or reorganization is proposed in the Plan. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed the ability of the Reorganized Debtors to meet their obligations under the Plan and retain sufficient liquidity and capital resources to conduct their business. Under the terms of the Plan, the Allowed Claims potentially being paid in whole or in part in Cash are the DIP Claims, Allowed Administrative Expense Claims, Allowed Fee Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims, Allowed Other Secured Claims, Allowed Cash Flow Facility Claims, Allowed First Lien Note Claims, Allowed 1.5 Lien Note Claims, Allowed General Unsecured Claims, and Allowed Holdings PIK Note Claims. The Debtors have estimated the total amount of these Cash payments to be approximately $1.6 billion and expect sufficient liquidity from the New First Lien Term Loan, the New ABL Facility, the Rights Offerings, the Incremental Facility (to the extent necessary), and post-Effective Date operations to fund these Cash payments as and when they become due.

In connection with developing the Plan, the Debtors have prepared detailed financial projections (the “Financial Projections”), attached as Exhibit 3 hereto, which detail, among other things, the financial feasibility of the Plan. The Financial Projections indicate, on a pro forma basis, that the projected level of Cash flow is sufficient to satisfy all of the Reorganized Debtors’ future debt and debt related interest cost, research and development, capital expenditure and other obligations during this period. Accordingly, the Debtors believe that confirmation of the Plan is not likely to be followed by the liquidation or further reorganization of the Reorganized Debtors.

THE FINANCIAL PROJECTIONS, INCLUDING THE UNDERLYING ASSUMPTIONS, SHOULD BE CAREFULLY REVIEWED IN EVALUATING THE PLAN. WHILE MANAGEMENT BELIEVES THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS, WHEN CONSIDERED ON AN OVERALL BASIS, WERE REASONABLE WHEN PREPARED IN LIGHT OF CURRENT CIRCUMSTANCES AND EXPECTATIONS, NO ASSURANCE CAN BE GIVEN THAT THE FINANCIAL PROJECTIONS WILL BE REALIZED. THE DEBTORS MAKE NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OF THE FINANCIAL PROJECTIONS. THE PROJECTIONS ARE SUBJECT TO A NUMBER OF RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING THOSE DESCRIBED BELOW UNDER ARTICLE XI. IN LIGHT OF THESE RISKS AND UNCERTAINTIES, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FINANCIAL PROJECTIONS.

The Debtors prepared the Financial Projections based upon certain assumptions that they believe to be reasonable under the circumstances. The Financial Projections have not been examined or compiled by independent accountants. Moreover, such information is not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Debtors make no representation as to the accuracy of the Financial Projections or their ability to achieve the projected results. Many of the assumptions on which the Financial Projections are based are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved may vary from the projected results and the variations may be material. All holders of Claims that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Financial Projections are based in connection with their evaluation of the Plan.

(b)	Valuation of the Debtors.

In conjunction with formulating the Plan, the Debtors determined it was necessary to estimate the going concern value of the Reorganized Debtors (the “Valuation Analysis”). The Valuation Analysis, performed by Moelis, the Debtors’ investment banker, is set forth in Exhibit 6.

THE VALUATION ANALYSIS SET FORTH IN EXHIBIT 6 REPRESENTS A HYPOTHETICAL VALUATION OF THE REORGANIZED DEBTORS, WHICH ASSUMES THAT SUCH REORGANIZED DEBTORS CONTINUE AS AN OPERATING BUSINESS. THE ESTIMATED VALUE SET FORTH IN THE VALUATION ANALYSIS DOES NOT

PURPORT TO CONSTITUTE AN APPRAISAL OR NECESSARILY REFLECT THE ACTUAL MARKET VALUE THAT MIGHT BE REALIZED THROUGH A SALE OR LIQUIDATION OF THE REORGANIZED DEBTORS, THEIR SECURITIES OR THEIR ASSETS, WHICH MAY BE MATERIALLY DIFFERENT THAN THE ESTIMATE SET FORTH IN THE VALUATION ANALYSIS. ACCORDINGLY, SUCH ESTIMATED VALUE IS NOT NECESSARILY INDICATIVE OF THE PRICES AT WHICH ANY SECURITIES OF THE REORGANIZED DEBTOR MAY TRADE AFTER GIVING EFFECT TO THE TRANSACTIONS SET FORTH IN THE PLAN. ANY SUCH PRICES MAY BE MATERIALLY DIFFERENT THAN INDICATED BY THE VALUATION ANALYSIS.

(c)	Best Interests Test.

The “best interests” test requires that the Bankruptcy Court find either:

•	that all members of each impaired class have accepted the plan; or

•	that each holder of an allowed claim or interest in each impaired class of claims or interests will receive or retain under the plan on account of such claim or interest, property of a value, as of the effective date of the plan, that is not less than the amount such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code on such date.

To determine what the holders of Claims and Interests in each impaired Class would receive if the Debtors were liquidated under chapter 7 on the Confirmation Date, the Bankruptcy Court must determine the dollar amount that would have been generated from the liquidation of the Debtors’ assets and properties in a liquidation under chapter 7 of the Bankruptcy Code.

The Cash that would be available for satisfaction of Claims and Interests would consist of the proceeds from the disposition of the assets and properties of the Debtors, augmented by the Cash held by the Debtors. Such Cash amount would be: (i) first, reduced by the amount of the Allowed DIP Claims and the secured portion of the Allowed Other Secured Claims, Allowed Cash Flow Facility Claims, Allowed First Lien Note Claims, Allowed 1.5 Lien Note Claims, and Allowed Second Lien Note Claims; (ii) second, reduced by the costs and expenses of liquidation under chapter 7 (including the fees payable to a chapter 7 trustee and the fees payable to professionals that such trustee might engage) and such additional administrative claims that might result from the termination of the Debtors’ business; and (iii) third, reduced by the amount of the Allowed Administrative Expense Claims, U.S. Trustee Fees, Allowed Priority Tax Claims, and Allowed Priority Non-Tax Claims. Any remaining net Cash would be allocated to creditors and stakeholders in strict order of priority contained in section 726 of the Bankruptcy Code. Additional claims would arise by reason of the breach or rejection of obligations under unexpired leases and executory contracts.

To determine if the Plan is in the best interests of each impaired Class, the present value of the distributions from the proceeds of a liquidation of the Debtors’ assets and properties, after subtracting the amounts discussed above, must be compared with the value of the property offered to each such Class of Claims under the Plan.

After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Reorganization Cases, the Debtors have determined that confirmation of the Plan will provide each holder of an Allowed Claim with a recovery that is not less than such holder would have received pursuant to the liquidation of the Debtors under chapter 7.

Moreover, the Debtors believe that the value of distributions to each Class of Allowed Claims in a chapter 7 case would be materially less than the value of distributions under the Plan and any distribution in a chapter 7 case would not occur for a substantial period of time. It is likely that a liquidation of the Debtors’ assets could take more than a year to complete, and distribution of the proceeds of the liquidation could be delayed for up to six months after the completion of such liquidation to resolve claims and prepare for distributions. In the likely event litigation was necessary to resolve claims asserted in the chapter 7 case, the delay could be prolonged.

The Debtors, with the assistance of their advisors, have prepared a liquidation analysis that summarizes the Debtors’ best estimate of recoveries by creditors and equity interest holders in the event of liquidation as of September 30, 2014 (the “Liquidation Analysis”), which is attached hereto as Exhibit 2. The Liquidation Analysis provides: (a) a summary of the liquidation values of the Debtors’ assets, assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors’ estates, and (b) the expected recoveries of the Debtors’ creditors and equity interest holders under the Plan.

The Liquidation Analysis contains a number of estimates and assumptions that, although developed and considered reasonable by the Debtors’ management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. The Liquidation Analysis also is based on assumptions with regard to liquidation decisions that are subject to change and significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. Accordingly, the values reflected might not be realized. The chapter 7 liquidation period is assumed to last 12 to 18 months following the appointment of a chapter 7 trustee, allowing for, among other things, the discontinuation and wind-down of operations, the sale of the operations as going concerns or as individual assets, the collection of receivables and the finalization of tax affairs. All holders of Claims that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Liquidation Analysis is based in connection with their evaluation of the Plan.

7.3.	Standards Applicable to Releases.

Article XII of the Plan provides for releases for certain claims against non-Debtors in consideration of services provided to the Debtors and the contributions made by the Released Parties to the Debtors’ chapter 11 cases. The Released Parties are: (a) the Debtors and their respective non-Debtor subsidiaries; (b) the DIP Agent; (c) the DIP Lenders; (d) each of the Backstop Parties; (e) the Ad Hoc Committee of Second Lien Noteholders and each current and former member thereof, including without limitation those entities listed on Schedule 1 to the Plan; (f) each current and former Backstop Party, including without limitation those entities listed on Schedule 1 to the Plan; (g) Apollo; (h) MSC; (i) Momentive Performance Materials

Holdings LLC; (j) the New ABL Facility Arrangers, the New ABL Agent and the New ABL Lenders; (k) the New First Lien Term Loan Facility Arrangers, the New First Lien Agent and the New First Lien Lenders; (l) the Second Lien Indenture Trustee; (m) the Creditors’ Committee Parties; (n) the Prepetition Administrative Agent and the Prepetition ABL Lenders; and (o) each of the foregoing parties’ current officers, affiliates, partners, directors, employees, agents, members, advisors and professionals (including any attorneys, consultants, financial advisors, investment bankers and other professionals retained by such Persons and, for the avoidance of doubt, the Ad Hoc Committee of Second Lien Noteholders Advisors), together with their respective successors and assigns; provided, however, that such attorneys and professional advisors shall only include those that provided services related to the Reorganization Cases and the transactions contemplated by the Plan; provided, further, that no Person shall be a Released Party if it objects to and/or opts out of the releases provided for in Article XII of the Plan.

As set forth in the Plan, the releases are given by (i) the Debtors; (ii) each of the Released Parties; (iii) each holder of a Claim or Interest entitled to vote on the Plan that did not “opt out” of the releases provided in Section 12.5 of the Plan in a timely submitted Ballot; and (iv) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, all holders of Claims and Interests. The released claims and exculpated claims are limited to those claims or causes of action that may have arisen in connection with, related to or arising out of the Plan, this Disclosure Statement, the Plan Supplement, any other Plan Document, the Debtors or the Debtors’ chapter 11 cases.

The Debtors believe that the releases set forth in the Plan are appropriate because, among other things, the releases are narrowly tailored to the Debtors’ restructuring proceedings, and each of the Released Parties has provided value to the Debtors and aided in the reorganization process, including, with respect to certain Released Parties, by entry into the RSA, which facilitated the Debtors’ ability to propose and pursue confirmation of the Plan. The Debtors believe that each of the Released Parties has played an integral role in these chapter 11 cases and has expended significant time and resources analyzing and negotiating the issues presented by the Debtors’ prepetition capital structure.

The United States Court of Appeals for the Second Circuit has determined that releases of non-debtors may be approved as part of a chapter 11 plan of reorganization if there are “unusual circumstances” that render the release terms important to the success of the plan. Deutsche Bank AG v. Metromedia Fiber Network Inc. (In re Metromedia Fiber Network, Inc.), 416 F.3d 136, 143 (2d Cir. 2005). Courts have approved releases of non-debtors when, for example, (a) the estate received substantial consideration; (b) the enjoined claims were channeled to a settlement fund rather than extinguished; (c) the enjoined claims would indirectly impact the reorganization by way of indemnity or contribution; (d) the plan otherwise provided for the full payment of the enjoined claims; and (e) the affected creditors consented to the release. Id. at 142. Before a determination can be made as to whether releases are appropriate as warranted by “unusual circumstances,” a court must address the threshold jurisdictional question of whether a court has subject matter jurisdiction to grant such releases. In re Johns-Manville Corp., 517 F.3d 52, 65 (2d Cir. 2008); see also In re Dreier LLP, 429 B.R. 112, 132 (Bankr. S.D.N.Y. 2010) (finding no jurisdiction to approve releases of claims that did not affect the estate); In re Metcalf & Mansfield Alternative Investments, 421 B.R. 685, 695 (Bankr. S.D.N.Y. 2010) (discussing and approving releases in a case under chapter 15 of the Bankruptcy Code).

Courts have jurisdiction over a third party cause of action or claim if it will “directly and adversely impact the reorganization.” Dreier, 429 B.R. at 132. Conversely, the court may lack jurisdiction if the released claim is one that would “not affect the property of the estate or the administration of the estate.” Id. at 133. Here, each of the non-Debtor Released Parties contributed significantly to the Debtors’ reorganization process, including, among other things, through entry into the RSA. Absent execution of the RSA, the Debtors could not have filed for chapter 11 protection with a clear path to reorganization and emergence. Additionally, parties entitled to vote on the Plan may elect to opt-out of providing non-Debtor releases consistent with applicable law. Accordingly, the Debtors contends that the circumstances of the Debtors’ chapter 11 cases satisfy the Metromedia requirements.

Further, the Debtors are not aware of any cognizable claims of any material value against the Released Parties that the Debtors or their estates would be releasing in connection with Section 12.5(a) of the Plan. As part of such releases, the Debtors will release all claims against Apollo, its current majority equity holder, to the extent set forth in Section 12.5(a) of the Plan. Apollo and Holdings are party to the Existing Management Agreement, which provides for the payment by the Debtors to Apollo of management fees on an annual basis. While Apollo waived the payment of management fees under the Existing Management Agreement for 2013, the Debtors paid management fees to Apollo in the amount of $3.5 million annually, plus out of pocket expenses, in each of 2012, 2011 and 2010.

7.4.	Classification of Claims and Interests.

The Debtors believe that the Plan complies with the classification requirements of the Bankruptcy Code, which require that a chapter 11 plan place each claim and interest into a class with other claims or interests that are “substantially similar.”

7.5.	Consummation.

The Plan will be consummated on the Effective Date. The Effective Date will occur on the first Business Day on which the conditions precedent to the effectiveness of the Plan, as set forth in Section 11.2 of the Plan, have been satisfied or waived pursuant to the Plan.

The Plan is to be implemented pursuant to its terms, consistent with the provisions of the Bankruptcy Code.

7.6.	Exemption from Certain Transfer Taxes.

To the fullest extent permitted by applicable law, all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any transfers effectuated under the Plan, the sale by the Debtors of any owned property pursuant to section 363(b) of the Bankruptcy Code, and any assumption, assignment, and/or sale by the Debtors of their interests in unexpired leases of non-residential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code, and shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

7.7.	Retiree Benefits.

On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits (within the meaning of, and subject to the limitations of, section 1114 of the Bankruptcy Code), if any, at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which either Debtor had obligated itself to provide such benefits. Nothing herein shall: (a) restrict the Debtors’ or the Reorganized Debtors’ right to modify the terms and conditions of the retiree benefits, if any, as otherwise permitted pursuant to the terms of the applicable plans, non-bankruptcy law, or section 1114(m) of the Bankruptcy Code; or (b) be construed as an admission that any such retiree benefits are owed by the Debtors.

7.8.	Defined Benefit Pension Plan.

The Pension Plan shall not be modified (absent consent) or affected by any provision of the Plan and shall be continued by Reorganized MPM after the Effective Date in accordance with its terms. Nothing herein or in the Confirmation Order shall relieve or discharge any requirement that MPM or Reorganized MPM (i) satisfy the minimum funding standards pursuant to 26 U.S.C. §§ 412, 430, and 29 U.S.C. § 1082, 1083, (ii) is liable for the payment of PBGC premiums in accordance with 29 U.S.C. §§ 1306 and 1307 subject to any and all applicable rights and defenses of MPM, and (iii) administer the Pension Plan in accordance with the provisions of ERISA and the Internal Revenue Code. In the event that the Pension Plan terminates after the Effective Date, Reorganized MPM and each of its controlled group members will be responsible, subject to any and all applicable rights and defenses, for the liabilities imposed by Title IV of ERISA to the extent set forth therein.

Notwithstanding any provision of the Plan or the Confirmation Order to the contrary, including but not limited to the releases set forth in Article XII of the Plan, neither the Plan nor the Confirmation Order will release, discharge or exculpate the Debtors, the Reorganized Debtors, or any Person, in any capacity, from any liability or responsibility with respect to the Pension Plan, subject to any and all applicable rights and defenses of such parties, under ERISA or the Internal Revenue Code. Subsequent to the Effective Date, the PBGC and the Pension Plan shall not be enjoined or precluded from enforcing such liability or responsibility by any of the provisions of the Plan or the Confirmation Order.

7.9.	Dissolution of Creditors’ Committee.

The Creditors’ Committee shall be automatically dissolved on the Effective Date and, on the Effective Date, each member of the Creditors’ Committee (including each officer, director, employee or agent thereof) and each Professional Person retained by the Creditors’ Committee shall be released and discharged from all rights, duties, responsibilities and obligations arising from, or related to, the Debtors, their membership on the Creditors’ Committee, the Plan or the Reorganization Cases, except with respect to any matters concerning any Fee Claims held or asserted by any Professional Persons retained by the Creditors’ Committee.

7.10.	Termination of Professionals.

On the Effective Date, the engagement of each Professional Person retained by the Debtors and the Creditors’ Committee, if any, shall be terminated without further order of the Bankruptcy Court or act of the parties; provided, however, such Professional Persons shall be entitled to prosecute their respective Fee Claims and represent their respective constituents with respect to applications for payment of such Fee Claims and the Reorganized Debtors shall be responsible for the reasonable and documented fees, costs and expenses associated with the prosecution of such Fee Claims. Nothing in the Plan shall preclude any Reorganized Debtor from engaging a former Professional Person on and after the Effective Date in the same capacity as such Professional Person was engaged prior to the Effective Date.

7.11.	Amendments.

The Plan may be amended, modified, or supplemented by the Debtors, with the consent of the Requisite Investors, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims pursuant to the Plan, the Debtors may, with the consent of the Requisite Investors, make appropriate technical adjustments, remedy any defect or omission or reconcile any inconsistencies in the Plan, the Plan Documents and/or the Confirmation Order, with respect to such matters as may be necessary to carry out the purposes and effects of the Plan, and any holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan as amended, modified, or supplemented.

7.12.	Revocation or Withdrawal of the Plan.

The Debtors reserve the right, with the consent of the Requisite Investors, to revoke or withdraw the Plan prior to the Effective Date. If the Debtors revoke or withdraw the Plan, in accordance with the preceding sentence, prior to the Effective Date as to any or all of the Debtors, or if confirmation or consummation as to any or all of the Debtors does not occur, then, with respect to such Debtors: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person or (iii) constitute an admission of any sort by the Debtors or any other Person.

7.13.	Post-Confirmation Jurisdiction of the Bankruptcy Court.

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction, pursuant to 28 U.S.C. §§ 1334 and 157, over all matters arising in, arising under, or related to the Reorganization Cases for the following purposes:

(a) To hear and determine applications for the assumption or rejection of executory contracts or unexpired leases and the Cure Disputes resulting therefrom;

(b) To determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date;

(c) To hear and resolve any disputes arising from or relating to (i) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004, or (ii) any protective orders entered by the Bankruptcy Court in connection with the foregoing;

(d) To ensure that Plan Distributions to holders of Allowed Claims are accomplished as provided in the Plan;

(e) To consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, including any Administrative Expense Claim;

(f) To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(g) To issue and enforce injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(h) To hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(i) To hear and determine all Fee Claims;

(j) To resolve disputes concerning any reserves with respect to Disputed Claims or the administration thereof;

(k) To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated by the Plan, or any agreement, instrument, or other document governing or relating to any of the foregoing;

(l) To take any action and issue such orders, including any such action or orders as may be necessary after occurrence of the Effective Date and/or consummation of the Plan, as may be necessary to construe, enforce, implement, execute, and consummate the Plan, including any release or injunction provisions set forth in the Plan, or to maintain the integrity of the Plan following consummation;

(m) To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(n) To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(o) To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(p) To resolve any disputes concerning whether a Person had sufficient notice of the Reorganization Cases, the Disclosure Statement Hearing, the Confirmation Hearing, any applicable Bar Date, or the deadline for responding or objecting to a Cure Amount, for the purpose of determining whether a Claim or Interest is discharged hereunder, or for any other purpose;

(q) To recover all assets of the Debtors and property of the Estates, wherever located; and

(r) To enter a final decree closing each of the Reorganization Cases.

ARTICLE VIII.

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

If the Plan is not consummated, the Debtors’ capital structure will remain over-leveraged and the Debtors will be unable to satisfy in full their debt obligations. Accordingly, if the Plan is not confirmed and consummated, the alternatives include:

8.1.	Liquidation Under Chapter 7 of the Bankruptcy Code.

The Debtors could be liquidated under chapter 7 of the Bankruptcy Code. A discussion of the effect a chapter 7 liquidation would have on the recoveries of the holders of Claims is set forth in Article VII of this Disclosure Statement. The Debtors believe that liquidation would result in lower aggregate distributions being made to creditors than those provided for in the Plan, which is demonstrated by the Liquidation Analysis set forth in Article VII and attached as Exhibit 2 to this Disclosure Statement.

8.2.	Alternative Plan(s) of Reorganization.

The Debtors believe that failure to confirm the Plan will lead inevitably to expensive and protracted Reorganization Cases, whereas the Plan will enable the Debtors to emerge from chapter 11 successfully and expeditiously, preserving their business and allowing creditors to realize the highest recoveries under the circumstances. In a liquidation under chapter 11 of the Bankruptcy Code, the assets of the Debtors would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, and a trustee need not be appointed. Accordingly, creditors would receive greater recoveries than in a chapter 7 liquidation. Although a chapter 11 liquidation may be preferable to a chapter 7 liquidation, the Debtors believe that a liquidation under chapter 11 is a much less attractive alternative to holders of Claims and Interests than the Plan because the Plan provides for a greater return to holders of Claims and Interests.

Moreover, the prolonged continuation of the Reorganization Cases is likely to adversely affect the Debtors’ business and operations. So long as the Reorganization Cases continue, senior management of the Debtors will be required to spend a significant amount of time and effort dealing with the Debtors’ reorganization instead of focusing exclusively on business operations. Prolonged continuation of the Reorganization Cases will also make it more difficult to attract and retain management and other key personnel necessary to the success and growth of the Debtors’ business. In addition, the longer the Reorganization Cases continue, the more likely it is that the Debtors’ customers, suppliers, distributors, and agents will lose confidence in the Debtors’ ability to reorganize their business successfully and will seek to establish alternative commercial relationships. Furthermore, so long as the Reorganization Cases continue, the Debtors will be required to incur substantial costs for professional fees and other expenses associated with the Reorganization Cases.

The Debtors believe that not only does the Plan fairly adjust the rights of various Classes of Claims, but also that the Plan provides superior recoveries over any alternative capable of rational consideration (such as a chapter 7 liquidation), thus enabling stakeholders to maximize their returns. Rejection of the Plan in favor of some alternative method of reconciling the Claims and Interests will require, at the very least, an extensive and time-consuming process (including the possibility of protracted and costly litigation) and will not result in a better recovery for any Class of Claims or Interests.

THE DEBTORS BELIEVE THAT CONFIRMATION OF THE PLAN IS PREFERABLE TO ANY ALTERNATIVE BECAUSE THE PLAN MAXIMIZES THE AMOUNT OF DISTRIBUTIONS TO ALL HOLDERS OF CLAIMS AND ANY ALTERNATIVE TO CONFIRMATION OF THE PLAN WILL RESULT IN SUBSTANTIAL DELAYS IN THE DISTRIBUTION OF ANY RECOVERIES. THEREFORE, THE DEBTORS RECOMMEND THAT ALL HOLDERS OF IMPAIRED CLAIMS ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN.

8.3.	Dismissal of the Reorganization Cases.

Dismissal of the Reorganization Cases would have the effect of restoring (or attempting to restore) all parties to the status quo ante. Upon dismissal of the Reorganization Cases, the Debtors would lose the protection of the Bankruptcy Code, thereby requiring, at the very least, an extensive and time consuming process of negotiations with their creditors, possibly resulting in costly and protracted litigation in various jurisdictions. Moreover, holders of Secured Claims may be permitted to foreclose upon the assets that are subject to their Liens, which is likely all of the Debtors’ assets, including all of their Cash. Dismissal may also permit certain unpaid unsecured creditors to obtain and enforce judgments against the Debtors. The Debtors believe that these actions would seriously undermine their ability to obtain financing and could lead ultimately to the liquidation of the Debtors under chapter 7 of the Bankruptcy Code. Therefore, the Debtors believe that dismissal of the Reorganization Cases is not a viable alternative to the Plan.

ARTICLE IX.

SUMMARY OF VOTING PROCEDURES

This Disclosure Statement, including all exhibits hereto and the related materials included herewith, is being furnished to the holders of Claims in Classes 4, 5, 6 and 9, which are the only Claims entitled to vote on the Plan.

All votes to accept or reject the Plan must be cast by using the Ballot(s) enclosed with this Disclosure Statement (or, with respect to the beneficial holders of Claims in Classes 4 (First Lien Note Claims), 5 (1.5 Lien Note Claims) and 6 (Second Lien Note Claims) provided to such holders by their respective Intermediaries). No other votes will be counted. Consistent with the provisions of Bankruptcy Rule 3018, the Debtors have fixed June 19, 2014, at 5:00 p.m. (prevailing Eastern Time) as the Voting Record Date. Ballots must be RECEIVED by the Voting Agent no later than the Voting Deadline, 4:00 p.m. (prevailing Eastern Time) on July 28, 2014, unless the Debtors, at any time, in their sole discretion, extend such date by oral or written notice to the Voting Agent, in which event the period during which Ballots will be accepted will terminate at 4:00 p.m. (prevailing Eastern Time) on such extended date. See Section 1.4 “Voting; Holders of Claims Entitled to Vote” above for additional disclosures regarding voting, including voting by an Intermediary.

Ballots previously delivered may be withdrawn or revoked at any time prior to the Voting Deadline by the claimant who completed the original Ballot (or such claimant’s nominee). A Ballot may be revoked or withdrawn either by submitting a superseding Ballot or by providing written notice to the Voting Agent.

To be effective, notice of revocation or withdrawal must: (a) be received on or before the Voting Deadline by the Voting Agent at its address specified in Section 1.4 above; (b) specify the name of the holder of the Claim whose vote on the Plan is being withdrawn or revoked; (c) contain the description of the Claim as to which a vote on the Plan is withdrawn or revoked; and (d) be signed by the holder of the Claim in the same manner as such holder signed the original Ballot. The foregoing procedures should also be followed with respect to a person entitled to vote on the Plan who wishes to change (rather than revoke or withdraw) its vote. For the avoidance of doubt, the Debtors reserve the right to assert that the treatment provided to holders of Claims in Classes 4 or 5 render such Claims unimpaired.

ARTICLE X.

DESCRIPTION AND HISTORY OF CHAPTER 11 CASES

10.1.	General Case Background.

On April 13, 2014, each of the Debtors filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code. On April 14, 2014, the Bankruptcy Court entered an order [Docket No. 26] authorizing the joint administration of the Reorganization Cases, for procedural purposes only, under Case No. 14-22503. The Honorable Robert D. Drain is presiding over the Reorganization Cases. The Debtors continue to operate their businesses and manage their properties as debtors and debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code. On April 22, 2014, a statutory committee of unsecured creditors was appointed in these cases. As of the date hereof, no request has been made for the appointment of a trustee or examiner in these cases.

The following is a brief description of certain significant events that have occurred during the pendency of the Reorganization Cases.

10.2.	Retention of Professionals.

To assist them in carrying out their duties as debtors in possession, and to otherwise represent their interests in the Reorganization Cases, the Debtors, on April 28, 2014, filed with the Bankruptcy Court applications seeking entry of orders authorizing the Debtors to retain: (a) AlixPartners, LLP as restructuring advisor [Docket No. 99]; and (b) Moelis as investment banker and financial advisor [Docket No. 101]. On May 16, 2014, the Bankruptcy Court entered orders [Docket Nos. 210 and 219, respectively] approving the applications. On May 27, 2014, the Debtors also filed an application with the Bankruptcy Court seeking to retain Willkie as restructuring counsel [Docket No. 261], which was approved by the Bankruptcy Court on June 10, 2014 [Docket No. 358].

In addition, on the Petition Date, the Debtors filed with the Bankruptcy Court an application seeking entry of an order, pursuant to 28 U.S.C. § 156(c), authorizing the Debtors to retain KCC as the Debtors’ claims and noticing agent [Docket No. 3], which was approved by the Bankruptcy Court on April 15, 2014 [Docket No. 36]. On April 28, 2014, the Debtors also filed an application with the Bankruptcy Court, pursuant to section 327(a) of the Bankruptcy Code, authorizing the Debtors to retain KCC as administrative agent for the Debtors [Docket No. 100], which was approved by the Bankruptcy Court on May 16, 2014 [Docket No. 216].

Additionally, on April 28, 2014, the Debtors filed with the Bankruptcy Court a motion seeking authority, pursuant to section 327(e) of the Bankruptcy Code, to employ certain additional professionals, utilized in the ordinary course, to assist the Debtors in their day-to-day business operations [Docket No. 98]. On May 16, 2014, the Bankruptcy Court entered an order [Docket No. 211] approving the motion.

10.3.	Employment Obligations.

The Debtors believe that they have a valuable asset in their workforce, and that the efforts of the Debtors’ employees are critical to a successful reorganization. On the Petition Date, the Debtors filed with the Bankruptcy Court a motion for an order authorizing the Debtors to pay certain prepetition employee wage and benefit obligations [Docket No. 10] (the “Employee Wage Motion”). In the Employee Wage Motion, the Debtors requested to, among other things, satisfy certain of their prepetition obligations to their current employees, reimburse employees for prepetition travel and other business expenses that were incurred on behalf of the Debtors, pay prepetition payroll-related taxes and withholdings associated with the Debtors’ employee wage claims and the employee benefit obligations, and other similar tax obligations, continue any severance policies for employees, and to continue any employee benefit programs in place as of the Petition Date (including satisfying any prepetition obligations associated with such programs). On April 15, 2014 and May 16, 2014, the Bankruptcy Court entered orders granting interim and final approval of the Employee Wage Motion, respectively [Docket Nos. 28 and 215].

10.4.	Continuing Supplier and Customer Relations.

The Debtors believe that maintaining good relationships with their vendors, suppliers and customers is necessary to the continuity of the Debtors’ business operations during the Reorganization Cases. Accordingly, on the Petition Date, the Debtors filed with the Bankruptcy Court a motion seeking entry of an order authorizing the Debtors to pay, in the ordinary course of business, prepetition claims of certain critical vendors (both domestic and foreign) of goods and services, including certain claims of suppliers of goods entitled to priority pursuant to section 503(b)(9) of the Bankruptcy Code [Docket No. 12] (the “Critical Vendor Motion”). On April 15, 2014 and May 16, 2014, the Bankruptcy Court entered orders granting interim and final approval of the Critical Vendor Motion, respectively [Docket Nos. 30 and 218].

In addition, on the Petition Date, the Debtors filed with the Bankruptcy Court a motion seeking entry of an order authorizing the Debtors to continue certain prepetition customer programs, including, but not limited to, warranty programs, return policies, rebate programs and a channel marketing program, and to satisfy, in the ordinary course of business, certain prepetition claims arising from such programs [Docket No. 7] (the “Customer Programs Motion”). On April 15, 2014 and May 16, 2014, the Bankruptcy Court entered orders granting interim and final approval of the Customer Programs Motion, respectively [Docket Nos. 33 and 217].

10.5.	Motion for Authorization to Pay Prepetition Common Carrier, Warehouse Provider, Freight Forwarder and Related Obligations.

On the Petition Date, the Debtors filed with the Bankruptcy Court a motion requesting authority to pay, in their discretion, any prepetition claims held by the Debtors’ common carriers, warehouse providers, freight forwarders, toll processors and mechanics as well as the Debtors’ logistics administrator [Docket No. 9] (the “Service Providers Motion”). On April 15, 2014 and May 19, 2014, the Bankruptcy Court entered orders granting interim and final approval of the Service Providers Motion, respectively [Docket Nos. 32 and 226].

10.6.	Cash Management System.

The Debtors believe it would be disruptive to their operations if they were forced to change significantly their Cash management system upon the commencement of the Reorganization Cases. Accordingly, on the Petition Date, the Debtors filed with the Bankruptcy Court a motion seeking entry of an order authorizing the Debtors to maintain their current Cash management system as well as to authorize certain intercompany transactions [Docket No. 11] (the “Cash Management Motion”). On April 15, 2014 and May 16, 2014, the Bankruptcy Court entered orders granting interim and final approval of the Cash Management Motion, respectively [Docket Nos. 29 and 222].

10.7.	Utilities.

On April 28, 2014, the Debtors filed with the Bankruptcy Court a motion for an order: (a) prohibiting utilities from altering or discontinuing services; (b) providing utility companies with adequate assurance of payment; and (c) establishing procedures for resolving requests for additional assurance of payment [Docket No. 97]. The Bankruptcy Court entered an order [Docket No. 220] approving the motion on May 16, 2014.

10.8.	Insurance Obligations.

On April 28, 2014, the Debtors filed with the Bankruptcy Court a motion seeking an order authorizing the Debtors to continue honoring their obligations pursuant to certain prepetition insurance premium finance agreements [Docket No. 95]. The Bankruptcy Court entered an order [Docket No. 212] approving the motion on May 16, 2014.

10.9.	Tax Motion.

On the Petition Date, the Debtors filed with the Bankruptcy Court a motion seeking entry of an order authorizing them to pay various prepetition sales and use, property and other taxes to various federal, state and local authorities, and certain licensing, permitting and regulatory fees to certain federal, state and local government agencies on a periodic basis, in each case, as and when such obligations become due [Docket No. 8] (the “Tax Motion”). On April 15, 2014 and May 16, 2014, the Bankruptcy Court entered orders granting interim and final approval of the Tax Motion, respectively [Docket Nos. 31 and 213].

10.10.	Schedules and Statements.

By order of the Bankruptcy Court dated April 15, 2014 [Docket No. 35], the Debtors obtained an extension of time to file their Schedules of Assets and Liabilities and Statements of Financial Affairs (collectively, the “Schedules”) until June 12, 2014. On June 4, 2014, each Debtor filed with the Bankruptcy Court its Schedules. The Schedules are available electronically free of charge at www.kccllc.net/mpm.

10.11.	Bar Dates.

On May 27, 2014, the Debtors filed with the Bankruptcy Court a motion (the “Bar Date Motion”) seeking an order establishing the deadlines (each, a “Bar Date”) for filing proof of certain claims against the Debtors that arose on or prior to the Petition Date and approving the form and manner of notice of each Bar Date [Docket No. 263]. Pursuant to the Bar Date Motion, within five business days after the entry of an order approving the Bar Date Motion, the Debtors will serve the bar date notice and a proof of claim form upon all known entities holding potential claims. On June 6, 2014, the Bankruptcy Court entered an order approving the Bar Date Motion [Docket No. 329] and fixing 5:00 p.m. (prevailing Eastern Time) on July 17, 2014 as the Bar Date to file proofs of claim for all creditors other than governmental units, and October 10, 2014 as the Bar Date for governmental units.

10.12.	The DIP Facilities.

On April 14, 2014, the Bankruptcy Court entered an interim order [Docket No. 27] authorizing, on an interim basis, the Debtors to enter into the debtor-in-possession financing facilities (the “DIP Credit Facilities”) and to obtain postpetition financing and use Cash collateral. On May 23, 2014, the Bankruptcy Court entered an order [Docket No. 253] approving the DIP Credit Facilities on a final basis. The DIP Credit Facilities comprise a $270 million asset-based revolving loan and a $300 million term loan. The lenders under the DIP Credit Facilities have also committed, subject to certain closing conditions, to convert the proposed DIP asset-based revolving loan into a $270 million exit asset-based revolving facility and to provide a new $1 billion exit term loan facility to the Debtors upon the Effective Date.

10.13.	Restructuring Support Agreement and Backstop Commitment Agreement.

As discussed in Article IV, the RSA is the lynchpin of the Debtors’ restructuring. In the period leading up to the Petition Date, the Debtors negotiated the terms of the Plan with the Plan Support Parties, who together hold approximately 90% of the Second Lien Notes who ultimately entered into the RSA. Pursuant to the RSA, the Debtors and the Plan Support Parties agreed to support a pre-negotiated plan of reorganization, consistent with the term sheet annexed to the RSA, which served as the basis for the Plan. The RSA was designed to implement a comprehensive balance sheet restructuring that will solve the Debtors’ liquidity issues, significantly reduce the Debtors’ funded indebtedness, and allow the Debtors to navigate through their reorganization process efficiently and expeditiously. In conjunction with the RSA, the Plan Support Parties and the Debtors entered into the Backstop Commitment Agreement, whereby the Plan Support Parties have agreed to backstop the Rights Offerings for the Debtors’ New Common Stock, subject to the terms therein.

A motion seeking authority for the Debtors to assume the RSA and enter into the Backstop Commitment Agreement was filed on May 9, 2014 [Docket No. 147]. A hearing to consider entry of an order granting the relief requested in the motion was held on June 19, 2014. On June 23, 2014, the Bankruptcy Court entered orders approving the Debtors’ (a) assumption of the RSA [Docket No. 507]; and (b) entry into the Backstop Commitment Agreement [Docket No. 509].

10.14.	Appointment of a Creditors’ Committee.

The Creditors’ Committee was appointed by the United States Trustee pursuant to section 1102(a)(1) of the Bankruptcy Code on April 2, 2014 to represent the interests of the Debtors’ unsecured creditors, as reflected on the Bankruptcy Court’s docket [Docket Nos. 73, 92 and 113]. On May 27, 2014, the Creditors’ Committee filed with the Bankruptcy Court applications seeking entry of an order authorizing the Creditors’ Committee to retain Klee, Tuchin, Bogdanoff & Stern LLP as its legal advisor [Docket No. 256], FTI Consulting, Inc. as its financial advisor [Docket No. 257], and Jefferies LLC as its investment banker [Docket No. 258]. On June 10, 2014, the Bankruptcy Court entered orders [Docket Nos. 354, 355 and 360, respectively] approving the applications.

The current members of the Creditors’ Committee are set forth below:

US Bank National Association,

Global Corporate Trust Services

100 Wall Street, Suite 1600

New York, New York 10005

Attention: James E. Murphy

BlueMountain Credit Alternatives Master Fund L.P.

280 Park Avenue – 12th Floor

New York, New York 10017

Attention: Mark P. Kronfeld

Aurelius Capital Partners, LP

535 Madison Avenue – 22nd Floor

New York, New York 10022

Attention: Dan Gropper

Unimin Corporation

258 Elm Street

New Canaan, Connecticut 06840

Attention: Chris Goodwin

Fischback USA Inc.

900 Peterson Drive

Elizabethtown, Kentucky 42701

Attention: Kirk Chadwick

Pension Benefit Guaranty Corporation

1200 K Street, N.W.

Washington, D.C. 20005

Attention: Christopher Gran

IUE-CWA, AFL-CIO

P.O. Box 24366

Rochester, New York 14624

Attention: Joseph Giffi

10.15.	Adversary Proceedings.

On May 9, 2014, the Debtors instituted separate adversary proceedings against the First Lien Indenture Trustee and the 1.5 Lien Indenture Trustee regarding whether the “make-whole” premiums are due under either First Lien Indenture or 1.5 Lien Indenture, respectively. The Debtors allege in each adversary proceeding that the make-whole premiums are not due because the maturity dates of the First Lien Notes and 1.5 Lien Notes were automatically accelerated by the Debtors’ filing of voluntary bankruptcy petitions. See Momentive Performance Materials Inc. v. The Bank of New York Mellon Trust Co., N.A. (In re MPM Silicones, LLC), Adv. Proc. No. 14-08227 (RDD) (Bankr. S.D.N.Y. May 9, 2014) [Docket No. 1]; Momentive Performance Materials Inc. v. Wilmington Trust, N.A. (In re MPM Silicones, LLC), Adv. Proc. No. 14-08228 (RDD) (Bankr. S.D.N.Y. May 9, 2014) [Docket No. 1].

In the First Lien Optional Redemption Premium Adversary Proceeding, a pre-trial conference is set for July 18, 2014 at 10:00 a.m. Momentive Performance Materials Inc. v. The Bank of New York Mellon Trust Co., N.A. (In re MPM Silicones, LLC), Adv. Proc. No. 14-08227 (RDD) (Bankr. S.D.N.Y. May 9, 2014) [Docket No. 2]. On June 18, 2014, the First Lien Indenture Trustee filed its answer, affirmative defenses, and counterclaims. [Docket No. 21] (the “First Lien Answer.”) In the First Lien Answer, the First Lien Indenture Trustee asserts the following affirmative defenses: (a) the Debtors have failed to state a claim; (b) the Debtors’ claims are barred by the doctrine of unclean hands; and (c) the Debtors’ claims are barred because of a violation of the implied covenant of good faith and fair dealing. The First Lien Answer’s counterclaims principally seek a declaratory judgment that a make-whole premium is due. Apollo and the Ad Hoc Committee of Second Lien Noteholders each filed a motion to intervene in the First Lien Optional Redemption Premium Adversary Proceeding [Docket Nos. 9 and 10], which were granted at a hearing on June 19, 2014.

In the 1.5 Lien Optional Redemption Premium Adversary Proceeding, pre-trial conference is set for July 18, 2014 at 10 a.m. Momentive Performance Materials Inc. v. Wilmington Trust, N.A. (In re MPM Silicones, LLC), Adv. Proc. No. 14-08228 (RDD) (Bankr. S.D.N.Y. May 9, 2014) [Docket No. 2]. On June 18, 2014, the 1.5 Lien Indenture Trustee filed its answer, affirmative defenses, and counterclaims. [Docket No. 24] (the “1.5 Lien Answer.”) In the 1.5 Lien Answer, the 1.5 Lien Indenture Trustee asserts the following affirmative defenses: (a) the Debtors have failed to state a claim; (b) the Debtors’ claims are barred by the doctrine of unclean hands; (c) the Debtors’ claims are barred because of a violation of the implied covenant of good faith and fair dealing; (d) the Debtors’ claims are barred by the doctrine of unjust enrichment; and (e) the Debtors’ claims are barred by the doctrines of waiver and estoppel. The 1.5 Lien Answer’s counterclaims principally seek a declaratory judgment that a make-whole premium is due. Apollo and the Ad Hoc Committee of Second Lien Noteholders each filed a motion to intervene in the 1.5 Lien Optional Redemption Premium Adversary Proceeding [Docket Nos. 11 and 12], which were granted at a hearing on June 19, 2014.

The Subordinated Notes Indenture Trustee filed a complaint against the Debtors and the Second Lien Indenture Trustee seeking, among other things, a declaratory judgment that the Subordinated Notes are pari passu in right of payment with the Second Lien Notes. U.S. Bank Nat’l Assoc. v. Wilmington Savings Fund Society, FSB (In re MPM Silicones, LLC), Adv. Proc. No. 14-08238 (RDD) (Bankr. S.D.N.Y. May 30, 2014) [Docket No. 1]. The primary contention of the Subordinated Notes Indenture Trustee is that the Second Lien Notes are not “Senior Indebtedness” (as such term is defined in the Subordinated Notes Indenture) and therefore the Subordinated Notes should not be subordinated to the Second Lien Notes.

The Debtors anticipate that the issues raised by each of the adversary proceedings will not be resolved by the Bankruptcy Court prior to the Confirmation Hearing.

ARTICLE XI.

CERTAIN RISK FACTORS TO BE CONSIDERED

Important Risks to Be Considered

Holders of Claims should read and consider carefully the following risk factors and the other information in this Disclosure Statement, the Plan, the Plan Supplement and the other documents delivered or incorporated by reference in this Disclosure Statement and the Plan, before voting to accept or reject the Plan.

These risk factors should not, however, be regarded as constituting the only risks involved in connection with the Plan and its implementation.

11.1.	Certain Bankruptcy Considerations.

(a)	General.

Although the Plan is designed to implement the restructuring transactions contemplated thereby and provide distributions to creditors in an expedient and efficient manner, it is impossible to predict with certainty the amount of time that the Debtors may spend in bankruptcy or to assure parties in interest that the Plan will be confirmed.

If the Debtors are unable to obtain confirmation of the Plan on a timely basis because of a challenge to confirmation of the Plan or a failure to satisfy the conditions to consummation of the Plan, they may be forced to operate in bankruptcy for an extended period while they try to develop a different chapter 11 plan that can be confirmed. Such a scenario could jeopardize the Debtors’ relationships with their key vendors and suppliers, customers and employees, which, in turn, would have an adverse effect on the Debtors’ operations. A material deterioration in the Debtors’ operations likely would diminish recoveries under any subsequent chapter 11 plan. Further, in such event, the Debtors may not have sufficient liquidity to operate in bankruptcy for such an extended period.

(b)	Failure to Receive Requisite Acceptances.

Claims in Classes 4, 5, 6 and 9 are the only Claims that are entitled to vote to accept or reject the Plan. Although the Debtors believe they will receive the requisite acceptances, the Debtors cannot provide assurances that the requisite acceptances to confirm the Plan will be received for at least one of these Classes. If the requisite acceptances are not received for at least one of these Classes, the Debtors will not be able to seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code because at least one impaired Class will not have voted in favor of the Plan as required by section 1129(a)(10) of the Bankruptcy Code. In such a circumstance, the Debtors may seek to accomplish an alternative restructuring of their capitalization and obligations to creditors and obtain acceptances of an alternative plan of reorganization for the Debtors, or otherwise, that may not have the support of the Plan Support

Parties and/or may be required to liquidate these estates under chapter 7 or 11 of the Bankruptcy Code. There can be no assurance that the terms of any such alternative restructuring arrangement or plan would be similar to, or as favorable to the Debtors’ creditors as, those proposed in the Plan.

(c)	Failure to Secure Confirmation of the Plan.

Even if the requisite acceptances are received, the Debtors cannot provide assurances that the Bankruptcy Court will confirm the Plan. A non-accepting creditor or equity security holder of the Debtors might challenge the balloting procedures and results as not being in compliance with the Bankruptcy Code or the Bankruptcy Rules. Even if the Bankruptcy Court determined that the Disclosure Statement and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for confirmation had not been met. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to non-accepting holders of claims and interests within a particular class under the Plan will not be less than the value of distributions such holders would receive if the debtor were liquidated under chapter 7 of the Bankruptcy Code. While the Debtors cannot provide assurances that the Bankruptcy Court will conclude that these requirements have been met, the Debtors believe that the Plan will not be followed by a need for further financial reorganization and that non-accepting holders within each Class under the Plan will receive distributions at least as great as would be received following a liquidation under chapter 7 of the Bankruptcy Code when taking into consideration all administrative claims and the costs and uncertainty associated with any such chapter 7 case.

If the Plan is not confirmed, the Plan will need to be revised and it is unclear whether a restructuring of the Debtors could be implemented and what distribution holders of Claims ultimately would receive with respect to their Claims. If an alternative reorganization could not be agreed to, it is possible that the Debtors would have to liquidate their assets, in which case it is likely that holders of Claims would receive substantially less favorable treatment than they would receive under the Plan. There can be no assurance that the terms of any such alternative restructuring arrangement or plan would be similar to or as favorable to the Debtors’ creditors as those proposed in the Plan.

(d)	Failure to Consummate the Plan.

Section 11.1 of the Plan contains various conditions to consummation of the Plan, including the Confirmation Order having become final and non-appealable, the Debtors having entered into the Plan Documents, in form and substance satisfactory to the Requisite Investors, and all conditions precedent to effectiveness of such agreements having been satisfied or waived in accordance with the terms thereof. As of the date of this Disclosure Statement, there can be no assurance that these or the other conditions to consummation will be satisfied or waived. Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated and the restructuring completed. If the Plan is not consummated and the restructuring completed, these Reorganization Cases will be prolonged and the Debtors may lack sufficient liquidity to effect a successful restructuring under chapter 11 of the Bankruptcy Code.

Moreover, the Plan is predicated on, among other things, receipt of the Rights Offering Amount. Notwithstanding the Backstop Commitment Agreement, because the Rights Offerings have not been completed, there can be no assurance that the Debtors will receive any or all of the Rights Offering Amount. In addition, under the Backstop Commitment Agreement, the Backstop Parties have the contractual right to terminate the Backstop Commitment Agreement if, among other reasons, the deadlines set forth in such agreement or the various conditions precedent are not satisfied.

Similarly, the Plan is predicated on, among other things, the support and consideration described in the RSA. In conjunction with the RSA and to guard against the possibility that the Debtors are unable to obtain sufficient commitments to purchase the full amount of the Rights Offering Stock, the Debtors and the Backstop Parties entered into the Backstop Commitment Agreement, whereby the Backstop Parties have agreed to backstop the Rights Offerings for the Debtors’ New Common Stock, subject to the terms therein. A motion seeking authority for the Debtors to assume the RSA and enter into the Backstop Commitment Agreement was filed on May 9, 2014 [Docket No. 147]. A hearing to consider entry of an order granting the relief requested in the motion was held on June 19, 2014. On June 23, 2014, the Bankruptcy Court entered orders approving the Debtors’ (a) assumption of the RSA [Docket No. 507] and (b) entry into the Backstop Commitment Agreement [Docket No. 509].

In addition, under the RSA and Backstop Commitment Agreement, the Plan Support Parties and Backstop Parties, respectively, have the contractual right to terminate the RSA and Backstop Commitment Agreement if, among other reasons, the deadlines set forth in such agreements or the various conditions precedent to the enforcement of the obligations of the parties thereto are not satisfied. If the RSA or Backstop Commitment Agreement are terminated, the Debtors may not be able to consummate the Plan in its current form. Moreover, in consideration for their commitment to backstop the Rights Offerings, the Backstop Parties will receive a backstop premium equal to 5% of the Rights Offering Amount (or $30 million), which is payable in New Common Stock upon the Effective Date. However, should the Backstop Commitment Agreement be terminated, such amount shall be payable in cash in certain circumstances.

(e)	Subordination Dispute.

On May 30, 2014, the Senior Subordinated Indenture Trustee filed an adversary proceeding against the Debtors and the Second Lien Indenture Trustee13 seeking a declaratory judgment that the Second Lien Notes do not constitute “Senior Indebtedness” under the terms of the Senior Subordinated Indenture, and therefore, that any unsecured deficiency claim arising from the Second Lien Notes should be treated as pari passu in right of payment with the Senior Subordinated Notes under the Plan. Should the Senior Subordinated Indenture Trustee succeed, the Plan would not be confirmable in its current form, and would likely require material revisions

[13]	See U.S. Bank National Association v. Wilmington Savings Fund Society, FSB (In re MPM Silicones, LLC), Adv. Proc. No. 14-08238 (RDD) (Bankr. S.D.N.Y. May 30, 2014) [Docket No. 1].

to the treatment of Second Lien Notes and Senior Subordinated Notes, and potentially other Classes, under the Plan. While it is possible that the Senior Subordinated Indenture Trustee will succeed, the Debtors and the Backstop Parties do not believe that such outcome is likely, and believe that the Plan is confirmable as proposed.

(f)	Intercreditor Dispute.

On June 19, 2014, the First Lien Indenture Trustee initiated litigation (the “Intercreditor Litigation”) in the Supreme Court of the State of New York, County of New York against (1) JPMorgan Chase Bank, N.A., as intercreditor agent under the Second Lien Intercreditor Agreement, (2) the Second Lien Indenture Trustee and (3) holders of Second Lien Notes (collectively, the “Defendants”). The First Lien Indenture Trustee principally alleges that the Plan Support Parties violated the Second Lien Intercreditor Agreement by executing the RSA, because the RSA requires them to support the Plan, which provides for payments in respect of the Second Lien Notes prior to payment in full in cash of the First Lien Notes and the 1.5 Lien Notes. The First Lien Indenture Trustee also asserts that it is entitled to enjoin holders of the Second Lien Notes from receiving, and to compel holders of the Second Lien Notes to turn over, any distributions received under the Plan to satisfy the obligations under the First Lien Notes and the 1.5 Lien Notes in accordance with the Second Lien Intercreditor Agreement. While it is possible that the First Lien Indenture Trustee will succeed, the Debtors and the Backstop Parties do not expect the Intercreditor Litigation to be sustained and the Backstop Parties are likely to assert counterclaims against the First Lien Indenture Trustee.

(g)	Objections to Treatment of Claims.

Section 1129(b) of the Bankruptcy Code provides that a plan of reorganization must not discriminate unfairly with respect to each class of Claims or Interests. Holders of Claims or Interests may argue that the Plan discriminates unfairly with respect to their Claims or Interests. The Debtors believe that the treatment of each class of Claims or Interests complies with the requirements set forth in the Bankruptcy Code. There can be no assurance, however, that the Bankruptcy Court will reach the same conclusion.

(h)	Objections to Classification of Claims.

Section 1122 of the Bankruptcy Code provides that a plan of reorganization may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class. The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code. There can be no assurance, however, that the Bankruptcy Court will reach the same conclusion.

(i)	The Debtors May Object to the Amount or Classification of Your Claim.

The Debtors reserve the right to object to the amount or classification of any Claim. It is the Debtors’ position that the estimates set forth in this Disclosure Statement cannot be relied on by any creditor whose Claim or Interest is subject to an objection. Any such Claim holder may not receive its specified share of the estimated distributions described in this Disclosure Statement.

(j)	The Debtors May Adjourn Certain Deadlines.

In certain circumstances, the Debtors may deem it appropriate to adjourn either or both of the Voting Deadline and/or the Confirmation Hearing. While the Debtors estimate that the Effective Date will occur in or around September 2014, they cannot provide assurances that applicable dates related to the foregoing will not be extended and the Effective Date will not be delayed.

11.2.	Risks Relating to the Capital Structure of the Reorganized Debtors.

(a)	Variances from Financial Projections.

The Financial Projections included as Exhibit 3 to this Disclosure Statement reflect numerous assumptions, which involve significant levels of judgment and estimation concerning the anticipated future performance of the Reorganized Debtors, as well as assumptions with respect to the prevailing market, economic and competitive conditions, which are beyond the control of the Reorganized Debtors, and which may not materialize, particularly given the current difficult economic environment. Any significant differences in actual future results versus estimates used to prepare the Financial Projections, such as lower sales, lower volume, lower pricing, increases in production costs, technological changes, environmental or safety issues, workforce disruptions, competition or changes in the regulatory environment, could result in significant differences from the Financial Projections. The Debtors believe that the assumptions underlying the Financial Projections are reasonable. However, unanticipated events and circumstances occurring subsequent to the preparation of the Financial Projections may affect the Debtors’ and the Reorganized Debtors’ ability to initiate the endeavors and meet the financial benchmarks contemplated by the Plan. Therefore, the actual results achieved throughout the period covered by the Financial Projections necessarily will vary from the projected results, and these variations may be material and adverse.

(b)	Leverage.

Although the Reorganized Debtors will have less indebtedness than the Debtors, the Reorganized Debtors will still have a significant amount of secured indebtedness. On the Effective Date, after giving effect to the transactions contemplated by the Plan, in addition to payment of Claims, if any, that require payment beyond the Effective Date and ordinary course debt, the Reorganized Debtors will, on a consolidated basis, have approximately $1,292,000,000 in secured indebtedness in addition to the undrawn $270 million New ABL Facility.

The degree to which the Reorganized Debtors will be leveraged could have important consequences because:

•	it could affect the Reorganized Debtors’ ability to satisfy their obligations under their secured indebtedness following the Effective Date;

•	a portion of the Reorganized Debtors’ Cash flow from operations will be used for debt service and unavailable to support operations, or for working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes;

•	the Reorganized Debtors’ ability to obtain additional debt financing or equity financing in the future may be limited; and

•	the Reorganized Debtors’ operational flexibility in planning for, or reacting to, changes in their businesses may be severely limited.

(c)	Ability to Service Debt.

Although the Reorganized Debtors will have less indebtedness than the Debtors, the Reorganized Debtors will still have significant interest expense and principal repayment obligations. The Reorganized Debtors’ ability to make payments on and to refinance their debt will depend on their future financial and operating performance and their ability to generate cash in the future. This, to a certain extent, is subject to general economic, business, financial, competitive, legislative, regulatory and other factors that are beyond the control of the Reorganized Debtors.

Although the Debtors believe the Plan is feasible, there can be no assurance that the Reorganized Debtors will be able to generate sufficient cash flow from operations or that sufficient future borrowings will be available to pay off the Reorganized Debtors’ debt obligations. The Reorganized Debtors may need to refinance all or a portion of their debt on or before maturity; however, there can be no assurance that the Reorganized Debtors will be able to refinance any of their debt on commercially reasonable terms or at all.

(d)	Obligations Under Certain Financing Agreements.

The Reorganized Debtors’ obligations under certain financing agreements, including, but not limited to, the New ABL Credit Agreement, the New First Lien Term Loan Agreement and, if applicable, the Incremental Facility, will be secured by liens on substantially all of the assets of the Reorganized Debtors (subject to certain exclusions set forth therein). If the Reorganized Debtors become insolvent or are liquidated, or if there is a default under certain financing agreements, including, but not limited to, the New ABL Credit Agreement and the New First Lien Term Loan Agreement, and payment on any obligation thereunder is accelerated, the lenders under the New ABL Credit Agreement and the New First Lien Term Loan Agreement would be entitled to exercise the remedies available to a secured lender under applicable law, including foreclosure on the collateral that is pledged to secure the indebtedness thereunder, and they would have a claim on the assets securing the obligations under the applicable facility that would be superior to any claim of the holders of unsecured debt.

Moreover, in the event that Class 4 (First Lien Note Claims) votes to reject the Plan, in lieu of the New First Lien Term Loan, the Reorganized Debtors, on the Effective Date, will issue Replacement First Lien Notes to holders of Allowed First Lien Note Claims with a present value equal to the Allowed amount of such holder’s First Lien Note Claim (which may include any make-whole claim, prepayment penalty, or Applicable Premium Allowed by the

Bankruptcy Court, if any). Similarly, in the event that Class 5 (1.5 Lien Note Claims) votes to reject the Plan, in lieu of the Incremental Facility, the Reorganized Debtors, on the Effective Date, will issue Replacement 1.5 Lien Notes to holders of Allowed 1.5 Lien Note Claims with a present value equal to the Allowed amount of such holder’s 1.5 Lien Note Claim (which may include any make-whole claim, prepayment penalty, or Applicable Premium Allowed by the Bankruptcy Court, if any). The terms of such replacement notes may include the obligations and restrictions described above.

(e)	Restrictive Covenants.

The financing agreements governing the Reorganized Debtors’ indebtedness will contain various covenants that may limit the discretion of the Reorganized Debtors’ management by restricting the Reorganized Debtors’ ability to, among other things, incur additional indebtedness, incur liens, pay dividends or make certain restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge, consolidate and/or sell or dispose of all or substantially all of their assets. In addition, it is expected that such agreements will require the Reorganized Debtors to meet certain financial covenants. As a result of these covenants, the Reorganized Debtors will be limited in the manner in which they conduct their business and they may be unable to engage in favorable business activities or finance future operations or capital needs.

Any failure to comply with the restrictions of the financing agreements may result in an event of default. An event of default may allow the creditors to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. If the Reorganized Debtors are unable to repay amounts outstanding under their financing agreements when due, the lenders thereunder could, subject to the terms of the financing agreements, seek to foreclose on the collateral that is pledged to secure the indebtedness outstanding under such facility.

(f)	Lack of a Trading Market.

It is anticipated that Reorganized MPM will be a private company and that there will be no active trading market for the New Common Stock. Pursuant to the terms of the Registration Rights Agreement, the Debtors have agreed to file a registration statement registering for resale the New Common Stock within 75 days of the Effective Date. There can be no assurance, however, that any market will develop for the New Common Stock or as to the liquidity of any market that may develop for any such securities. Consequently, holders of the New Common Stock may bear certain risks associated with holding securities for an indefinite period of time, including, but not limited to, the risk that the New Common Stock will lose some or all of its value.

(g)	The Implied Valuation of New Common Stock is Not Intended to Represent the Trading Value of the New Common Stock.

The valuation of the Reorganized Debtors is not intended to represent the trading values of New Common Stock in public or private markets and is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things: (1) prevailing interest rates; (2) conditions in the financial markets; (3) the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long term basis; and (4) other factors that generally influence the prices of securities. Actual market prices of the New Common Stock also may be affected by the Reorganization Cases or by other factors not possible to predict. Accordingly, the implied value stated herein and the Plan of the securities to be issued does not necessarily reflect, and should not be construed as reflecting, values that will be attained for the New Common Stock in the public or private markets.

(h)	Variance in Amount of Shares of New Common Stock Issued.

The number of shares of New Common Stock to be issued under the Plan has not been fixed and could vary from the Debtors’ projections. While the number of shares issued as the Commitment Premium Shares and the Rights Offering Stock has been fixed at 36,197,874 collectively, the number of shares issued in connection with the Second Lien Notes Equity Distribution will vary depending on the Net Debt Amount, and such variance may be material. Such variance could depend on, among other things, whether (i) the amount of cash held by the Debtors as of the Effective Date is different than projected for any reason, including that the Debtors generated less cash than expected from their business operations, (ii) the amount outstanding under the DIP ABL Facility on the Effective Date varies from the Debtors’ projections, (iii) the Debtors are required to include any portion of a “make-whole” premium in the recovery to holders of First Lien Notes and/or 1.5 Lien Notes, (iv) the total amount of Allowed Claims against the Debtors is materially higher than projected, and/or (v) the amount of administrative claims against the Debtors, including professional fees, are higher than are currently anticipated. To the extent that the Total Outstanding Shares issued is greater than anticipated, a greater number of shares will be issued as the Second Lien Notes Equity Distribution, giving rise to a lower percentage of equity ownership on account of the Commitment Premium Shares and the Rights Offering Stock than is currently projected. To the extent that the Total Outstanding Shares issued is lower than anticipated, a smaller number of shares will be issued as the Second Lien Notes Equity Distribution, giving rise to a larger percentage of equity ownership on account of the Commitment Premium Shares and the Rights Offering Stock than is currently projected. For more information, see Article XII of the Disclosure Statement.

(i)	The 4(a)(2) Securities and Certain Section 1145 Securities Will Be Subject to Resale Restrictions and Thus the Holders of these Securities May Be Required to Bear the Financial Risk of an Investment in these Securities for an Indefinite Period of Time.

The 4(a)(2) Subscription Rights and the 4(a)(2) Securities (as defined below) are being issued and sold pursuant to an exemption from registration under the applicable securities laws. Accordingly, the 4(a)(2) Securities and shares of Top HoldCo Common Stock issued in exchange therefor will be subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration, under the Securities Act and other applicable law. In addition, Holders of Section 1145 Securities (as defined below) and shares of Top HoldCo Common Stock issued in exchange therefor who are deemed to be “underwriters” under Section 1145(b) of the Bankruptcy Code will also be subject to resale restrictions. The 4(a)(2) Eligible Holders participating in the 4(a)(2) Rights Offering and the Holders of Section 1145 Securities and shares of Top HoldCo Common Stock issued in exchange therefor who are deemed to be “underwriters” should be aware that they may be required to bear the financial risk of an investment in the 4(a)(2) Securities and the Section 1145 Securities and shares of Top HoldCo Common Stock issued in exchange therefor for an indefinite period of time.

11.3.	Risks Relating to Tax and Accounting Consequences of the Plan.

(a)	Certain Tax Consequences of the Plan Raise Unsettled and Complex Legal Issues and Involve Factual Determinations.

The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtors currently do not intend to seek any ruling from the Internal Revenue Service (“IRS”) on the tax consequences of the Plan. Thus, there can be no assurance that the IRS will not challenge the various positions the Debtors have taken, or intend to take, with respect to the tax treatment in the Plan, or that a court would not sustain such a challenge.

(b)	Use of Historical Financial Information.

As a result of the consummation of the Plan and the transactions contemplated thereby, the Reorganized Debtors believe they will be subject to the fresh-start accounting rules. Fresh-start accounting allows for the assessment of every balance sheet account for possible fair value adjustment, resulting in the emergence of a new company recapitalized and revalued. This process is guided by purchase price allocation standards under GAAP.

11.4.	Risks Associated with the Company’s Businesses.

THE FOLLOWING PROVIDES A SUMMARY OF CERTAIN OF THE RISKS ASSOCIATED WITH THE COMPANY’S BUSINESSES. HOWEVER, THIS SECTION IS NOT INTENDED TO BE EXHAUSTIVE. ADDITIONAL RISK FACTORS CONCERNING THE COMPANY’S BUSINESSES ARE CONTAINED IN THE COMPANY’S PREVIOUSLY-FILED ANNUAL FORM 10-K REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2013.

(a)	The New Management May Not Agree with the Post-Reorganization Business Plan Set Forth in the Financial Projections.

The RSA requires that as of the Effective Date, the Chief Executive Officer, Chief Financial Officer, General Counsel and potentially other management positions (combined, the “New Management”) of the Reorganized Debtors consist of those individuals selected by and acceptable to the Requisite Investors. The process of selecting the New Management has not yet been completed, therefore the New Management has not yet been identified. While the Company’s current management team believes that the strategies and assumptions in the post-reorganization business plan set forth in the Financial Projections are reasonable and in the Company’s best interest, there is no guarantee that the New Management will agree with all such strategies and assumptions.

(b)	The Debtors’ Reorganization Cases May Negatively Impact the Company’s Future Operations.

While the Debtors believe that they will be able to emerge from chapter 11 relatively expeditiously, there can be no assurance as to timing for approval of the Plan or the Debtors’ emergence from chapter 11. Additionally, notwithstanding the support of the Plan Support Parties, the Reorganization Cases may adversely affect the Company’s ability to retain existing customers and suppliers, attract new customers and maintain contracts that are critical to its operations.

(c)	Fluctuations in Direct or Indirect Raw Material Costs Could Have an Adverse Impact on the Company’s Businesses.

The prices of the Company’s direct and indirect raw materials have been, and the Company expects them to continue to be, volatile. Though the Company’s business plan contemplates some incremental price increases to offset the cost of raw material increases, if the cost of direct or indirect raw materials increases significantly, the Company may be unable to fully offset the increased costs with higher selling prices and profitability will decline. Increases in prices for the Company’s products could also hurt the Company’s ability to remain both competitive and profitable in the markets in which the Company competes.

Although some of the Company’s materials contracts include competitive price clauses that allow the Company to buy outside the contract if market pricing falls below contract pricing, and certain contracts have minimum-maximum monthly volume commitments that allow the Company to take advantage of spot pricing, the Company may be unable to purchase raw materials at market prices. In addition, some of the Company’s customer contracts have fixed prices for a certain term, and as a result, the Company may not be able to pass on raw material price increases to customers immediately, if at all. Due to differences in timing of the pricing trigger points between the Company’s sales and purchase contracts, there is often a “lead-lag” impact that can negatively impact the Company’s margins in the short term in periods of rising raw material prices and positively impact them in the short term in periods of falling raw material prices. Future raw material prices may be impacted by new laws or regulations, suppliers’ allocations to other purchasers, changes in the Company’s supplier manufacturing processes as some of the Company’s products are byproducts of these processes, interruptions in production by suppliers, natural disasters, volatility in the price of crude oil and related petrochemical products and changes in exchange rates.

(d)	The Supply of Direct or Indirect Raw Materials Could Affect Profitability.

The Company’s manufacturing operations require adequate supplies of raw materials on a timely basis. The loss of a key source or a delay in shipments could have a material adverse effect on the Company’s businesses and negatively affect profitability. Raw material availability may be subject to curtailment or change due to, among other things, new or existing laws or regulations, suppliers’ allocations to other purchasers, interruptions in production by suppliers, and natural disasters.

Furthermore, many of the Company’s raw materials and intermediate products are available in the required quantities from a limited number of suppliers. Should any of the Company’s key suppliers fail to deliver the required raw materials or intermediate products or no longer supply the Company, the Company may be unable to purchase these materials in necessary quantities, which could adversely affect the Company’s volumes, or may not be able to purchase them at prices that would allow them to remain competitive. The Company’s suppliers may experience force majeure events rendering them unable to deliver all, or a portion of, the contracted-for raw materials. If this were to occur, the Company could be forced to purchase replacement raw materials in the open market at significantly higher costs or place customers on an allocation of the Company’s products. In addition, the Company cannot predict whether new regulations or restrictions may be imposed in the future on silicon metal, siloxane or other key materials, which may result in reduced supply or further increases in prices. The Company cannot assure investors that the Company will be able to renew the Company’s current materials contracts or enter into replacement contracts on commercially acceptable terms, or at all. Fluctuations in the price of these or other raw materials or intermediate products, the loss of a key source of supply or any delay in the supply could result in a material adverse effect on the Company’s businesses.

(e)	Environmental Obligations and Liabilities Could Have a Substantial Negative Impact on Financial Condition.

The Company’s operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials and are subject to extensive and complex U.S. federal, state, local and non-U.S. supra-national, national, provincial, and local environmental, health and safety laws and regulations. These environmental laws and regulations include those that govern the discharge of pollutants into the air and water, the generation, use, storage, transportation, treatment and disposal of hazardous materials and wastes, the cleanup of contaminated sites, occupational health and safety and those requiring permits, licenses, or other government approvals for specified operations or activities. The Company’s products are also subject to a variety of international, national, regional, state, and provincial requirements and restrictions applicable to the manufacture, import, export or subsequent use of such products. In addition, the Company is required to maintain, and may be required to obtain in the future, environmental, health and safety permits, licenses, or government approvals to continue current operations at most of the Company’s manufacturing and research facilities throughout the world.

While the Company fully intends to be in compliance with all environmental obligations, compliance with environmental, health and safety laws and regulations, and maintenance of permits, can be costly and complex. If the Company is unable to comply with environmental, health and safety laws and regulations, or maintain the Company’s permits, the Company could incur substantial costs, including fines and civil or criminal sanctions, third party property damage or personal injury claims or costs associated with upgrades to the Company’s facilities or changes in the Company’s manufacturing processes in order to achieve and maintain compliance, and may also be required to halt permitted activities or operations until any necessary permits can be obtained or complied with. In addition, future developments or increasingly stringent regulations could require the Company to make additional unforeseen environmental expenditures, which could have a material adverse effect on the Company’s business.

Actual and alleged environmental violations have been identified at the Company’s facility in Waterford, New York. The Company is cooperating with the New York State Department of Environmental Conservation (the “NYSDEC”) and the U.S. Environmental Protection Agency (the “USEPA”) and the U.S. Department of Justice in their respective investigations of that facility’s compliance with certain applicable environmental requirements, including certain requirements governing the operation of the facility’s hazardous waste incinerators. Although the Company does not believe that the costs and potential penalties associated with these investigations will have a material adverse impact on the Company’s business, these investigations may result in administrative, civil or criminal enforcement by the State of New York and/or the United States and resolution of such enforcement actions will likely require payment of a monetary penalty and/or the imposition of other civil or criminal sanctions.

Environmental, health and safety requirements change frequently and have tended to become more stringent over time. The Company cannot predict what environmental, health and safety laws and regulations or permit requirements will be enacted or amended in the future, how existing or future laws or regulations will be interpreted or enforced or the impact of such laws, regulations or permits on future production expenditures, supply chain or sales. The Company’s costs of compliance with current and future environmental, health and safety requirements could be material.

(f)	Future Chemical Regulatory Actions May Decrease Profitability.

Several governmental entities have enacted, are considering or may consider in the future, regulations that may impact the Company’s ability to sell certain chemical products in certain geographic areas. If the Company fails to comply with such regulations or other similar laws, the Company may be subject to penalties or other enforcement actions, including fines, injunctions, recalls or seizures, which would have a material adverse effect on the Company’s financial condition, Cash flows, and profitability.

The Company participates with other companies in trade associations and regularly contributes to the research and study of the safety and environmental impact of the Company’s products and raw materials, including siloxanes. These programs are part of a program to review the environmental impacts, safety and efficacy of the Company’s products. In addition, government and academic institutions periodically conduct research on potential environmental and health concerns posed by various chemical substances, including substances the Company manufactures and sells. These research results are periodically reviewed by state, national and international regulatory agencies and potential customers. Such research could result in future regulations restricting the manufacture or use of the Company’s products, liability for adverse environmental or health effects linked to the Company’s products, and/or de-selection of the Company’s products for specific applications. These restrictions, liability, and product de-selection could have a material adverse effect on the Company’s business, the Company’s financial condition and/or liquidity.

Products the Company has made or used could be the focus of legal claims based upon allegations of harm to human health. While the Company cannot predict the outcome of suits and claims, the Company believes that it maintains adequate reserves to address litigation and is adequately insured to cover foreseeable future claims. However, an unfavorable outcome in these litigation matters could have a material adverse effect on the Company’s business, financial condition and/or profitability and cause its reputation to decline.

As a result of the hazardous nature of some of the products the Company produces and uses, the Company may face claims relating to incidents that involve its customers’ improper handling, storage and use of its products. Additionally, the Company may face lawsuits alleging personal injury or property damage by neighbors living near its production facilities. These lawsuits could result in substantial damage awards against the Company, which in turn could encourage additional lawsuits and could cause the Company to incur significant legal fees to defend such lawsuits, either of which could have a material adverse effect on the Company’s business, financial condition and/or profitability. In addition, the activities of environmental action groups could result in litigation or damage to the Company’s reputation.

(g)	Manufacturing and Use of Hazardous Materials.

The Company produces hazardous chemicals that require care in handling and use that are subject to regulation by many U.S. and non-U.S. national, supra-national, state and local governmental authorities. In some circumstances, these authorities must review and, in some cases approve, the Company’s products and/or manufacturing processes and facilities before the Company may manufacture and sell some of these chemicals. To be able to manufacture and sell certain new chemical products, the Company may be required, among other things, to demonstrate to the relevant authority that the product does not pose an unreasonable risk during its intended uses and/or that we are capable of manufacturing the product in compliance with current regulations. The process of seeking any necessary approvals can be costly, time consuming and subject to unanticipated and significant delays. Approvals may not be granted to the Company on a timely basis, or at all. Any delay in obtaining, or any failure to obtain or maintain, these approvals would adversely affect the Company’s ability to introduce new products and to generate revenue from those products. New laws and regulations may be introduced in the future that could result in additional compliance costs, bans on product sales or use, seizures, confiscation, recall or monetary fines, any of which could prevent or inhibit the development, distribution or sale of the Company’s products and could increase the Company’s customers’ efforts to find less hazardous substitutes for the Company’s products. The Company is subject to ongoing reviews of the Company’s products and manufacturing processes.

(h)	Increased Energy Costs.

Natural gas and electricity are essential to the Company’s manufacturing processes, which are energy-intensive. Oil and natural gas prices have fluctuated greatly over the past several years and the Company anticipates that they will continue to do so. The Company’s operating expenses will increase if its energy prices increase. Increased energy prices may also result in greater raw materials costs. If the Company cannot pass these costs through to its customers, the Company’s profitability may decline. In addition, increased energy costs may also negatively affect the Company’s customers and the demand for products.

(i)	Increased Competition.

The markets that the Company operates in are highly competitive, and this competition could harm its results of operations, Cash flows and financial condition. The Company’s competitors include major international producers as well as smaller regional competitors. The Company may be forced to lower its selling price based on its competitors’ pricing decisions, which would reduce profitability. This risk has been further magnified by the impact of the recent global economic downturn, as companies have focused more on price to retain business and market share. In addition, the Company faces competition from a number of products that are potential substitutes for the Company’s products. Growth in substitute products could adversely affect the Company’s market share, net sales and profit margins.

There is also a trend in the Company’s industries toward relocating manufacturing facilities to lower cost regions, such as Asia, which may permit some of the Company’s competitors to lower their costs and improve their competitive position. Furthermore, there has been an increase in new competitors based in these regions.

Some of the Company’s competitors are larger, have greater financial resources, have a lower cost structure, and/or have less debt than the Company does. As a result, those competitors may be better able to withstand a change in conditions within the Company’s industry and in the economy as a whole. If the Company does not compete successfully, its operating margins, financial condition, Cash flows and profitability could be adversely affected. Furthermore, if the Company does not have adequate capital to invest in technology, including expenditures for research and development, its technology could be rendered uneconomical or obsolete, negatively affecting its ability to remain competitive.

(j)	The Company Depends on Its Intellectual Property Rights.

The Company’s success depends in part on the ability to protect its intellectual property rights, and the Company’s inability to enforce these rights could have a material adverse effect on competitive position. The Company relies on the patent, trademark, copyright, and trade-secret laws of the United States and the countries where it does business to protect its intellectual property rights. The Company may be unable to prevent third parties from using its intellectual property without proper authorization. The unauthorized use of its intellectual property could reduce any competitive advantage the Company has developed, reduce market share, or otherwise harm business. In the event of unauthorized use of the Company’s intellectual property, litigation to protect or enforce the Company’s rights could be costly, and the Company may not prevail.

(k)	The Company’s Pending Trademark Applications May Not Be Approved.

The Company’s pending trademark applications may not be approved by the responsible governmental authorities and, even if these trademark applications are granted, third parties may seek to oppose or otherwise challenge these trademark applications. A failure to obtain trademark registrations in the United States and in other countries could limit the Company’s ability to protect its products and its associated trademarks and impede marketing efforts in those jurisdictions.

(l)	The Loss of One or More of the Company’s Key Personnel Could Disrupt Operations and Adversely Affect Financial Results.

The Company is highly dependent upon the availability and performance of its executive officers. Accordingly, the loss of services of any of the Company’s executive officers could materially adversely affect the Company’s business, financial condition and operating results.

(m)	Continued Weakness or Worsening of Economic Conditions Could Continue to Adversely Affect the Reorganized Company’s Financial Performance and Liquidity.

The global economic environment and declines in consumption in the Company’s end markets have adversely affected sales of the Company’s products. This environment and decline was a factor leading to these chapter 11 cases. Further, global financial markets have been experiencing volatility. Economic conditions could accelerate the continuing decline in demand for the Company’s products, which could also place pressure on its results of operations and liquidity. There is no guarantee that anticipated economic growth levels in markets that have experienced some economic recovery will continue in the future, or that the Company will succeed in expanding sales in these markets. If the global economic weakness and tightness in credit markets continue for a greater period of time than anticipated or worsen, the Company’s profitability and related Cash generation capability could be adversely affected and, therefore, affect the Reorganized Company’s ability to meet its anticipated Cash needs or impair its liquidity.

(n)	Legal Matters.

The Company is party to routine litigation incidental to its businesses. It is not anticipated that any current or pending lawsuit, either individually or in the aggregate, is likely to have a material adverse effect on the Company’s financial condition. No assurance can be provided, however, that the Company will be able to successfully defend or settle all pending or future purported claims, and the Company’s failure to do so may have a material adverse effect on the Reorganized Company.

(o)	Labor Matters.

Certain of the Company’s employees are subject to collective bargaining agreements. If the Company is unable to renew expiring collective bargaining agreements, it is possible that the affected unions could take action in the form of strikes or work stoppages. Such actions, higher costs in connection with renegotiated collective bargaining agreements, or significant labor disputes could adversely affect the Company’s businesses.

ARTICLE XII.

RIGHTS OFFERING PROCEDURES14

12.1.	Overview of Rights Offerings.

In connection with the transactions contemplated by the Plan, the Second Lien Noteholders will have the opportunity to participate in the Rights Offerings whereby such holders will have the right to purchase shares of New Common Stock issued by the reorganized company in an aggregate amount of $600 million at a price per share of $17.28, which represents a 15% discount of the implied value of each share of $20.33. Proceeds of the Rights Offerings will be used to fund payments required under the Plan and for ordinary course operations and general corporate purposes of the Reorganized Debtors. Although the Debtors will offer all holders of Second Lien Notes the opportunity to participate in the Rights Offerings, the Debtors may be unable to obtain sufficient commitments from such holders to purchase the full amount of the Rights Offering Stock. To guard against this possibility, the Plan Support Parties have agreed, pursuant to the Backstop Commitment Agreement, to backstop the Rights Offerings and to purchase any of the Rights Offering Stock that are not subscribed for by the Second Lien Noteholders.

Because the scope of section 1145 of the Bankruptcy Code is limited, and only a limited amount of equity subscription rights may be offered pursuant thereto, the Plan contemplates two concurrent but separate Rights Offerings, one Rights Offering which is exempt from registration required by applicable securities laws pursuant to section 1145 of the Bankruptcy Code, and another Rights Offering which is exempt from registration required by applicable securities laws pursuant to section 4(a)(2) of the Securities Act. Only “accredited investors” that are holders of an Allowed Second Lien Note Claim as of the Record Date may participate in the 4(a)(2) Rights Offering due to restrictions under the Securities Act. However, by providing for the Section 1145 Rights Offering, the Plan ensures that holders of Second Lien Notes that are not “accredited investors” will have the opportunity to participate to some extent in the Rights Offerings.

Both Rights Offerings will expire on August 1, 2014 at 5:00 p.m. (prevailing Eastern time) (the “Subscription Expiration Deadline”).

Pursuant to the Section 1145 Rights Offering, the Debtors will offer holders of Allowed Second Lien Note Claims the opportunity to purchase each holder’s pro rata share of 7,656,521 shares of New Common Stock (the “1145 Rights Offering Shares”) at the price per share of $17.28. The rights to purchase shares of New Common Stock pursuant to the Section 1145 Rights Offering will be distributed and issued only to a Person that is a holder of an

[14]

Capitalized terms used in this Section not otherwise defined herein or in the Plan shall have the meanings ascribed to them in the applicable Rights Offering Procedures. In addition, this Section is only intended to provide a summary of the Rights Offering Procedures. To the extent of any inconsistency between this summary and the applicable Rights Offering Procedures, the applicable Rights Offering Procedures shall govern. Copies of the Rights Offering Procedures, and corresponding subscription agreements and subscription forms, are annexed hereto as Exhibits 5-A and 5-B.

Allowed Second Lien Note Claim as of the Record Date. The rights to purchase shares of New Common Stock pursuant to the Section 1145 Rights Offering are not transferable after the Record Date or detachable from the Second Lien Note Claims. Except with respect to any Person that is an “underwriter” as defined in section 1145(b) of the Bankruptcy Code, the 1145 Rights Offering Shares will be exempt from registration under section 5 of the Securities Act and under any State or local law requiring registration for offer or sale of a security pursuant to section 1145 of the Bankruptcy Code.

The Subscription Rights that will be issued pursuant to the 4(a)(2) Rights Offering will only be available to holders of Second Lien Note Claims which are “accredited investors” (as defined in Rule 501(a) promulgated under Regulation D under the Securities Act) as of the Record Date. Eligible holders of such Subscription Rights will have the opportunity to participate in a private placement of 27,065,701 shares of New Common Stock at the price per share of $17.28 (the “4(a)(2) Rights Offering Shares”). The rights to purchase shares of New Common Stock pursuant to the 4(a)(2) Rights Offering are not transferable or detachable from the Second Lien Note Claims. In addition, if any portion of an Allowed Second Lien Note Claim is or has been transferred after the Record Date, the corresponding 4(a)(2) Subscription Rights will be cancelled, and neither the transferor nor the transferee of such Second Lien Note Claim will receive any shares of Rights Offering Stock in connection with such transferred Second Lien Note Claims. The Debtors believe that the 4(a)(2) Rights Offering Shares are issuable without registration under the Securities Act in reliance upon the exemption from registration provided under section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

The Debtors have designated KCC as the “Subscription Agent” for the Rights Offerings.

12.2.	The Rights Offering Procedures.

The Rights Offering Procedures, and corresponding subscription agreements and subscription forms, set forth the specific requirements and procedures pursuant to which the Rights Offerings will be conducted. Generally, the Rights Offering Procedures provide, among other things, that:

1. To facilitate the exercise of the Subscription Rights, beginning on the Subscription Commencement Date, the Debtors will send a Subscription Agreement to each Eligible Holder, or its nominee, together with appropriate instructions for completion, execution and timely delivery of the Subscription Agreement and the payment of the purchase price for the Rights Offering Stock.

2. In order to validly exercise the Subscription Rights, on or prior to August 1, 2014, or any earlier date provided by a holder’s Nominee, each Eligible Holder must:

a.	return a duly executed Subscription Agreement to the Subscription Agent, or its Nominee;

b.	return a duly completed and executed “Beneficial Holder Subscription Form” to the Subscription Agent, or its Nominee;

c.	return the IRS Form W-9 or IRS Form W-8, as applicable, to the Subscription Agent, or its Nominee;

d.	Eligible Holders participating in the 4(a)(2) Rights Offering must also complete the Accredited Investor Questionnaire, annexed as Exhibit A to the 4(a)(2) Beneficial Holder Subscription Form; and

e.	pay, or arrange for the payment of, the applicable Purchase Price to the Subscription Agent by wire transfer ONLY of immediately available funds in accordance with the instructions included in Item 3 of the Beneficial Holder Subscription Form, on or before the Subscription Expiration Deadline.

3. Instructions for completing the Beneficial Holder Subscription Form are included in the Rights Offering Procedures.

4. Cash remitted to the Subscription Agent as the Purchase Price in accordance with the Rights Offerings will be deposited and held by the Subscription Agent in a segregated escrow account until administered in connection with the settlement of the Rights Offering on the Effective Date. The Subscription Agent may not use such funds for any other purpose prior to such Effective Date and may not encumber or permit such funds to be encumbered with any lien or similar encumbrance. Such funds held by the Subscription Agent shall not be deemed part of the Debtors’ bankruptcy estate.

5. If the Rights Offerings are not consummated, any cash paid to the Subscription Agent will be returned, without interest, to the Eligible Holders as soon as reasonably practicable, but in any event within six (6) business days, after the earlier of (a) a request from the Eligible Holder made after October 1, 2014 and (b) the date on which the applicable Rights Offering is terminated.

12.3.	Calculation of Total Outstanding Shares.

While the number of shares issued in connection with the Rights Offering and as the Commitment Premium Shares has been fixed by the Debtors, the total number of shares of New Common Stock that will be issued and outstanding on the Effective Date has not been fixed by the Debtors at this time. Such amount of total shares will be calculated shortly prior to the Effective Date, and will depend upon the projected amount of net debt (referred to as the Net Debt Amount under the Plan) of the Reorganized Debtors and their subsidiaries as of the Effective Date, calculated so that each share of New Common Stock will have an implied equity value of $20.33 per share.

The Net Debt Amount could be greater than the Debtors currently project, depending on, among other things if, (i) the amount of cash held by the Debtors as of the Effective Date is lower than projected for any reason, including that the Debtors generated less cash than expected from their business operations, (ii) the amount outstanding under the DIP ABL Facility is greater on the Effective Date than is projected, (iii) the Debtors are required to include any portion of a “make-whole” premium in the recovery to holders of First Lien Notes and/or 1.5 Lien Notes, (iv) the total amount of Allowed Claims against the Debtors is materially higher than projected, and/or (v) the amount of administrative claims against the Debtors, including professional fees, are higher than are currently anticipated.

If the Net Debt Amount is greater than is currently projected, then the total equity value of the Reorganized Debtors will be lower than currently anticipated. In such a case, the Debtors will issue fewer total shares of New Common Stock than currently anticipated in order to maintain an implied equity value of $20.33 per share. Accordingly, the Rights Offering Shares will comprise a greater percentage of the total number of shares of New Common Stock issued on the Effective Date.

Conversely, if the Net Debt Amount is lower than is currently projected, the total equity value of the Reorganized Debtors will be greater than currently anticipated. In such case, the Debtors will issue a greater number of total shares of New Common Stock. Accordingly, the Rights Offering Shares will comprise of a lower percentage of the total number of shares of New Common Stock issued on the Effective Date.

On the Effective Date, the Debtors will issue 34,722,222 shares as Rights Offering Stock and 1,475,652 as Commitment Premium Shares. The remaining number of shares which are not issued as Rights Offering Stock or Commitment Premium Shares will be issued directly to holders of Second Lien Notes as the Second Lien Note Equity Distribution. The Debtors estimate that the number of shares issued pursuant to the Second Lien Note Equity Distribution will equal approximately 13.8 million shares, representing approximately 27.6% of the equity ownership of the Reorganized Debtors as of the Effective Date. However, should the Debtors be required to include 100% of the “make-whole” premium in the recovery to the holders of First Lien Notes and/or 1.5 Lien Notes, the Reorganized Debtors may issue as few as approximately 3.5 million shares of New Common Stock as the Second Lien Note Equity Distribution, representing approximately 8.7% of the equity ownership of the Reorganized Debtors as of the Effective Date. Other factors described above could also affect the number of shares issued in connection with the Second Lien Note Equity Distribution.

Attached as Exhibit 9 is an illustrative analysis of the number of shares expected to be issued pursuant to the Rights Offerings and the Second Lien Note Equity Distribution illustrating two possible scenarios. Both scenarios assume that the Debtors’ cash and debt immediately prior to the Effective Date will be substantially consistent with the Financial Projections. However, in the first scenario, under the column entitled “Projected (No make-whole payment),” the Debtors illustrate the pro forma capital structure of the Reorganized Debtors to the extent that the First Lien Notes and the 1.5 Lien Notes are paid in full in Cash with no “make-whole” premium. The second scenario, included under the column “Illustrative $210 mm make-whole payments” sets forth the pro form capital structure of the Reorganized Debtors in the event that the First Lien Notes and 1.5 Lien Notes vote to reject the Plan, and therefore receive the Replacement First Lien Notes and the Replacement 1.5 Lien Notes, respectively, on account of their claims. This column further assumes that the Bankruptcy Court determines that the principal amount of the Replacement First Lien Notes and Replacement 1.5 Lien Notes must include the full amount of the Applicable Premium for the First Lien Notes and the 1.5 Lien Notes, constituting approximately $170 million and $40 million, respectively. While this is a scenario that the Debtors believe is unlikely, such a circumstance would result in only 8.7% of the New Common Stock being issued in connection with the Second Lien Note

Equity Distribution. These are not the only two possible scenarios. As discussed above, the Net Debt Amount may vary for many reasons that are independent of the payment of any “make-whole” premium. This example has been included for illustrative purposes only, and the actual number of shares of New Common Stock issued on the Effective Date may vary materially from the amounts set forth on Exhibit 9.

ARTICLE XIII.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

13.1.	Introduction.

The following discussion summarizes certain federal income tax consequences expected to result from the consummation of the Plan. This discussion is only for general information purposes and only describes the expected federal income tax consequences to U.S. Holders (as defined below) entitled to vote on the Plan. It is not a complete analysis of all potential federal income tax consequences and does not address any tax consequences arising under any state, local or foreign tax laws or federal estate or gift tax laws, and does not address the Medicare tax on net investment income. This discussion is based on the Internal Revenue Code of 1986, as amended (“IRC”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, all as in effect on the date of this Disclosure Statement. These authorities may change, possibly retroactively, resulting in federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS, and no legal opinion of counsel will be rendered, with respect to the matters discussed below. There can be no assurance that the IRS will not take a contrary position regarding the federal income tax consequences resulting from the consummation of the Plan or that any contrary position would not be sustained by a court.

As used in this summary, a “U.S. Holder” means any beneficial owner of a Claim, New Common Stock or Top HoldCo Common Stock (as the case may be) that is, for U.S. federal income tax purposes: (i) a U.S. citizen or a resident alien for U.S. federal income tax purposes, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust which (a) is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

This discussion assumes that U.S. Holders have held their Claims and will hold any property received for such Claims as “capital assets” within the meaning of IRC Section 1221 (generally, property held for investment). In addition, this discussion assumes that the Debtors’ obligations under the Claims will be treated as debt for federal income tax purposes.

This discussion does not address all federal income tax considerations that may be relevant to a particular holder in light of that holder’s particular circumstances or to holders subject to special rules under the federal income tax laws, such as financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, holders other than U.S. Holders, holders subject to the alternative minimum tax, holders holding Claims as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment, holders who have a functional currency other than the U.S. dollar and holders that acquired the Claims in connection with the performance of services.

In addition, this discussion does not address the treatment of any fees to be paid pursuant to the Plan.

U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE CONSUMMATION OF THE PLAN AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS, OR ANY OTHER FEDERAL TAX LAWS.

TO COMPLY WITH INTERNAL REVENUE SERVICE CIRCULAR 230, TAXPAYERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON A TAXPAYER UNDER THE INTERNAL REVENUE CODE, (B) ANY SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN, AND (C) TAXPAYERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

13.2.	Federal Income Tax Consequences to the Debtors.

(a)	Cancellation of Indebtedness and Reduction of Tax Attributes.

The Debtors generally should realize cancellation of indebtedness income (“COD Income”) to the extent the sum of (i) Cash and the fair market value of any property received by holders is less than (ii) the sum of (x) the adjusted issue price of any debt exchanged for Cash or other property pursuant to the Plan, and (y) the amount of any unpaid accrued interest on such debt to the extent previously deducted by the Debtors.

The Debtors expect that the amount of COD Income realized upon consummation of the Plan will be significant; however, the ultimate amount of COD Income realized by the Debtors is uncertain because, among other things, it will depend on the fair market value of the New Common Stock on the Effective Date. Estimated recoveries for the Debtors’ various Claims are set forth in Article II above.

COD Income realized by a Debtor will be excluded from income if the discharge of debt occurs in a case brought under the Bankruptcy Code, the debtor is under the court’s jurisdiction in such case and the discharge is granted by the court or is pursuant to a chapter 11 plan approved by the court (the “Bankruptcy Exception”). Because the Bankruptcy Exception will apply to the transactions consummated pursuant to the Plan, the Debtors will not be required to recognize any COD Income realized as a result of the implementation of the Plan.

A debtor that does not recognize COD Income under the Bankruptcy Exception generally must reduce certain tax attributes by the amount of the excluded COD Income. Attributes subject to reduction include net operating losses (“NOLs”), NOL carryforwards and certain other losses, credits and carryforwards, and the debtor’s tax basis in its assets (including stock of subsidiaries). NOLs for the taxable year of the discharge and NOL carryovers to such year generally are the first attributes subject to reduction. However, a debtor may elect under IRC Section 108(b)(5) (the “Section 108(b)(5) Election”) to reduce its basis in its depreciable property first. If the debtor is a member of a consolidated group, the debtor may treat stock in another group member as depreciable property for purposes of the Section 108(b)(5) Election, provided the lower-tier member consents to a corresponding reduction in its basis in its depreciable property. If a debtor makes a Section 108(b)(5) Election, the limitation on reducing the debtor’s basis in its assets below the amount of its remaining liabilities, discussed below, does not apply. The Debtors currently do not intend to make a Section 108(b)(5) Election.

The Debtors believe that, for federal income tax purposes, the Debtors’ consolidated group had substantial consolidated NOL and NOL carryforwards as of the Petition Date. Although the amount of the Debtors’ NOLs will not be determined until the Debtors prepare their consolidated federal income tax returns for 2013 and the portion of 2014 ending on the consummation of the Plan, the Debtors currently anticipate that after application of the attribute reduction rules the NOL carryforwards will be reduced to zero.

The attribute reduction rules provide that the reduction in basis of assets shall not exceed the excess of the basis in the taxpayer’s assets held immediately after discharge over the taxpayer’s liabilities immediately after the discharge. This determination is made by reference to the assets and liabilities of only the debtor member and generally does not include the assets and liabilities of other members. The Debtors currently anticipate that although the application of these rules will likely result in some reduction of depreciable asset basis, the amount of reduction will likely not represent a material portion of the Debtor’s consolidated depreciable asset basis in assets held immediately after the discharge.

(b)	Section 382 Limitation on NOLs.

Under IRC Section 382, if a corporation or a consolidated group with NOLs (a “Loss Corporation”) undergoes an “ownership change,” the Loss Corporation’s use of its pre-change NOLs (and certain other tax attributes) generally will be subject to an annual limitation in the post-change period. In general, an “ownership change” occurs if the percentage of the value of the Loss Corporation’s stock owned by one or more direct or indirect “five percent shareholders” increases by more than fifty percentage points over the lowest percentage of value owned by the five percent shareholders at any time during the applicable testing period (an “Ownership Change”). Two sets of special provisions (Sections 382(l)(5) and (l)(6)) may be applicable to Ownership Changes occurring under the jurisdiction of a Bankruptcy Court.

The Debtors expect the consummation of the Plan will result in an Ownership Change of the Debtors’ consolidated group. However, since the Debtors believe that all pre-change NOLs will be eliminated as result of the reduction of tax attributes discussed above, it is expected that the application of Section 382 will have no effect on the Debtors.

13.3.	Federal Income Tax Consequences to Holders of Certain Claims.

(a)	Tax Securities.

The tax consequences of the Plan to a U.S. Holder of a Claim may depend in part upon: (1) whether such Claim is based on an obligation that constitutes a “security” for federal income tax purposes, and (2) whether all or a portion of the consideration received for such Claim is an obligation that constitutes a “security” for federal income tax purposes. The determination of whether a debt obligation constitutes a security for federal tax purposes is complex and depends on the facts and circumstances surrounding the origin and nature of the claim. Generally, obligations arising out of the extension of trade credit have been held not to be tax securities, while corporate debt obligations evidenced by written instruments with original maturities of ten years or more have been held to be tax securities. The Debtors expect to treat the Second Lien Notes as securities for federal tax purposes and the following discussion assumes that the Second Lien Notes will be respected as securities for federal tax purposes; however, U.S. Holders are advised to consult their tax advisors with respect to this issue.

(b)	Exchange of Second Lien Notes for New Common Stock and Subscription Rights.

Although the tax treatment is uncertain, assuming that the Second Lien Notes will be treated as securities for federal income tax purposes, we intend to take the position (and the following discussion assumes) that the exchange of Second Lien Notes for New Common Stock and Subscription Rights together with the receipt of Rights Offering Stock pursuant to the Rights Offering will be treated for U.S. federal income tax purposes as the exchange of (i) cash for New Common Stock having a value equal to such cash and (ii) Second Lien Notes for additional New Common Stock. With respect to that portion of the New Common Stock received for Second Lien Notes, the exchange of new Common Stock for Second Lien Notes will constitute a recapitalization. Subject to the rules discussed below under “Other Considerations—Accrued Interest,” U.S. Holders of the Second Lien Notes will not recognize gain or loss on the exchange. The U.S. Holder’s holding period in the New Common Stock treated as received in exchange for Second Lien Notes would include the U.S. Holder’s holding period in its Second Lien Notes, and the U.S. Holder would have a basis in that portion of the New Common Stock equal to the U.S. Holder’s basis in its Second Lien Notes. With respect to that portion of the New Common Stock treated as received in exchange for cash, the purchase will not be a taxable event. A U.S. Holder’s basis in the New Common Stock treated as acquired for cash will equal the Rights Exercise Price. The holding period of any New Common Stock treated as acquired for cash in the Rights Offering will begin on the date after its acquisition.

(c)	Exchange of New Common Stock for Top HoldCo Stock.

The exchange of New Common Stock for Top HoldCo Common Stock will be treated as a tax-free transaction. Subject to the rules discussed below under “Other Considerations—Accrued Interest,” U.S. Holders of New Common Stock will not recognize gain or loss on the exchange. The U.S Holder’s holding period in the Top HoldCo Common Stock would include the U.S. Holder’s holding period in the New Common Stock surrendered and the U.S. Holder would have a basis in the Top HoldCo Common Stock equal to the U.S. Holder’s basis in its New Common Stock surrendered, with the holding period and basis in the New Common Stock surrendered determined as described in the preceding paragraph.

(d)	Distributions on, and Sale or Other Taxable Disposition of, Top HoldCo Common Stock.

Distributions. A U.S Holder of Top HoldCo Common Stock generally will be required to include in gross income as ordinary dividend income the amount of any distributions paid on the Top HoldCo Common Stock to the extent such distributions are paid out of Top HoldCo’s current or accumulated earnings and profits as determined for federal income tax purposes. Distributions not treated as dividends for federal income tax purposes will constitute a return of capital and will first be applied against and reduce a U.S Holder’s adjusted tax basis in the Top HoldCo Common Stock, but not below zero. Any excess amount will be treated as capital gain. U.S. Holders that are treated as corporations for federal income tax purposes may be entitled to a dividends received deduction with respect to distributions out of earnings and profits.

Sale or Other Taxable Disposition. A U.S. Holder of Top HoldCo Common Stock will recognize capital gain or loss upon the sale or other taxable disposition of Top HoldCo Common Stock equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in the Top HoldCo Common Stock. Any such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period of the Top HoldCo Common Stock exceeds one year as of the date of disposition. U.S. Holders should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses. There are limitations on the deduction of capital losses by both corporate and noncorporate taxpayers.

(e)	Satisfaction of Claims for Cash.

A U.S Holder of a Claim which is satisfied for cash in connection with the Plan generally will recognize gain or loss equal to the difference between (i) the amount of cash received by the U.S. Holder in satisfaction of the Claim (excluding any cash received that is attributable to accrued and unpaid interest) and (ii) the U.S. Holder’s adjusted tax basis. Subject to the market discount rules discussed below, any gain or loss recognized on the satisfaction of a Claim for cash in connection with the Plan generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the exchange, the U.S. Holder’s holding period is more than one year. The deductibility of capital losses is subject to limitations.

(f)	Other Considerations.

Accrued Interest. There is general uncertainty regarding the extent to which the receipt of cash or other property in exchange for a debt instrument should be treated as attributable to unpaid accrued interest. In accordance with the Plan, the Debtors take the position that property distributed pursuant to the Plan will first be allocable to the principal amount of a U.S. Holder’s Claim and then, to the extent necessary, to any unpaid accrued interest thereon. The IRS, however, could take a contrary position.

To the extent any property received pursuant to the Plan is considered attributable to unpaid accrued interest, a U.S. Holder will recognize ordinary income to the extent the value of the property exceeds the amount of unpaid accrued interest previously included in gross income by the holder. A U.S. Holder’s tax basis in such property should be equal to the amount of interest income treated as satisfied by the receipt of the property, and its holding period in the property should begin on the day after the Effective Date. A U.S. Holder generally will be entitled to recognize a loss to the extent any accrued interest previously included in its gross income is not paid in full. U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE EXTENT TO WHICH CONSIDERATION RECEIVED UNDER THE PLAN SHOULD BE TREATED AS ATTRIBUTABLE TO UNPAID ACCRUED INTEREST.

Market Discount. A U.S. Holder that acquires a debt instrument at a discount may be subject to the “market discount” rules under the IRC. In general, a U.S. Holder will be considered to have acquired a debt instrument with market discount if its initial tax basis in the debt obligation is less than the principal amount of the obligation by more than a specified de minimis amount. A U.S. Holder of a debt instrument acquired with market discount generally is required to treat any gain realized on the disposition of the instrument as ordinary income to the extent of accrued market discount not previously included in gross income by the U.S. Holder. However, special rules apply to the disposition of a market discount obligation in certain types of non-recognition transactions, such as a recapitalization or other tax-free reorganization.

If, consistent with the position that we intend to take, an exchange of Second Lien Notes for New Common Shares pursuant to the Plan is treated as a recapitalization and an exchange of New Common Shares for Top HoldCo Common Stock pursuant to the Plan is treated as a tax-free transaction, any accrued market discount on the Second Lien Notes should not be currently includible in income by a U.S. Holder of Second Lien Notes. Instead, such accrued market discount will generally carry over to any “exchanged basis” property received in the exchange (i.e., any New Common Stock or Top HoldCo Common Stock received), such that any gain recognized by the U.S. Holder on a subsequent sale, exchange, redemption, or other taxable disposition of such property will generally be treated as ordinary income to the extent of any accrued market discount on the Second Lien notes not previously included in income by the U.S. Holder.

(g)	Information Reporting and Backup Withholding.

The Debtors (or their paying agent) may be obligated to furnish information to the IRS regarding the consideration received by U.S. Holders (other than corporations and other exempt holders) pursuant to the Plan.

U.S. Holders may be subject to backup withholding (currently, at a rate of 28%) on the consideration received pursuant to the Plan. Certain U.S. Holders (including corporations) generally are not subject to backup withholding. A U.S. Holder that is not otherwise exempt generally may avoid backup withholding by furnishing to the Debtors (or their paying agent) its taxpayer identification number and certifying, under penalties of perjury, that the taxpayer identification number provided is correct and that the U.S. Holder has not been notified by the IRS that it is subject to backup withholding.

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their federal income tax liability or may claim a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

THE FOREGOING DISCUSSION OF FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. EACH U.S. HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN DESCRIBED HEREIN.

ARTICLE XIV.

SECURITIES LAW MATTERS

14.1.	Rights to Purchase in the Rights Offering.

The rights to purchase shares of New Common Stock in the Rights Offerings will not be listed or quoted on any public or over-the-counter exchange or quotation system.

The rights to purchase shares of New Common Stock pursuant to the Section 1145 Rights Offering (the “Section 1145 Subscription Rights”), the rights to purchase shares of New Common Stock pursuant to the 4(a)(2) Rights Offering (the “4(a)(2) Subscription Rights”), and any shares of Rights Offering Stock issuable upon the Effective Date pursuant to the exercise thereof, will be distributed and issued only to Section 1145 Eligible Holders and 4(a)(2) Eligible Holders, as applicable.

The Section 1145 Subscription Rights are not detachable from Second Lien Note Claims, and are not transferable after the Record Date, or such later date as the Debtors may determine, with the consent of the Requisite Investors (the “1145 Claim Determination Date”). In addition, if any portion of a Second Lien Note Claim is or has been transferred by an 1145 Eligible Participant after the 1145 Claim Determination Date, the corresponding Section 1145 Subscription Rights will be cancelled, and neither such Section 1145 Eligible Holder nor the transferee of such Second Lien Note Claim will receive any shares of Section 1145 Rights Offering Stock in connection with such transferred Second Lien Note Claims. The Section 1145 Subscription Rights are not exercisable other than by a Section 1145 Eligible Holder.

The 4(a)(2) Subscription Rights are not transferable or detachable from Second Lien Note Claims. In addition, if any portion of a Second Lien Note Claim is or has been transferred after the Record Date, or such later date as the Debtors may determine, with the consent of the Requisite Investors, the corresponding 4(a)(2) Subscription Rights will be cancelled, and neither such 4(a)(2) Eligible Holder nor the transferee of such Second Lien Note Claim will receive any shares of 4(a)(2) Rights Offering Stock in connection with such transferred Second Lien Note Claims. The 4(a)(2) Subscription Rights are not exercisable other than by a 4(a)(2) Eligible Holder.

14.2.	Section 1145 Securities.

(a)	Issuance.

The Plan provides for the offer, issuance, sale or distribution of shares of New Common Stock pursuant to the Second Lien Notes Equity Distribution and shares of Rights Offering Stock in connection with the exercise of the Section 1145 Subscription Rights (such shares, together with the shares of Top HoldCo Common Stock to be received in exchange for the contribution of such shares to Top HoldCo as contemplated by the Plan, the “Section 1145 Securities”). The offer, issuance, sale or distribution of the Section 1145 Securities by Reorganized MPM and Top HoldCo will be exempt from registration under section 5 of the Securities Act and under any state or local law requiring registration for offer or sale of a security pursuant to section 1145 of the Bankruptcy Code.

Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under section 5 of the Securities Act and state or local securities laws if three principal requirements are satisfied: (i) the securities must be offered and sold under a plan of reorganization and must be securities issued by the debtor, an affiliate participating in a joint plan with the debtor, or a successor to the debtor under the plan; (ii) the recipients of the securities must hold prepetition or administrative expense claims against the debtor or interests in the debtor; and (iii) the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor, or “principally” in exchange for such claim or interest and “partly” for cash or property.

The Debtors believe that the value of the Section 1145 Securities being issued to Section1145 Eligible Holders pursuant to the Plan on account of their Second Lien Note Claims (excluding the Section 1145 Subscription Rights), and thus the value of the interests in any such Second Lien Note Claim to be exchanged pursuant to the Section 1145 Rights Offering, exceeds the value of the capital being raised pursuant to the exercise of the 1145 Subscription Rights.

(b)	Subsequent Transfers.

The Section 1145 Securities may be freely transferred by recipients following the initial issuance under the Plan, and all resales and subsequent transfers of the Section 1145 Securities are exempt from registration under the Securities Act and state securities laws, unless the holder is an “underwriter” with respect to such securities. Section 1145(b) of the Bankruptcy Code defines four types of “underwriters”:

(i) a Person who purchases a claim against, an interest in, or a claim for an administrative expense against the debtor with a view to distributing any security received in exchange for such claim or interest;

(ii) a Person who offers to sell securities offered or sold under a plan for the holders of such securities;

(iii) a Person who offers to buy securities offered or sold under a plan from the holders of such securities, if the offer to buy is:

(A) with a view to distributing such securities; and

(B) under an agreement made in connection with the plan, the consummation of the plan, or with the offer or sale of securities under the plan; and

(iv) a Person who is an “issuer” (as defined in section 2(a)(11) of the Securities Act) with respect to the securities.

Under section 2(a)(11) of the Securities Act, an “issuer” includes any Person directly or indirectly controlling or controlled by the issuer, or any Person under direct or indirect common control of the issuer.

To the extent that Persons who receive Section 1145 Securities pursuant to the Plan are deemed to be underwriters, resales by such Persons would not be exempted from registration under the Securities Act or other applicable law by section 1145 of the Bankruptcy Code. Persons deemed to be underwriters may, however, be permitted to resell such Section 1145 Securities without registration pursuant to the provisions of Rule 144 under the Securities Act or another available exemption under the Securities Act. In addition, such Persons will also be entitled to resell their Section 1145 Securities in transactions registered under the Securities Act following the effectiveness of the Resale Registration Statement (as defined below).

Holders of Section 1145 Securities who are deemed underwriters may resell Section 1145 Securities pursuant to the limited safe harbor resale provision under Rule 144 of the Securities Act. Generally, Rule 144 would permit the public sale of securities received by such Person if, at the time of the sale, certain current public information regarding the issuer is available and only if such Person also complies with the volume, manner of sale and notice requirements of Rule 144 (as described in Section 13.3(b) below). If the issuer is not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), adequate current public information as specified under Rule 144 is available if certain company information is made publicly available, as specified in Section (c)(2) of Rule 144. Reorganized MPM will not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. However, the Debtors currently expect that Reorganized MPM will continue to be a voluntary filer and that current public information will be available to allow resales in accordance with Rule 144.

Whether or not any particular Person would be deemed to be an underwriter with respect to the Section 1145 Securities or other security to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view as to whether any particular Person receiving Section 1145 Securities or other securities under the Plan would be an underwriter with respect to such Section 1145 Securities or other securities, whether such Person may freely resell such securities or the circumstances under which they may resell such securities.

14.3.	4(a)(2) Securities.

(a)	Issuance.

Section 4(a)(2) of the Securities Act provides that the issuance of securities by an issuer in transactions not involving a public offering are exempt from registration under the Securities Act. Regulation D is a non-exclusive safe harbor from registration promulgated by the Securities and Exchange Commission (“SEC”) under section 4(a)(2) of the Securities Act.

The Debtors believe that the shares of 4(a)(2) Rights Offering Stock issued in connection with the exercise of the 4(a)(2) Subscription Rights and the Commitment Premium Shares (such shares, together with the shares of Top HoldCo Common Stock to be received in exchange for the contribution of such shares to Top HoldCo as contemplated by the Plan, the “4(a)(2) Securities”) are issuable without registration under the Securities Act in reliance upon the exemption from registration provided under section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The 4(a)(2) Securities will be subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration, under the Securities Act and other applicable law, as described below.

(b)	Subsequent Transfers.

The 4(a)(2) Securities will be deemed “restricted securities” (as defined by Rule 144 of the Securities Act) that may not be offered, sold, exchanged, assigned or otherwise transferred unless they are registered under the Securities Act, or an exemption from registration under the Securities Act is available.

Reorganized MPM has agreed to file with the SEC, as soon as reasonably practicable after the Effective Date and in any event within 75 days after the Effective Date, a registration statement registering all of the 4(a)(2) Securities and those Section 1145 Securities that are “control” securities for resale (the “Resale Registration Statement”). Reorganized MPM has also agreed to use its reasonable best efforts to cause the Resale Registration Statement to be declared effective as promptly as practicable. Thus, until the Resale Registration Statement has been declared effective, Persons who receive 4(a)(2) Securities will not be permitted to offer, sell or otherwise transfer their 4(a)(2) Securities except pursuant to an available exemption from registration.

Rule 144 provides a limited safe harbor for the public resale of restricted securities if certain conditions are met. These conditions vary depending on whether the holder of the restricted securities is an “affiliate” of the issuer. Rule 144 defines an affiliate as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.”

A non-affiliate of an issuer that is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and who has not been an affiliate of the issuer during the 90 days preceding such sale may resell restricted securities after a one-year holding period whether or not there is current public information regarding the issuer.

An affiliate of an issuer that is not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act may resell restricted securities after the one-year holding period if at the time of the sale certain current public information regarding the issuer is available. As noted above, the Debtors currently expect that this information requirement will be satisfied. An affiliate must also comply with the volume, manner of sale and notice requirements of Rule 144. First, the rule limits the number of restricted securities (plus any unrestricted securities) sold for the account of an affiliate (and related persons) in any three-month period to the greater of 1% of the outstanding securities of the same class being sold, or, if the class is listed on a stock exchange, the average weekly reported volume of trading in such securities during the four weeks preceding the filing of a notice of proposed sale on Form 144 or if no notice is required, the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker. Second, the manner of sale requirement provides that the restricted securities must be sold in a broker’s transaction, directly with a market maker or in a riskless principal transaction (as defined in Rule 144). Third, if the amount of securities sold under Rule 144 in any three month period exceeds 5,000 shares or has an aggregate sale price greater than $50,000, an affiliate must file or cause to be filed with the SEC three copies of a notice of proposed sale on Form 144, and provide a copy to any exchange on which the securities are traded.

The Debtors believe that the Rule 144 exemption will not be available with respect to any 4(a)(2) Securities (whether held by non-affiliates or affiliates) until at least one year after the Effective Date. Accordingly, unless the Resale Registration Statement becomes effective sooner, holders of 4(a)(2) Securities will be required to hold their 4(a)(2) Securities for at least one year and, thereafter, to sell them only in accordance with the applicable requirements of Rule 144, pursuant to the Resale Registration Statement or pursuant to another available exemption from the registration requirements of applicable securities laws.

Each certificate representing, or issued in exchange for or upon the transfer, sale or assignment of, any 4(a)(2) Security shall, upon issuance, be stamped or otherwise imprinted with a restrictive legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

Reorganized MPM will reserve the right to require certification, legal opinions or other evidence of compliance with Rule 144 as a condition to the removal of such legend or to any resale of the 4(a)(2) Securities. Reorganized MPM will also reserve the right to stop the transfer of any 4(a)(2) Securities if such transfer is not in compliance with Rule 144, pursuant to the Resale Registration Statement or pursuant to another available exemption from the registration requirements of applicable securities laws. All Persons who receive 4(a)(2) Securities will be required to acknowledge and agree that (a) they will not offer, sell or otherwise transfer any 4(a)(2) Securities except in accordance with an exemption from registration, including under Rule 144 under the Securities Act, if and when available, or pursuant to the Resale Registration Statement, and (b) the 4(a)(2) Securities will be subject to the other restrictions described above.

Any Persons receiving restricted securities under the Plan should consult with their own counsel concerning the availability of an exemption from registration for resale of these securities under the Securities Act and other applicable law.

BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE AND THE HIGHLY FACT-SPECIFIC NATURE OF THE AVAILABILITY OF EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING THE EXEMPTIONS AVAILABLE UNDER SECTION 1145 OF THE BANKRUPTCY CODE AND RULE 144 UNDER THE SECURITIES ACT, NONE OF THE DEBTORS MAKE ANY REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE SECURITIES TO BE ISSUED UNDER OR OTHERWISE ACQUIRED PURSUANT TO THE PLAN. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF THE SECURITIES TO BE ISSUED UNDER OR OTHERWISE ACQUIRED PURSUANT TO THE PLAN CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES AND THE CIRCUMSTANCES UNDER WHICH THEY MAY RESELL SUCH SECURITIES.

ARTICLE XV.

PROCEDURES FOR DISTRIBUTIONS UNDER THE PLAN

15.1.	Distributions.

The Disbursing Agent shall make all Plan Distributions to the appropriate holders of Allowed Claims in accordance with the terms of the Plan. Distributions to holders of Allowed First Lien Note Claims, Allowed 1.5 Lien Note Claims and Allowed Second Lien Note Claims shall be made by the applicable Indenture Trustee and, with the consent of the Reorganized Debtors and the Requisite Investors, deemed completed when made to the applicable Indenture Trustee as Disbursing Agent. For the avoidance of doubt, distributions made by the Indenture Trustees the record holders of First Lien Note Claims, 1.5 Lien Note Claims and Second Lien Note Claims shall be made (as it relates to the identity of recipients) in accordance with the applicable Indenture and the policies and procedures of DTC, to extent applicable.

15.2.	No Postpetition Interest on Claims.

Other than as specifically provided in the Plan for DIP Claims, Cash Flow Facility Claims, First Lien Note Claims, 1.5 Lien Note Claims and General Unsecured Claims (to the extent required by applicable law) unless otherwise specifically provided for in the Plan, Confirmation Order or other order of the Bankruptcy Court, or required by applicable bankruptcy or non-bankruptcy law, postpetition interest shall not accrue or be paid on any prepetition Claim, and no holder of a prepetition Claim shall be entitled to interest accruing on such Claim on or after the Petition Date.

15.3.	Date of Distributions.

Unless otherwise provided in the Plan, any Plan Distributions and deliveries to be made hereunder shall be made on the applicable Distribution Date, provided that the Reorganized Debtors may utilize periodic distribution dates to the extent appropriate. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

15.4.	Distribution Record Date.

As of the close of business on the Distribution Record Date, the various lists of holders of Claims in each of the Classes, as maintained by the Debtors, or their agents, shall be deemed closed and there shall be no further changes in the record holders of any of the Claims after the Distribution Record Date. Neither the Debtors nor the Disbursing Agent shall have any obligation to recognize any transfer of Claims occurring after the close of business on the Distribution Record Date. Additionally, with respect to payment of any Cure Amounts or any Cure Disputes in connection with the assumption and/or assignment of the Debtors’ executory contracts and unexpired leases, neither the Debtors nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease, even if such non-Debtor party has sold, assigned or otherwise transferred its Claim for a Cure Amount.

15.5.	Disbursing Agent.

(a)	Powers of Disbursing Agent.

The Disbursing Agent shall be empowered to: (i) effectuate all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (ii) make all applicable Plan Distributions or payments contemplated hereby; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any order issued after the Effective Date), pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

(b)	Expenses Incurred on or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, and subject to the written agreement of the Reorganized Debtors, with the consent of the Requisite Investors, the amount of any reasonable and documented fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement Claims (including, without limitation, reasonable attorney and other professional fees and expenses) of the Disbursing Agent shall be paid in Cash by the Reorganized Debtors and will not be deducted from Plan Distributions made to holders of Allowed Claims by the applicable Disbursing Agent. The foregoing fees and expenses shall be paid in the ordinary course, upon presentation of invoices to the

Reorganized Debtors and the Backstop Parties and without the need for approval by the Bankruptcy Court, as set forth in Section 3.2(b) of the Plan. In the event that the applicable Indenture Trustees, the Reorganized Debtors and the Backstop Parties are unable to resolve a dispute with respect to the payment of the applicable Indenture Trustees’ fees, costs and expenses, the applicable Indenture Trustees may elect to submit any such dispute to the Bankruptcy Court for resolution.

(c)	Bond.

The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court and, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors. Furthermore, any such entity required to give a bond shall notify the Bankruptcy Court and the U.S. Trustee in writing before terminating any such bond that is obtained.

(d)	Cooperation with Disbursing Agent.

The Reorganized Debtors shall use all commercially reasonable efforts to provide the Disbursing Agent with the amount of Claims and the identity and addresses of holders of Claims, in each case, as set forth in the Debtors’ and/or Reorganized Debtors’ books and records. The Reorganized Debtors will cooperate in good faith with the Disbursing Agent to comply with the reporting and withholding requirements outlined in Section 8.14 of the Plan.

15.6.	Delivery of Distribution.

Subject to the provisions contained in Article VIII of the Plan, the applicable Disbursing Agent will issue, or cause to be issued, and authenticate, as applicable, all Plan Consideration, and subject to Bankruptcy Rule 9010, make all Plan Distributions or payments to any holder of an Allowed Claim as and when required by the Plan at: (a) the address of such holder on the books and records of the Debtors or their agents; or (b) at the address in any written notice of address change delivered to the Debtors or the applicable Disbursing Agent, including any addresses included on any filed proofs of Claim or transfers of Claim filed with the Bankruptcy Court. In the event that any Plan Distribution to any holder is returned as undeliverable, no distribution or payment to such holder shall be made unless and until the applicable Disbursing Agent has been notified of the then current address of such holder, at which time or as soon as reasonably practicable thereafter such Plan Distribution shall be made to such holder without interest, provided, however, such Plan Distributions or payments shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of the later of one year from: (i) the Effective Date; and (ii) the first Distribution Date after such holder’s Claim is first Allowed.

With respect to the New Common Stock or Top HoldCo Common Stock, as applicable, to be distributed to holders of Allowed Second Lien Note Claims, all of the shares of the New Common Stock or Top HoldCo Common Stock, as applicable, shall, to the extent such shares are permitted to be held through DTC’s book-entry system, be issued in the name of such holder or its nominee(s) in accordance with DTC’s book-entry exchange procedures; provided that to the extent such shares of New Common Stock or Top HoldCo Common Stock, as applicable, are not eligible for distribution in accordance with DTC’s customary practices, Reorganized MPM or Top HoldCo, as applicable, will take all such reasonable actions as may be required to cause distributions of New Common Stock or Top HoldCo Common Stock, as applicable, to holders of Allowed Second Lien Note Claims, such distributions to be made by delivery of one or more certificates representing such shares as described in the Plan or by means of book-entry registration on the books of the transfer agent for shares of New Common Stock or Top HoldCo Common Stock, as applicable.

15.7.	Unclaimed Property.

One year from the later of: (i) the Effective Date, and (ii) the date that a Claim is first Allowed, all unclaimed property or interests in property distributable under the Plan on account of such Claim shall revert to the Reorganized Debtors or the successors or assigns of the Reorganized Debtors, and any claim or right of the holder of such Claim to such property or interest in property shall be discharged and forever barred. The Reorganized Debtors and the Disbursing Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records, and the proofs of Claim filed against the Debtors, as reflected on the claims register maintained by the Claims Agent.

15.8.	Satisfaction of Claims.

Unless otherwise provided in the Plan, any Plan Distributions and deliveries to be made on account of Allowed Claims under the Plan shall be in complete settlement, satisfaction and discharge of such Allowed Claims.

15.9.	Manner of Payment Under Plan.

Except as specifically provided in the Plan, at the option of the Reorganized Debtors, any Cash payment to be made under the Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors or Reorganized Debtors.

15.10.	Fractional Shares/De Minimis Cash Distributions.

Neither the Reorganized Debtors, Top HoldCo nor the Disbursing Agent shall have any obligation to make a Plan Distribution that is less than one (1) share of New Common Stock or Top HoldCo Common Stock, as applicable, or $50.00 in Cash. No fractional shares of New Common Stock or Top HoldCo Common Stock, as applicable, shall be distributed. When any Plan Distribution would otherwise result in the issuance of a number of shares of New Common Stock or Top HoldCo Common Stock, as applicable, that is not a whole number, the shares of the New Common Stock or Top HoldCo Common Stock, as applicable, subject to such Plan Distribution will be rounded to the next higher or lower whole number as follows: (i) fractions equal to or greater than  1⁄2 will be rounded to the next higher whole number; and (ii) fractions less than  1⁄2 will be rounded to the next lower whole number; provided, that the foregoing shall not apply to any rounding of the Rights Offering Stock, the distribution of which shall be governed by the applicable Rights Offering Procedures and Section 7.10 of the Plan. The total number of shares of New Common Stock or Top HoldCo Common Stock, as applicable, to be distributed on account of Allowed Claims will be adjusted as necessary to account for the rounding provided for in the Plan. No consideration will be provided in lieu of fractional shares that are rounded down. Fractional shares of New Common Stock or Top HoldCo Common Stock, as applicable, that are not distributed in accordance with Section 8.10 of the Plan shall be cancelled.

15.11.	No Distribution in Excess of Amount of Allowed Claim.

Notwithstanding anything to the contrary in the Plan, no holder of an Allowed Claim shall, on account of such Allowed Claim, receive a Plan Distribution of a value in excess of the Allowed amount of such Claim plus any postpetition interest on such Claim, to the extent such interest is permitted by Section 8.2 of the Plan.

15.12.	Exemption From Securities Laws.

The issuance of and the distribution under the Plan of the New Common Stock and Top HoldCo Common Stock and the exchange of New Common Stock for Top HoldCo Common Stock (a) with respect to the Second Lien Notes Equity Distribution, the Section 1145 Rights Offering Stock and the Section 1145 Subscription Rights will be exempt from registration under the Securities Act and any other applicable securities laws pursuant to section 1145 of the Bankruptcy Code and (b) with respect to the 4(a)(2) Subscription Rights, the 4(a)(2) Rights Offering Stock and the Commitment Premium Shares will be exempt from registration under the Securities Act and any other applicable securities laws pursuant to Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. Subject to any transfer restrictions contained in the Top HoldCo Certificate of Incorporation, (a) the Top HoldCo Common Stock issued in exchange for (i) Section 1145 Rights Offering Stock and (ii) New Common Stock issued pursuant to the Second Lien Notes Equity Distribution may be resold by the holders thereof without restriction, except to the extent that any such holder is deemed to be an “underwriter” as defined in section 1145(b)(1) of the Bankruptcy Code (in which case, such Top HoldCo Common Stock may be resold by the holders thereof pursuant to registration under, or applicable exemptions from registration under, the Securities Act), and (b) the Top HoldCo Common Stock issued in exchange for the 4(a)(2) Rights Offering Stock and the Commitment Premium Shares may be resold by the holders thereof pursuant to registration under, or applicable exemptions from registration under, the Securities Act.

15.13.	Setoffs and Recoupments.

Except as expressly provided in the Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim, any and all claims, rights and Causes of Action that such Reorganized Debtor may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim under the Plan shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable holder; provided, further that the Reorganized Debtors shall be deemed to waive and shall have no right of setoff or recoupment against the holders of the Second Lien Note Claims.

15.14.	Withholding and Reporting Requirements.

In connection with the Plan and all Plan Distributions thereunder, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all Plan Distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements, including, without limitation, liquidating a portion of any Plan Distribution to generate sufficient funds to pay applicable withholding taxes or establishing any other mechanisms the Debtors, Reorganized Debtors or the Disbursing Agent believe are reasonable and appropriate, including requiring a holder of a Claim to submit appropriate tax and withholding certifications. Notwithstanding any other provision of the Plan: (a) each holder of an Allowed Claim that is to receive a Plan Distribution under the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations on account of such distribution; and (b) no Plan Distributions shall be required to be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the Reorganized Debtors for the payment and satisfaction of such tax obligations or has, to the Reorganized Debtors’ satisfaction, established an exemption therefrom.

15.15.	Hart-Scott Rodino Antitrust Improvements Act.

Any New Common Stock or Top HoldCo Common Stock, as applicable, to be distributed under the Plan to an entity required to file a Premerger Notification and Report Form under the Competition Laws shall not be distributed until the notification and waiting periods applicable under such Competition Laws to such entity shall have expired or been terminated or any applicable authorizations, approvals, clearances or consents have been obtained. In the event any applicable notification or filing is made and any authorization, approval, clearance, consent or expiration of any applicable waiting period is not obtained, their agent shall, in their sole discretion, be entitled to sell such entity’s shares of New Common Stock or Top HoldCo Common Stock, as applicable, that were to be distributed under the Plan to such entity, and thereafter shall distribute the proceeds of the sale to such entity.

ARTICLE XVI.

PROCEDURES FOR RESOLVING CLAIMS

16.1.	Objections to Claims.

Other than with respect to Fee Claims, only the Reorganized Debtors shall be entitled to object to Claims after the Effective Date. Any objections to those Claims (other than Administrative Expense Claims), shall be served and filed on or before the later of: (a) the date that is 180 days after the Effective Date; and (b) such other date as may be fixed by the Bankruptcy Court, whether fixed before or after the date specified in clause (a) hereof. Any

Claims filed after the Bar Date or Administrative Bar Date, as applicable, shall be deemed disallowed and expunged in their entirety without further order of the Bankruptcy Court or any action being required on the part of the Debtors or the Reorganized Debtors, unless the Person wishing to file such untimely Claim has received the Bankruptcy Court’s authorization to do so. Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the claimant if the objecting party effects service in any of the following manners: (a) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (b) by first class mail, postage prepaid, on the signatory on the proof of claim as well as all other representatives identified in the proof of claim or any attachment thereto; or (c) if counsel has agreed to or is otherwise deemed to accept service, by first class mail, postage prepaid, on any counsel that has appeared on the claimant’s behalf in the Reorganization Cases (so long as such appearance has not been subsequently withdrawn). From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

16.2.	Amendment to Claims.

From and after the Effective Date, no proof of Claim may be amended to increase or assert additional claims not reflected in a previously timely filed Claim (or Claim scheduled on the applicable Debtor’s Schedules, unless superseded by a filed Claim), and any such Claim shall be deemed disallowed and expunged in its entirety without further order of the Bankruptcy Court or any action being required on the part of the Debtors or the Reorganized Debtors unless the claimant has obtained the Bankruptcy Court’s prior approval to file such amended or increased Claim.

16.3.	Disputed Claims.

Disputed Claims shall not be entitled to any Plan Distributions unless and until they become Allowed Claims.

16.4.	Estimation of Claims.

The Debtors and/or Reorganized Debtors may request that the Bankruptcy Court enter an Estimation Order with respect to any Claim, pursuant to section 502(c) of the Bankruptcy Code, for purposes of determining the Allowed amount of such Claim regardless of whether any Person has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time (including during the pendency of any appeal with respect to the allowance or disallowance of such Claims). In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim for allowance purposes, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the objecting party may elect to pursue any supplemental proceedings to object to any ultimate allowance of such Claim. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, resolved or withdrawn by any mechanism approved by the Bankruptcy Court.

16.5.	Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by any Professional Person or the Claims Agent on or after the Effective Date in connection with implementation of the Plan, including without limitation, reconciliation of, objection to, and settlement of Claims, shall be paid in Cash by the Reorganized Debtors.

CONCLUSION

The Debtors believe that confirmation and implementation of the Plan is preferable to any of the alternatives described herein because it will provide the greatest recovery to holders of Claims. Other alternatives would involve significant delay, uncertainty and substantial administrative costs and are likely to reduce any return to creditors who hold Claims. The Debtors urge the holders of impaired Claims in Classes 4, 5, 6 and 9 who are entitled to vote on the Plan to vote to accept the Plan and to evidence such acceptance by returning their Ballots to the Voting Agent so that they will be received not later than 4:00 p.m. (prevailing Eastern Time) on July 28, 2014.

Dated:	June 23, 2014
Waterford, New York

Respectfully submitted,

Momentive Performance Materials Inc. on behalf of itself and its affiliated Debtors

By:	/s/ William H. Carter
William H. Carter
Director, Chief Financial Officer, and Executive
Vice President of Momentive Performance
Materials Inc. and Momentive Performance
Materials Holdings Inc.

Counsel:

WILLKIE FARR & GALLAGHER LLP

Matthew A. Feldman, Esq.
Rachel C. Strickland, Esq. Jennifer J. Hardy, Esq.
787 Seventh Avenue
New York, NY 10019
(212) 728-8000
Counsel for the Debtors and Debtors in Possession

EXHIBIT 1

Plan

EXHIBIT 2

Liquidation Analysis

EXHIBIT 3

Financial Projections

EXHIBIT 4

Disclosure Statement Order

EXHIBIT 5-A

Section 1145 Rights Offering Procedures, Subscription

Agreement and Beneficial Holder Subscription Form

EXHIBIT 5-B

4(a)(2) Rights Offering Procedures, Subscription

Agreement and Beneficial Holder Subscription Form

EXHIBIT 6

Valuation Analysis

EXHIBIT 7

Replacement First Lien Notes Term Sheet

EXHIBIT 8

Replacement 1.5 Lien Notes Term Sheet

EXHIBIT 9

Illustrative Pro Forma Capital Structure